UNITED STATES

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HORIZON THERAPEUTICS PUBLIC LIMITED COMPANY

ANNUAL GENERAL MEETING OF SHAREHOLDERS

April 30, 2020

NOTICE AND PROXY STATEMENT

March 18, 2020

Dear Fellow Shareholder:

2019 was another exceptional year for Horizon and one of significant progress.  Our focus on commercial execution resulted in record financial results, with net sales of $1.3 billion, up 8 percent over 2018, and adjusted EBITDA of $483 million1, up 7 percent.  The primary driver of our net sales performance was KRYSTEXXA® and we continue to see strong promise for this important biologic medicine for uncontrolled gout.  KRYSTEXXA generated net sales of $342 million, up 32 percent on strong volume growth – an excellent growth trajectory for a nine-year-old medicine.  Our strong focus on execution has generated substantial value for our shareholders, with one-, three- and five-year total shareholder returns of 85 percent, 124 percent and 181 percent, respectively – all considerably exceeding our peer group and the Nasdaq Biotechnology Index (NBI).

We also made significant advancements with our pipeline, capped off by the approval of TEPEZZA™ by the U.S. Food and Drug Administration (FDA) for the treatment of thyroid eye disease (TED) on January 21, 2020.  TEPEZZA, our fully human monoclonal antibody insulin-like growth factor 1-receptor (IGF-1R), is the first and only medicine approved for the treatment of this debilitating, vision-threatening rare disease.  The approval came nearly two months ahead of schedule, resulting from the tireless efforts of our clinical, regulatory and manufacturing teams.  Supporting this tremendous achievement was the highly significant TEPEZZA Phase 3 clinical data:  82.9 percent of TEPEZZA patients achieved the primary endpoint of proptosis (eye-bulging) reduction of 2 millimeters or greater, compared to 9.5 percent of placebo patients, with a p-value of less than 0.001, and all secondary endpoints were met with statistical significance as well.  These data, which we announced in February 2019, were recently highlighted in The New England Journal of Medicine – a mark of TEPEZZA’s impressive data, considering that the results of both the Phase 2 and Phase 3 clinical trials were published in the esteemed medical journal.

The approval of TEPEZZA is a milestone advancement for the many people living with TED in the United States.  Before now, there was no standard of care or well-defined treatment path for the disease.  As a result, TED patients often had to suffer from its horrendous effects for several years.  We aim to simplify the patient journey with rapid and accurate diagnosis as well as establish a clear path to treatment.  We worked tirelessly in 2019, establishing the required commercial infrastructure and engaging in pre-launch outreach and education efforts with physicians and key stakeholders.  Our outreach efforts deepened our understanding of the market and the opportunities for TEPEZZA.  That is why, along with the impressive clinical data, we recently increased our expectations for TEPEZZA peak U.S. annual net sales to more than $1 billion, up from our previous expectation of $750 million or greater.

In addition to TEPEZZA, we also advanced several of our KRYSTEXXA clinical development programs, which are designed to maximize the benefit this medicine offers patients with uncontrolled gout.  We are working to increase the KRYSTEXXA complete response rate through the co-administration of methotrexate, the immunomodulator most used by rheumatologists, through our two MIRROR trials.  We recently announced dramatic topline data from our MIRROR open-label trial.  A larger 135-patient placebo-controlled MIRROR registrational clinical trial is underway, designed to update the prescribing information if successful.  In the meantime, we are hearing positive anecdotal response from rheumatologists and believe that, supported by the positive growing body of evidence, adoption of the use of KRYSTEXXA with methotrexate will accelerate.  In addition to the MIRROR trials, in 2019 we initiated PROTECT, a KRYSTEXXA trial in kidney transplant patients with uncontrolled gout, to support our strategy to expand the use of KRYSTEXXA among nephrologists by providing additional data about the medicine’s effectiveness with its kidney-friendly mechanism.

The progress on our pipeline speaks to the strong research and development organization we have built over the past couple of years.  The organization remains highly focused both supporting our strategy of maximizing our growth drivers TEPEZZA and KRYSTEXXA and expanding our pipeline, as evidenced by two new pipeline programs we expect to begin this year, one for TEPEZZA and one for KRYSTEXXA.  We believe the mechanism of action for TEPEZZA – blocking IGF-1R – could benefit other populations and are evaluating additional indications for the medicine, including an exploratory TEPEZZA trial in diffuse cutaneous scleroderma, a rare autoimmune disease.  The new KRYSTEXXA program is an open-label proof-of-concept trial to evaluate a shorter-infusion duration, which could result in improved patient convenience and compliance of therapy.

KRYSTEXXA is an example of the value of our industry-leading comprehensive approach, which combines commercial and clinical strategies to maximize the value of our medicines.  Since acquiring KRYSTEXXA in 2016, we have more than quintupled its annual net sales.  Even so, only approximately 4 percent of the 100,000 addressable patient population used KRYSTEXXA in 2019, meaning there is still substantial opportunity for continued growth.  We see three areas of growth for KRYSTEXXA:  continued expansion of existing and new accounts; the increasing use of KRYSTEXXA with immunomodulators such as methotrexate; and accelerating adoption of KRYSTEXXA in nephrology, in part due to the efforts of the dedicated nephrology sales force we put in place in 2019.  Given these areas of opportunity, along with KRYSTEXXA’s continued strong performance, we now project its peak U.S. net sales to exceed $1 billion, up from our previous $750 million-plus expectation.  KRYSTEXXA is a tremendous growth engine for Horizon, along with TEPEZZA, and we are excited about the prospects for both of these medicines.

Our progress in 2019 included significantly improving our capital structure.  Our objective was to be more aligned to profitable biopharma peers, which generally have lower leverage levels.  We succeeded, reducing our gross debt by $575 million, extending the majority of our debt maturities to 2026 and 2027 from the previous 2023/2024 timeframe and reducing our year-over-year annualized interest expense by more than 40 percent.  Our actions resulted in a significantly lower net leverage of 0.7 times at the end of 2019, well below our target ratio of 2 times.

The tremendous progress we made in 2019 underscores our focus and strength in executing our strategy.  It also speaks to the tremendous dedication of the people who make up Horizon.  It’s personal for us; making a difference matters to us – whether to patients, their caregivers and treating physicians or the communities we serve and live in.  That commitment translates to engaged employees.  An assessment we conducted against benchmarks of a leading consulting firm showed that the average level of Horizon employees’ engagement and loyalty considerably exceeds that of the average pharmaceutical company – and companies overall.  We continue to receive multiple workplace awards, including placing on several FORTUNE and Great Place to Work® 2019 lists:  Best Workplaces in Health Care and BioPharma, Best Small & Medium Workplaces, Best Workplaces for Parents and Best Workplaces in Chicago.  Crain’s Chicago Business recognized us as one of the Best Places to Work in Chicago and as one of the Most Innovative Companies.  In addition, The Great Place to Work® Institute of Ireland recently certified us as one of the Great Places to Work in Ireland.

Furthermore, a 2019 Aon study confirmed gender and ethnicity pay equity throughout Horizon – and we ranked in the top five of all companies evaluated, testifying to the value we place on diversity and equality.  Given the intensely competitive nature of the biopharma industry, these results speak to our ability to attract and retain the best talent.

In summary, our significant progress and achievements in 2019 further fueled the momentum we’ve generated over the past several years.  Today we are a leading, high-growth profitable biopharma company delivering innovative therapies to patients and generating high returns to our shareholders.  We continue to deliver on our comprehensive approach and core principles – strong patient-focused commercial execution, clinical development of innovative medicines, a disciplined business development strategy and expanding patient access – all aimed at making a difference and creating value for our patients, for our employees and for you, our shareholders.

You are cordially invited to attend our Annual General Meeting of Shareholders on Thursday, April 30, 2020, at 3:00 p.m. local time at our corporate headquarters located at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland.  Whether or not you plan to attend the Annual General Meeting, it is important that your shares be represented and voted.  Please take a moment now to vote your shares using the instructions found in the Notice of Internet Availability of Proxy Materials and in this Proxy Statement.  Your vote is important.

We are pleased this year to be making the Proxy Statement and our Annual Report available to you electronically.  This not only provides a more convenient way to access the materials, but it also allows us to conserve natural resources and reduce the environmental impact – as well as reducing costs.  We welcome and value your feedback and appreciate your continued support.

Sincerely,

Timothy Walbert

Chairman, President and Chief Executive Officer

[1]

In 2019, GAAP net income and non-GAAP net income were $573 million and $390 million, respectively.  Non-GAAP net income and adjusted earnings before interest, taxes, depreciation and amortization and other amounts (adjusted EBITDA) are non-GAAP measures.  These measures are used and provided by us as non-GAAP financial measures so that our investors have a more complete understanding of our financial performance.  In addition, these non-GAAP financial measures are among the indicators management uses for planning and forecasting purposes and for measuring our performance.  Please refer to the discussion of non-GAAP financial measures and the reconciliations thereof to GAAP measures beginning on page 110 of our Annual Report on Form 10-K for the year ended December 31, 2019, which discussion and reconciliations are incorporated herein by reference.

[2]

The peer group used for total shareholder return (TSR) calculations for the one- three- and five-year periods ended December 31, 2019 is our peer group shown on page 42.  The total shareholder return table is shown on page 5.

Horizon Therapeutics plc

Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 30, 2020

Dear Shareholder:

We will be holding the Annual General Meeting of Shareholders of Horizon Therapeutics plc on Thursday, April 30, 2020, at 3:00 p.m. local time at our corporate headquarters located at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland for the following purposes:

1.	Proposal 1: To elect, by separate resolutions, the three nominees for Class III directors named herein to hold office until the 2023 Annual General Meeting of Shareholders.

2.

Proposal 2:  To approve the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020, and to authorize the Audit Committee of our Board of Directors (Board) to determine the auditors’ remuneration.

3.	Proposal 3: To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement.

4.	Proposal 4: To authorize us and/or any of our subsidiaries to make market purchases or overseas market purchases of our ordinary shares.

5.	Proposal 5: To approve the 2020 Equity Incentive Plan.

6.	Proposal 6: To approve the 2020 Employee Share Purchase Plan.

7.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board recommends that you vote FOR each of the nominees for director named herein and FOR Proposals 2, 3, 4, 5 and 6.  The accompanying Proxy Statement contains additional information and should be carefully reviewed by shareholders.

Our Irish statutory financial statements for the fiscal year ended December 31, 2019, including the reports of the directors and statutory auditors thereon, will be presented at the Annual General Meeting.  There is no requirement under Irish law that such statements be approved by the shareholders and no such approval will be sought at the Annual General Meeting.

For the purposes of our Articles of Association, Proposals 1 and 2 and the receipt and consideration of the Irish statutory financial statements by us at the Annual General Meeting are deemed to be ordinary business and Proposals 3, 4, 5 and 6 are deemed to be special business.  The Annual General Meeting will also include a review of the Company’s affairs.  Shareholders of record as of February 25, 2020, the record date for the Annual General Meeting, are entitled to notice of the Annual General Meeting and to vote at the Annual General Meeting or any adjournment or postponement thereof.

As permitted by the U.S. Securities and Exchange Commission, we are making this Proxy Statement and Horizon’s Annual Report to shareholders available to our shareholders electronically through the internet, accessible at www.proxyvote.com/G46188 and also on the Annual Reports/Proxy Statements page of our website at www.horizontherapeutics.com.  We believe this electronic distribution model, known as Notice and Access, provides our shareholders with a convenient and expedited method to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the environmental impact of our Annual General Meeting.  In addition, it reduces the costs of printing and distributing the proxy materials.

By Order of the Board of Directors

Jennifer T. Lee

Company Secretary

Dublin 4, Ireland

March 18, 2020

If you are a shareholder of record on February 25, 2020, you are cordially invited to attend the Annual General Meeting in person.  Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting.  Even if you have voted by proxy, you may still vote in person if you attend the meeting.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

We are closely monitoring developments related to COVID-19.  It could become necessary to change the date, time, location and/or means of holding the Annual General Meeting (including by means of remote communication).  If such a change is made, we will announce the change in advance, and details on how to participate will be issued by press release, posted on our website and filed as additional proxy materials.

YOUR VOTE IS IMPORTANT. WE ENCOURAGE YOU TO VOTE.

PROXY STATEMENT SUMMARY	1

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING	13

PROPOSAL 1—ELECTION OF DIRECTORS	18

THE BOARD OF DIRECTORS AND ITS COMMITTEES	24
Overview	24
Independence of the Board of Directors	24
Code of Ethics	24
Board Leadership Structure	24
Role of the Board in Risk Oversight	25
Director Selection	25
Committees of the Board of Directors	26
2019 Shareholder Rights Agreement	29
Shareholder Communications with the Board of Directors	29

NON-EMPLOYEE DIRECTOR COMPENSATION	30

EXECUTIVE OFFICERS	33

COMPENSATION DISCUSSION AND ANALYSIS	36
Executive Summary	37
Compensation Program Objectives and Philosophy	41
Compensation Determination Process	41
Elements of Executive Compensation	43
Additional Compensation Policies and Practices	52

EXECUTIVE COMPENSATION	56
Summary Compensation Table	56
Grants of Plan-Based Awards	58
Pay Ratio	60
Outstanding Equity Awards at December 31, 2019	61
Option Exercises and Stock Vested	63
Pension Benefits	63
Nonqualified Deferred Compensation	63
Potential Payments Upon Termination or Change-in-Control	64

EQUITY COMPENSATION PLAN INFORMATION	67

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	68
Policies and Procedures for Transactions with Related Persons	68
Certain Related-Person Transactions	68

PROPOSAL 2—APPROVE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUTHORIZE THE AUDIT COMMITTEE TO DETERMINE THE AUDITORS’ REMUNERATION	70

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION	72

PROPOSAL 4—AUTHORIZE US AND/OR ANY OF OUR SUBSIDIARIES TO MAKE MARKET PURCHASES OR OVERSEAS MARKET PURCHASES OF OUR ORDINARY SHARES	73

PROPOSAL 5—APPROVE THE 2020 EQUITY INCENTIVE PLAN	74

PROPOSAL 6—APPROVE THE 2020 EMPLOYEE SHARE PURCHASE PLAN	84

OTHER INFORMATION	89
Security Ownership of Certain Beneficial Owners and Management	89
Householding of Proxy Materials	90
Shareholder Proposals	91
Presentation of Irish Statutory Financial Statements	91
Special Note Regarding Forward-Looking Statements	92

OTHER MATTERS	93

Index of Frequently Requested Information	Page
2019 Executive Compensation at a Glance	43
2019 Pay-for-Performance Overview	40
Board Leadership Structure	24
Board Meeting Attendance	24
Clawback Policy	52
Code of Ethics	24
Compensation Consultant	42
Corporate Governance Highlights	8
Director Biographies	18
Director Compensation	30
Director Independence	24
Director Selection / Qualifications	25
Diversity Policy	26
ESG Summary	6
Executive Compensation Overview	9
Executive Officers	33
Executive Share Ownership Guidelines	52
Hedging and Pledging Policies	52
Independent Accountant Fees	70
Majority Voting for Directors	18
Peer Group Companies	42
Related Party Transactions	68
Risk Oversight	25
Severance Benefits	53
Shareholder Communications with the Board	29
Shareholder Engagement	10
Summary of Voting Items and Board Recommendations	11
Procedures for Shareholder Proposals and Director Nominations for the 2020 Annual General Meeting	91
Total Shareholder Return	5
Year at a Glance	2

PROXY STATEMENT SUMMARY

This summary highlights certain information contained elsewhere in this Proxy Statement and does not contain all of the information that you should consider.  You should read the entire Proxy Statement carefully before voting.  For more complete information regarding our business and 2019 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2019 and our subsequent filings with the Securities and Exchange Commission (SEC).

Meeting and Voting Information

Time and Date:	3:00 p.m. local time on April 30, 2020

Place:	Our corporate headquarters located at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland

Record Date:	February 25, 2020

How to Vote:

Shareholders as of the record date are entitled to vote and may do so in person at the Annual General Meeting.

You may also vote by electronic proxy by:

•    voting your shares over the internet by going to www.proxyvote.com and using the instructions found in the Notice that will be mailed to shareholders on or about March 18, 2020; or by

•    voting your shares by telephone at +1.800.690.6903 within the United States, U.S. territories or Canada using a touch-tone phone and following the recorded instructions.

Alternatively, you may request a printed set of the materials and vote using the toll-free telephone number on the proxy card or by marking, signing, dating and mailing your proxy form in the postage-paid envelope that will be provided should you request a printed copy.  Instructions on how to request a printed set of the proxy materials may be found in the Notice.

Voting Items and Board Recommendations

Proposal		Page Number	Board Recommendations

1	Election of Directors	18	FOR All Nominees

2	Approval of the Appointment of Independent Registered Public Accounting Firm and Authorization of the Audit Committee to Determine the Auditors’ Remuneration	70	FOR

3	Approval, on an Advisory Basis, of Executive Compensation	72	FOR

4	Authorization to Make Market Purchases or Overseas Market Purchases of Our Ordinary Shares	73	FOR

5	Approval of the 2020 Equity Incentive Plan	74	FOR

6	Approval of the 2020 Employee Share Purchase Plan	84	FOR

Horizon  |  Proxy Statement 1

2019—Year At A Glance

Strong Performance:  Record Net Sales and Strong Shareholder Returns

Except for 1-, 3- and 5-year total shareholder return, growth percentages represent comparison to full-year 2018.

TSR:  Total shareholder return through December 31, 2019.  NBI:  Nasdaq Biotechnology Index.

(1)

Adjusted EBITDA is a non-GAAP measure.  Please refer to the discussion of non-GAAP financial measures and the reconciliations to GAAP measures beginning on page 110 of our Annual Report on Form 10-K for the year ended December 31, 2019, which discussion and reconciliations are incorporated herein by reference.

 A Year of Milestones and Significant Progress

Our Strategy: Maximizing key growth drivers KRYSTEXXA and TEPEZZA while expanding our pipeline for sustainable growth Our Purpose: To help build healthier communities, urgently and responsibly

•  Announced highly significant TEPEZZA Phase 3 topline data:  82.9% of TEPEZZA patients met the primary endpoint versus 9.5% of placebo (p<0.001); obtained FDA Priority Review from FDA; after an accelerated review obtained U.S. FDA approval of TEPEZZA for thyroid eye disease on January 21, 2020, almost two months before the target action date, making TEPEZZA the first and only approved treatment for the vision-threatening and debilitating disease

•  Completed KRYSTEXXA plus methotrexate MIRROR immunomodulation open-label trial; topline data demonstrated significant response rate improvement:  79% of patients achieved complete response rate vs 42% for KRYSTEXXA Phase 3 clinical program

•  Initiated KRYSTEXXA plus methotrexate MIRROR immunomodulation placebo-controlled randomized clinical trial with aim of optimizing treatment outcomes; trial designed to expand the prescribing information for KRYSTEXXA

•  Initiated PROTECT trial evaluating KRYSTEXXA to improve management of uncontrolled gout for adult kidney transplant patients

•  Opened new South San Francisco R&D and manufacturing facility

•  Significantly improved Horizon’s capital structure

•  Demonstrated strong employee engagement with multiple best-workplace recognitions, as well as gender and ethnicity pay equity

•  Changed our company name to Horizon Therapeutics plc and rebranded to better reflect who we are today and our vision for the future

Horizon  |  Proxy Statement 2

Business Overview

Horizon at a Glance

We are a leading, high-growth profitable biopharma company

•  Differentiated commercial model; generating annual net sales of $1.3 billion only 8 years after our IPO

•  Focused on rare diseases, rheumatology, nephrology, ophthalmology and endocrinology

•  Two high-growth drivers with more than $2 billion in combined peak U.S. annual net sales potential(1)

Delivering innovative therapies to patients • Deep development expertise with proven track record • Building a pipeline through M&A to support sustainable long-term growth

Generating high returns for shareholders • Outperformed our peers and Nasdaq Biotechnology Index for 1, 3 and 5 years(2) • Our prospects position us with a top-tier growth profile

(1)	Horizon estimate.
(2)	Total shareholder return (TSR) at December 31, 2019; our peer group is shown on page 42.

2019:  A Year of Tremendous Progress and Strong Execution on Our Strategy

2019 was a year of tremendous progress and performance at Horizon, marked by the achievement of several important milestones and a testament to the strong execution of our strategy to maximize our key growth drivers and expand our pipeline for sustainable growth.  We generated record net sales of $1.3 billion, an increase of 8 percent over 2018, and adjusted EBITDA of $483 million, an increase of 7 percent despite significant investments made in the development and U.S. launch preparations for TEPEZZA.  We achieved one-year total shareholder return of 85 percent, far outpacing the 25 percent return of the NBI.  In addition to heavily investing in TEPEZZA, we invested in several new R&D programs for our growth driver KRYSTEXXA to maximize the benefit it offers patients and to enhance its leadership in uncontrolled gout.  During 2019 we considerably improved our capital structure to align more closely to profitable biopharma companies, reducing our gross debt by $575 million and extending our debt maturities with lower interest rates.  With the recent accelerated approval of TEPEZZA in January 2020 as well as the continued strong growth prospects for KRYSTEXXA, we believe we are in our strongest position ever as a company, building on our momentum to deliver long-term value to our shareholders.

Our Unique Approach

We have taken a different approach to become a leading profitable biopharma company.

Our Unique Biopharma Model is Delivering on Our Third Phase of Growth and Evolution

(1)	Net sales for the year ended Dec. 31, 2019. (2) Net sales for the year ended Dec. 31, 2014. (3) Net sales for the year ended Dec. 31, 2011.

Horizon  |  Proxy Statement 3

Driving Our Successful Growth:  Our Comprehensive Approach

Behind our successful growth is the comprehensive approach we use to maximize the value of our medicines, with three integral components.

We Employ a Comprehensive Approach to Maximize the Value of Our Medicines for Patients – and Shareholders

Our experience with KRYSTEXXA exemplifies the success of this approach.  An underperforming and undervalued medicine with stagnant growth when we acquired it in 2016, we have transformed its growth trajectory in a few short years, more than quintupling the annual net sales – almost entirely driven by volume growth.  And we see significant room for further expansion of KRYSTEXXA, with three areas of growth:  continued expansion of existing and new accounts; the increasing use of KRYSTEXXA with immunomodulators such as methotrexate; and accelerating adoption of KRYSTEXXA by nephrologists.  We believe that together these three growth drivers can generate peak KRYSTEXXA U.S. net sales of more than $1 billion.  Our comprehensive approach is effective.

TEPEZZA:  A Milestone Advancement for a Pressing Unmet Need

The efforts of a great many people at Horizon in 2019 culminated in the recent FDA approval of TEPEZZA for the treatment of TED.  TED is a rare, autoimmune vision-threatening and disfiguring disease in which local inflammation and tissue expansion behind the eye can lead to proptosis (eye bulging).  Proptosis can result in double vision, misalignment of the eyes and an inability to close the eyelids, making tasks of daily living extremely difficult.

TEPEZZA:  A Milestone Advancement in the Treatment of Thyroid Eye Disease (TED)

(1)	Horizon estimate of patients eligible for TEPEZZA each year.

TEPEZZA is a fully human monoclonal antibody (mAb) and a targeted inhibitor of the insulin-like growth factor-1 receptor (IGF-1R).  The early FDA approval of TEPEZZA in January 2020 is a major milestone for many patients living with TED.  Until now, with no approved medicine for TED, the treatment path was not well defined, adding to the tremendous challenges TED patients already faced.  With a goal to be ready to launch upon FDA approval, we invested significantly in 2019 in preparing the market.  We established the commercial infrastructure necessary to support our patient-centric approach, hiring approximately 100 people.  We engaged with the treating physician community and other key stakeholders – educating them about the disease and the urgency to diagnose and treat.  We established a referral network for infusion sites of care for treating physicians.  We also worked to facilitate access to the medicine.  Our goal is to facilitate a streamlined patient journey, with a quick, accurate diagnosis and clear path to treatment – and to support TED patients through every step of the journey.  We are leveraging our comprehensive approach in bringing TEPEZZA to market – as well as our learnings from KRYSTEXXA.  TEPEZZA embodies our vision in action – making the world a better place through innovative medicines for patients with unmet needs.  It also represents a significant opportunity for growth:  we project peak TEPEZZA U.S. annual net sales of more than $1 billion.

Horizon  |  Proxy Statement 4

We Are Expanding Our Pipeline to Drive Long-Term Growth

Our pipeline is a top priority and a cornerstone of our strategy to maximize the value of our medicines and drive long-term growth.  Our experienced R&D leadership team has championed multiple achievements, including the accelerated development, submission and approval of TEPEZZA and the optimization of KRYSTEXXA’s profile through several R&D programs and post-clinical data analyses.  Most recently, we opened a new R&D and manufacturing facility in South San Francisco to support further pipeline growth.  Our expanding pipeline attests to our diligent focus on maximizing and expanding our pipeline, which we aim to do in part by adding pipeline assets through the combined efforts of our R&D and business development organizations.

(1)	Planned trial expected to begin in 2020.
(2)	Being developed under a collaboration agreement with XL-protein GmbH.

MIRROR:  Trials evaluating the use of KRYSTEXXA in combination with immunomodulator methotrexate to increase the patient response rate.

PROTECT:  Clinical trial evaluating the effect of KRYSTEXXA on serum uric acid levels in kidney transplant patients with uncontrolled gout.

OPTIC-X:  Open-label extension trial of the Phase 3 trial evaluating TEPEZZA for the treatment of TED.

Total Shareholder Return

Our disciplined approach, clear strategy, business development acumen and strong commercial execution has driven rapid, transformational growth.  As a result, we have outperformed both our peer group and the NBI over the one-, three- and five-year periods ended December 31, 2019.  With our key growth driver medicines KRYSTEXXA and TEPEZZA, our durable base of rare disease medicines, the pipeline we are expanding for future growth and our strengthened capital structure, we believe Horizon is well positioned for sustainable long-term growth.

Our Total Shareholder Return Significantly Surpassed Our Peers and NBI

1, 3- and 5-year periods

Note:  The peer group used for the TSR calculations for the 1-, 3- and 5-year periods ended December 31, 2019 is our peer group shown on page 42.

Horizon  |  Proxy Statement 5

Fostering Sustainability for Horizon and Beyond:  Key ESG Factors

We go to incredible lengths at Horizon to impact lives and make the world a better place.  We know that everything we do benefits the patients who use our medicines, their caregivers and treating physicians.  It also benefits all of us who work at Horizon.  For us it’s personal – we want to make a difference.  And that difference contributes to our long-term success and sustainability as well.  The key areas we believe strongly support Horizon’s long-term sustainability include:

Our Governance

We employ strong corporate governance principles and practices.

•    Our Board of Directors is predominantly independent with a balance of skills and experience.

•    Our Board is diverse in experience, education, talents, gender and race, and has an established diversity policy.

•    Horizon is committed to frequent and active shareholder engagement with an established outreach program.  Investor feedback has influenced improvements to our governance.

Our Purpose and Our Focus on Ethics and Integrity

Our purpose is to build healthier communities, urgently and responsibly.

•    Underscoring all we do is our dedication to making the world a better place, one patient, one medicine, one community at a time.

•    Integrity, honesty and doing the right thing are a part of the core values that define Horizon as a company.

•    We value the trust and reputation behind Horizon’s name and promote high standards of integrity, conducting our affairs in an honest and ethical manner, supported by our strong ethics and compliance leadership.

•    Horizon is a proud member of Pledge 1%, a movement empowering companies to donate 1% of product, 1% of equity, 1% of profit or 1% of employee time to improve communities around the world.

Access to Medicines and Our Patient-Centric Focus

We make health a priority, not a privilege.

•    We work to ensure that patients have access to our medicines, regardless of their ability to pay.  We supported patients in 2019 with more than $1.5 billion in assistance, representing 39 percent of our gross sales.

•    Patients are at the heart of everything we do.  We’re committed to improving lives by identifying and bringing innovative medicines to market that address unmet medical needs.  And we support patients through the entire patient journey.

•    We actively partner with 60-plus patient advocacy groups to raise awareness for many underrepresented diseases and advocate for patients and their communities.

Our Engaged, Diverse Award-Winning Corporate Culture

For us it’s personal – we want to make a difference and are consistently recognized for our engagement.

•    We are consistently recognized as a best workplace in multiple categories, demonstrating a high level of employee engagement.

•    We significantly outscore average biopharma companies in employee loyalty and engagement when comparing to benchmarks of a leading consultant firm.

•    We believe in diversity, that people with different backgrounds and life experiences fuel innovation and success.

•    At all levels of our employee population the percentage of women is above industry standards.

•    We demonstrate gender and ethnicity pay equality, as per a 2019 Aon study.

•    Horizon chairman, president and CEO Timothy Walbert is a signatory of the CEOAction for Diversity and Inclusion pledge.

•    Ours is a culture of inclusion and commitment to developing and marketing medicines, supporting patient advocacy efforts and giving back to the community.

Consistently Recognized as One of the Best Places to Work

Horizon  |  Proxy Statement 6

Director Nominees and Continuing Directors

Name	Age	Director Since	Principal Position	Independent	Other Current Public Boards

2020 Director Nominees
Gino Santini(1)	63	2012	Chairman, AMAG Pharmaceuticals, Inc.	Yes	4
James Shannon, M.D.	63	2017	Director, MannKind Corporation	Yes	2
Timothy Walbert	52	2008	Chairman, President and Chief Executive Officer, Horizon Therapeutics plc	No	2

Continuing Directors
William F. Daniel	67	2014	Chairman, Malin Corporation plc	Yes	1
Michael Grey	67	2011	Chairman, Mirum Pharmaceuticals, Inc.	Yes	2
Jeff Himawan, Ph.D.	54	2007	Managing Director, Essex Woodlands Health Ventures, L.P.	Yes	2
Susan Mahony, Ph.D.	55	2019	Director, Zymeworks Inc.	Yes	3
H. Thomas Watkins	67	2014	Chairman, Vanda Pharmaceuticals Inc.	Yes	1
Pascale Witz	53	2017	President, PWH Advisors	Yes	3

(1)

Mr. Santini is not standing for re-election to the board of directors of Allena Pharmaceuticals, Inc. at Allena’s 2020 annual meeting of stockholders as disclosed in Allena’s Annual Report on Form 10-K filed with the SEC on March 16, 2020.

Board Highlights

The Nominating and Corporate Governance Committee of our Board examines multiple factors when evaluating directors, including their knowledge, skills and experience, including experience in our industry and with respect to clinical development, business, finance, management and public service.  The Committee believes in an expansive definition of diversity that includes differences of experience, education, talents, gender and race, among other things.  The table below highlights the extensive experience of our directors as well as a balance of skills on our Board:

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Our Board, which is predominantly independent, includes a range of expertise, experience, diversity, as well as newer and longer-tenured directors.  The Board values diversity, believing that maintaining a diverse membership enhances the Board’s deliberations and enables the Board to better represent all of the Company’s constituents.  In this respect, the goal of the Nominating and Corporate Governance Committee is to ensure that the Board has diversity of experience and perspectives, as well as race, gender, geography and areas of expertise – as is set forth in the Board’s diversity policy, which is available on our website at www.horizontherapeutics.com.

Corporate Governance Highlights

Independent Oversight	Continuous Improvement

•    Eight out of nine of our directors are independent

•    All Board committees are composed solely of independent directors

•    Lead independent director with clearly delineated duties

•    Diverse Board in terms of experience, education and talents supported by the Board’s diversity policy

• Annual Board and committee self-evaluations • Risk oversight by the Board and committees • Ongoing shareholder engagement efforts

Strong Governance Practices	Shareholder Rights

•    Regular executive sessions of independent directors

•    Independent compensation consultant reporting directly to the Compensation Committee

•    Board and committees may engage outside advisors independently of management

•    Share ownership guidelines for directors and executive officers

•    Annual advisory shareholder vote on executive compensation

•    Incentive compensation recoupment “clawback” policy

•    One-year holding period post-issuance on all post-2017 equity grants for executive officers

• Majority voting for elections of directors • Shareholder ability to call extraordinary general meeting • Directors may be removed by ordinary resolution with majority vote of the shareholders

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Executive Compensation Overview

Our executive compensation program emphasizes three major pay considerations; this is how we currently achieve them:

Pay Considerations
Long-Term Performance	Executive and Shareholder Alignment	Risk Mitigation

What We Do	What We Don’t Do

Align executive compensation with corporate and individual performance

Maintain strong share ownership guidelines for our directors and executives

Maintain appropriate balance between short- and long-term compensation, which discourages short-term risk-taking at the expense of long-term results

Seek annual shareholder advisory approval on our executive compensation

Engage an independent advisor reporting directly to the Compensation Committee

Maintain anti-pledging and anti-hedging policy for our shares

Cap annual and long-term incentive payouts

Conduct annual compensation risk assessments

Require a one-year post-issuance holding period on all post-2017 equity grants for executive officers

Maintain an incentive compensation recoupment “clawback” policy

No guaranteed bonuses or salary increases

No repricing of stock options without shareholder approval

No dividends or dividend equivalents paid on unearned shares

No named executive officer excise tax gross-ups

With a strategic focus on growing the business over the long term, it is imperative that our executive compensation program motivates our talented management team in such a manner as to encourage – and reward – successful execution of this business strategy.  We utilize the following compensation elements to achieve this:

Element	Form	Performance Period	Objective
Base Salary	Cash (fixed)	N/A	Recognition of an individual’s role and responsibilities; provide competitive pay for retention purposes
Short-Term Incentive	Cash (variable)	Annual	Variable pay designed to reward achievement of annual financial and corporate objectives and individual goals
Long-Term Incentives	PSU Awards (variable) RSU Awards (variable)	Multi-year or Annual N/A

Promote an ownership culture and aligns the interests of executives with those of shareholders; provide meaningful incentives for management to execute on longer-term financial and strategic growth goals that drive shareholder value creation and support our retention strategy

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Shareholder Engagement

We value the views of our shareholders.  During the outreach we conduct each year, we have had significant and meaningful dialogue with our shareholders regarding our compensation and governance.  Feedback from our outreach informs the Compensation Committee’s thinking when evaluating our current compensation program and considering potential modifications going forward.

Changes to our compensation program and corporate governance over the past several years that were heavily influenced by shareholder feedback include:

•

Board diversity.  Diversity is an important principle for us at Horizon as it is for many of our investors.  Given that our business and operations are diverse and global in nature, our Nominating and Corporate Governance Committee takes into account a broad range of diversity considerations when assessing potential candidates, including diversity of experience and perspectives as well as gender, race, geography and areas of expertise, as well as adhering to our Board’s diversity policy, which is posted on our website.  We have further diversified our Board over the past several years, including the addition in 2019 of Susan Mahony, Ph.D., who brings more than three decades of broad cross-functional and global pharmaceutical experience to the Board.

•

Incentive compensation recoupment policy.  This policy enables us to recover performance-based cash and equity compensation if it is determined not to have been earned by our executive officers, in the event of restatement of financial results.

•

Annual long-term incentive grants.  Our philosophy on granting equity has changed as a result of shareholder feedback.  In January 2018, we shifted from “front-loaded” awards covering a multi-year period to regular, annual grants of long-term incentives.

•

Balance between short-term and long-term performance metrics.  Shareholder feedback informed our decision to combine both a short-term business performance metric and long-term relative TSR metric for the performance share unit (PSU) awards granted as part of our annual long-term incentive plan.  We have continued to use performance-based equity compensation in our regular long-term incentive program, influenced by feedback from our on-going engagement with shareholders regarding executive compensation.

In 2019, during our shareholder engagement cycle before the Annual General Meeting, we offered engagement opportunities to shareholders who represented 85 percent of our shares outstanding; shareholders who represented 68 percent of our outstanding shares accepted and we conducted calls or meetings with these holders.  Our shareholders appreciated the outreach, and the feedback from this engagement was very positive.  At our 2019 Annual General Meeting of Shareholders, our say-on-pay proposal received the support of 86 percent of the shares voted.  We believe this high level of support is a result of our comprehensive shareholder outreach and engagement program to solicit feedback, understand investor viewpoints and incorporate their feedback into further discussions of our compensation programs and corporate governance.

In the summer and fall of 2019, we again engaged with shareholders who represented approximately 30 percent of our shares outstanding.  Discussions focused primarily on environmental, social and governance (ESG) disclosure, in particular what our shareholders deem appropriate and effective ESG disclosure for Horizon as we work to enhance our disclosure initiatives.

In early 2020 during our shareholder engagement cycle before the Annual General Meeting, we offered engagement opportunities to shareholders who represented 75 percent of our shares outstanding and are in the process of conducting calls with those shareholders who expressed interest.

We greatly value the dialogue we have with our shareholders and remain committed to continued engagement going forward.

Please see our Compensation Discussion and Analysis on page 36 for additional information on our compensation philosophy.

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Summary of Voting Items and Board Recommendations

Proposal 1: Election of Directors

We are asking our shareholders to vote, by separate resolutions, on the election of each of the following Class III directors to hold office until the 2023 Annual General Meeting of Shareholders:

•    Gino Santini

•    James Shannon, M.D.

•    Timothy Walbert

Each of the nominees listed is currently one of our directors who was nominated for election by the Board, upon the recommendation of the Nominating and Corporate Governance Committee.  Our Board believes that each nominee has the specific experience, qualifications, attributes and skills to serve as a member of the Board.

Detailed information about each nominee can be found beginning on page 18.

The Board of Directors recommends a vote “FOR” each of the nominees.
A majority of votes cast are required for approval
See page 18 for more information.

Proposal 2: Appointment of Independent Registered Public Accounting Firm and Authorization of the Audit Committee to Determine the Auditors’ Remuneration

Our statutory auditor is PricewaterhouseCoopers (Ireland).  We are asking our shareholders to:

•    approve the appointment of PricewaterhouseCoopers LLP (United States) (PricewaterhouseCoopers) as our independent registered public accounting firm for the year ending December 31, 2020; and

•    authorize the Audit Committee of our Board to determine the remuneration of our independent registered public accounting firm and our statutory auditor.

The Board of Directors recommends a vote “FOR” this proposal.
A majority of votes cast are required for approval
See page 70 for more information.

Proposal 3: Approval, on an Advisory Basis, of Executive Compensation

We are asking our shareholders for advisory approval of our named executive officers’ compensation.  Our Compensation Committee‘s philosophy continues to be based on attracting and retaining top talent with experience in building and leading a successful biopharma company, while providing competitive compensation and benefits packages that create a direct, meaningful link between business results and compensation opportunities.  In doing so, we believe we can align interests of management, employees and shareholders to set priorities and focus on executing our long-term business strategy.

Our executive compensation program is aligned with our business strategy and priorities.  We align our executive officers’ interests with our shareholders’ interests by rewarding our executive officers for both current and longer-term performance, measured both by financial performance and milestones for the advancement of our long-term development programs and strategic initiatives.

The Board of Directors recommends a vote “FOR” this proposal.
A majority of votes cast are required for approval
See page 72 for more information.

Proposal 4: Authorization to Make Market Purchases or Overseas Market Purchases of our Ordinary Shares

Consistent with prior years, we are asking our shareholders to authorize us, or any of our subsidiaries, to make open market purchases of up to 10% our issued ordinary shares as of December 31, 2019.

If adopted, the authority will expire at the close of business on October 30, 2021, unless renewed at the 2021 Annual General Meeting of Shareholders.

Such purchases would be made only at price levels the Board considers to be in the best interest of shareholders generally, after taking into account our overall financial position.

The Board of Directors recommends a vote “FOR” this proposal.
A majority of votes cast are required for approval
See page 73 for more information.

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Proposal 5: Approval of the 2020 Equity Incentive Plan

We are asking our shareholders to vote on a proposal to approve the 2020 Equity Incentive Plan (2020 EIP).  Currently, we maintain the 2014 Equity Incentive Plan, as amended (2014 EIP) to grant equity awards to our employees.  We are seeking shareholder approval of the 2020 Plan as a successor to and continuation of our 2014 EIP and increase the number of ordinary shares available for the grant of equity awards to our employees by an additional 6,900,000 shares.

The terms of the 2020 EIP reflect current accounting, regulatory and tax rules and include provisions that are designed to protect our shareholders’ interests and reflect corporate governance best practices.

Similar in substance to the 2014 EIP, the 2020 EIP will allow us to continue to utilize a broad array of equity incentives and performance cash incentives in order to secure and retain the services of employees of Horizon and our subsidiaries, and to provide long-term incentives that align the interests of employees with the interests of Horizon shareholders.

The Board of Directors recommends a vote “FOR” this proposal.
A majority of votes cast are required for approval
See page 74 for more information.

Proposal 6: Approval of the 2020 Employee Share Purchase Plan

We are asking our shareholders to vote on a proposal to approve the 2020 Employee Share Purchase Plan (2020 ESPP) as a successor to and continuation of our 2014 Employee Share Purchase Plan (2014 ESPP) and to increase the number of ordinary shares available for issuance to our employees pursuant to the exercise of purchase rights by an additional 2,500,000 shares.

The terms of the 2020 ESPP reflect current accounting, regulatory and tax rules.

We believe that the approval of the 2020 ESPP, which is similar in substance to the 2014 ESPP, will allow us to continue to grant purchase rights to our employees at appropriate levels and to assist us in attracting, retaining and motivating qualified employees and in aligning their long-term interests with those of our shareholders.

The Board of Directors recommends a vote “FOR” this proposal.
A majority of votes cast are required for approval
See page 84 for more information.

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QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

This Proxy Statement contains important information regarding the Annual General Meeting of Shareholders, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and voting procedures.  You are invited to attend the Annual General Meeting to vote on the proposals described in this Proxy Statement.  However, you do not need to attend the meeting to vote your shares.

Why did I receive a notice regarding the availability of proxy materials on the internet?

We have sent you a Notice of Internet Availability of Proxy Materials (the Notice) because our Board is soliciting your proxy to vote at the Annual General Meeting, including at any adjournments or postponements of the meeting.  As permitted by the U.S. Securities and Exchange Commission, we are making this Proxy Statement, Horizon’s Annual Report to shareholders, and our Irish statutory financial statements available to our shareholders electronically via the internet.  We believe that using this form of distribution provides a convenient and expedited method for our shareholders to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the environmental impact of our Annual General Meeting.  In addition, it reduces the costs of printing and distributing the proxy materials.  Accordingly, we have sent a Notice to our shareholders of record.  All shareholders can access the proxy materials on the website referred to in the Notice or may request a printed set of the proxy materials.  Instructions on how to access the proxy materials over the internet or to request a print or email copy may be found in the Notice.  We intend to mail the Notice on or about March 18, 2020 to all shareholders of record as of February 25, 2020, who are entitled to vote at the Annual General Meeting.

How do I attend the Annual General Meeting?

The meeting will be held on Thursday, April 30, 2020, at 3:00 p.m. local time at our corporate headquarters located at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland.  Directions to the Annual General Meeting may be found at https://www.google.com/maps/place/Connaught+House,+Burlington+Rd,+Dublin+4,+Ireland.  Information on how to vote in person at the Annual General Meeting is provided below.  However, you do not need to attend the Annual General Meeting to vote your ordinary shares.

We are closely monitoring developments related to COVID-19.  It could become necessary to change the date, time, location and/or means of holding the Annual General Meeting (including by means of remote communication).  If such a change is made, we will announce the change in advance, and details on how to participate will be issued by press release, posted on our website and filed as additional proxy materials.

Who can vote at the Annual General Meeting?

Only shareholders of record at the close of business on February 25, 2020, will be entitled to vote at the Annual General Meeting.  On this record date, there were 190,155,863 of our ordinary shares outstanding and entitled to vote.

Shareholder of Record (shares registered in your name).  If on February 25, 2020, your shares were registered in your name in our Register of Members, which is maintained by our transfer agent, Computershare Shareowner Services LLC, then you are a shareholder of record.  As a shareholder of record, you may vote in person at the meeting or vote by proxy.  Whether or not you plan to attend the meeting, we urge you to vote by proxy over the telephone or on the internet as instructed in the Notice or as discussed below to ensure your vote is counted, or if you request a printed copy, vote by completing and returning the proxy card.

Beneficial Owner (shares registered in the name of a broker or bank).  If on February 25, 2020, your shares were not registered in your name in our Register of Members, but rather held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization.  The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual General Meeting.  As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account.  You are also invited to attend the Annual General Meeting.  However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are six matters scheduled for a vote:

•	Election of three Class III directors (Proposal 1);

•	Approval of the appointment of independent registered public accounting firm and authorization of the Audit Committee to determine the auditors’ remuneration (Proposal 2);

•	Approval, on an advisory basis, of executive compensation (Proposal 3);

•	Authorization to make market purchases or overseas market purchases of our ordinary shares (Proposal 4);

•	Approval of the 2020 Equity Incentive Plan (Proposal 5); and

•	Approval of the 2020 Employee Share Purchase Plan (Proposal 6).

Horizon  |  Proxy Statement 13

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual General Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may vote “For” or “Against” each Class III director nominee or you may abstain from voting for all or any of the nominees.  For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Shareholder of Record.  If you are a shareholder of record, you may vote in person at the Annual General Meeting, by electronic proxy over the telephone or the internet as instructed below, or by proxy using the proxy card you receive if you request a set of printed materials.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person even if you have already voted by proxy.

•

To vote in person, come to the Annual General Meeting and we will give you a ballot when you arrive.  Please bring our admission ticket or proof of ownership, as discussed below under “Do I Need a Ticket to Attend the Annual General Meeting?”

•	You may vote by electronic proxy in the following ways:

•

To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card.  You will be asked to provide the company number and control number from the Notice or proxy card.  Your vote must be received by 11:59 p.m. Eastern Time on April 29, 2020, to be counted.

•

To vote over the telephone, dial toll-free 1.800.690.6903 within the United States, U.S. territories and Canada using a touch-tone phone and follow the recorded instructions.  You will be asked to provide the company number and control number from the Notice or proxy card.  Your vote must be received by 11:59 p.m., Eastern Time on April 29, 2020, to be counted.

•

Alternatively, you may request a printed set of the materials and vote using the toll-free telephone number on the proxy card or by marking, signing, dating and mailing your proxy form in the postage-paid envelope provided.  Proxy cards submitted through the mail must be received by 11:59 p.m. Eastern Time on April 29, 2020.  If you return your signed proxy card to us before this deadline, we will vote your shares as you direct.  Instructions on how to request a printed set of the proxy materials may be found in the Notice.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.  However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Beneficial Owner.  If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization.  Simply follow the voting instructions in the Notice to ensure that your vote is counted.  Alternatively, you may vote by telephone or through the internet as instructed by your broker, bank or other agent.  To vote in person at the Annual General Meeting, you must obtain a valid proxy from your broker, bank or other agent.  Follow the instructions in the Notice you receive from your broker, bank or other agent, or contact that organization to request a proxy form.

Joint Holders.  In the case of joint holders of record, any one of such holders may vote either in person or by proxy in respect thereof as if he or she were the sole holder thereof, but the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in our Register of Members.

How many votes do I have?

On each matter to be voted upon, you have one vote for each ordinary share you own as of February 25, 2020.

What happens if I do not vote?

Shareholder of Record.  If you are a shareholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual General Meeting, your shares will not be voted.

Horizon  |  Proxy Statement 14

Beneficial Owner.  If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (NYSE) deems the particular proposal to be a “routine” matter.  Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.  Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested), executive compensation (including any advisory shareholder votes on executive compensation) and certain corporate governance proposals, even if management-supported.  We have been advised by the NYSE that your broker or nominee may not vote your shares on Proposals 1, 3, 5 or 6 without your instructions, but may vote your shares on Proposals 2 and 4.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, then our designated proxy holders (one of the individuals named on your proxy card) will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting.  If any other matter is properly presented at the meeting, your proxy holder will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We have retained Alliance Advisors, a proxy solicitation firm, to solicit proxies in connection with the Annual General Meeting at a cost of approximately $22,500 plus expenses.  The cost of soliciting proxies incurred by us and Alliance Advisors, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to beneficial owners of our ordinary shares, will be borne by us.  Our directors, officers and other employees may, without compensation other than their regular remuneration, solicit proxies personally or by telephone.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts.  Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Shareholder of Record.  Yes, you may revoke your proxy at any time before the final vote at the meeting.  If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to our Company Secretary at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland.

•	You may attend the Annual General Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner.  If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

Do I need a ticket to attend the Annual General Meeting?

Yes, you will need an admission ticket or proof of ownership of ordinary shares to enter the Annual General Meeting.  If you are a shareholder of record, your admission ticket is the Notice that was sent to you.  Please bring your Notice and valid photo identification with you to the Annual General Meeting.  If your shares are held in the name of a bank, broker or other holder of record, your admission ticket is your Notice, or if you are a beneficial owner, the ticket is on your voting instruction form.  If you do not bring your admission ticket, you will need proof of ownership of ordinary shares to be admitted to the Annual General Meeting.  A recent brokerage statement or letter from a bank or broker is an example of proof of ownership.  If you arrive at the Annual General Meeting without an admission ticket or proof of ownership of ordinary shares, we will admit you only if we are able to verify that you are one of our shareholders.

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How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, with respect to the proposal to elect directors, votes “For,” “Against,” abstentions and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, as applicable, broker non-votes.  Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual General Meeting.  Abstentions and broker non-votes will not, however, be considered votes cast at the Annual General Meeting.  Because the approval of all of the proposals is based on the votes cast at the Annual General Meeting, abstentions and broker non-votes will not have any effect on the outcome of voting on the proposals.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares.  These un-voted shares are counted as “broker non-votes.”

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting.  A quorum will be present if shareholders holding a majority of the issued and outstanding ordinary shares entitled to vote are present at the meeting in person or represented by proxy.  On the record date, there were 190,155,863 ordinary shares outstanding and entitled to vote.  Thus, the holders of 95,077,932 ordinary shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or, provided that you are a shareholder of record, if you vote in person at the meeting.  Abstentions and broker non-votes will be counted towards the quorum requirement.  If there is no quorum, within one hour of the time appointed for the Annual General Meeting, the Annual General Meeting will stand adjourned to May 7, 2020, at 3:00 p.m. local time at the same location, or such other time or place as the Board may determine.

Assuming there is a quorum of shares present at the Annual General Meeting, how many votes are needed to approve each proposal?

Proposal		Vote Required

1.	Election of Directors	Majority of votes cast

2.	Approval of the Appointment of Independent Registered Public Accounting Firm and Authorization of the Audit Committee to Determine the Auditors’ Remuneration	Majority of votes cast

3.	Approval, on an Advisory Basis, of Executive Compensation	Majority of votes cast

4.	Authorization to Make Market Purchases or Overseas Market Purchases of Our Ordinary Shares	Majority of votes cast

5.	Approval of the 2020 Equity Incentive Plan	Majority of votes cast

6.	Approval of the 2020 Employee Share Purchase Plan	Majority of votes cast

How can I find out the results of the voting at the Annual General Meeting?

Preliminary voting results will be announced at the Annual General Meeting.  In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual General Meeting.  If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What are the Irish statutory financial statements?

We are presenting our Irish statutory financial statements, including the reports of the directors and the statutory auditors thereon, at the Annual General Meeting and are making a copy available for download on the Annual Reports / Proxy Statements page in the Investors section of our website (www.horizontherapeutics.com) on or before April 8, 2020.  As an Irish company, we are required to prepare Irish statutory financial statements under applicable Irish company law and to deliver those accounts to shareholders of record in connection with our Annual General Meetings.  The Irish statutory financial statements cover the results of our operations and financial position for the year ended December 31, 2019.

Horizon  |  Proxy Statement 16

Irish law requires the directors to prepare financial statements for each financial year giving a true and fair view of the state of the group’s and parent company’s affairs at the end of the financial year and of the group’s profit or loss for the financial year.  Under that law, the directors have prepared the group’s consolidated financial statements in accordance with U.S. accounting standards, as defined in Section 279 of the Irish Companies Act 2014, to the extent that the use of those accounting standards in the preparation of the consolidated financial statements does not contravene any provision of the Irish Companies Act 2014 or of any regulations made thereunder and have prepared Horizon’s parent company’s Irish statutory financial statements in accordance with accounting standards issued by the Financial Reporting Council and promulgated by the Institute of Chartered Accountants in Ireland (Generally Accepted Accounting Practice in Ireland).

What proxy materials are available on the internet?

The Proxy Statement and the Annual Report are available at https://materials.proxyvote.com/G46188. The Irish financial statements will be available in the Investors section of our website (www.horizontherapeutics.com) on or before April 8, 2020.  We will mail without charge, upon written request, a copy of these materials to shareholders of record or beneficial owners of our ordinary shares.  Requests should be sent to:  Horizon Therapeutics plc, Attention:  Company Secretary, Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland.

Horizon  |  Proxy Statement 17

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is divided into three classes.  Each class consists, as nearly as possible, of one-third of the total number of directors and each class has a three-year term.  The Board currently consists of nine members, as follows:

• Class I:	William F. Daniel, H. Thomas Watkins and Pascale Witz, whose terms will expire at our 2021 Annual General Meeting of Shareholders;

• Class II:	Michael Grey, Jeff Himawan, Ph.D. and Susan Mahony, Ph.D., whose terms will expire at our 2022 Annual General Meeting of Shareholders; and

• Class III:	Gino Santini, James Shannon, M.D. and Timothy Walbert, whose terms will expire at our 2020 Annual General Meeting of Shareholders.

The authorized number of directors may be changed only by resolution of the Board.  Any additional directorships resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one-third of the directors.  This classification of the Board may have the effect of delaying or preventing changes in our control or management.  Our directors may be removed by ordinary resolution with majority vote of our shareholders at a general meeting provided that notice of such resolution has been given in accordance with Section 146 of the Irish Companies Act 2014.  Vacancies on the Board may be filled only by persons elected by a majority of the directors then in office, provided that a quorum is present.  A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

There are currently three directors in Class III whose term of office expires in 2020.  Each of the nominees listed below in Class III is currently a director who was nominated for election by the Board, upon the recommendation of the Nominating and Corporate Governance Committee.  In order to be elected as a director, each nominee must receive the affirmative vote of a majority of the votes cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy.  If elected, each of these nominees would serve until the 2023 Annual General Meeting of Shareholders and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation, disqualification or removal.

Class III—Directors Whose Terms Expire at the 2020 Annual General Meeting of Shareholders and are Nominees for Election

Gino Santini Chairman, AMAG Pharmaceuticals, Inc.

Mr. Santini currently serves as the chairman of the board of directors of AMAG Pharmaceuticals, Inc., a public biopharma company, and serves on the board of directors of Intercept Pharmaceuticals, Inc., Collegium Pharmaceutical, Inc. and Allena Pharmaceuticals, Inc., all of which are public biopharma companies.
Mr. Santini also serves on the board of directors of Artax Biopharma Inc. and Intarcia Therapeutics, Inc., each a private biopharma company, and is retired from a distinguished career with Eli Lilly and Company, a public pharmaceutical company.  Mr. Santini previously served on the board of directors of Sorin SpA, a public medical products group, from 2012 to 2015, when it was acquired by LivaNova PLC and Vitae Pharmaceuticals, Inc., a public biotechnology company, from 2014 to 2016, when it was acquired by Allergan plc.  During his tenure at Eli Lilly and Company from June 1983 to December 2010, Mr. Santini held various leadership positions.  Mr. Santini, fluent in four languages, holds an undergraduate degree in mechanical engineering from the University of Bologna and a master of business administration degree from the University of Rochester.

Qualifications:

The Nominating and Corporate Governance Committee and the Board believe that Mr. Santini’s extensive international and domestic commercial and business development experience brings important insight to the Board as it plans our future growth.

Age:  63

Director Since:  March 2012

Board Committees:

•  Transaction (Chair)

•  Compensation

Current Public Company Directorships:

•  AMAG Pharmaceuticals, Inc. (Chair)

•  biopharma company

•  Intercept Pharmaceuticals, Inc.

•  biopharma company

•  Collegium Pharmaceutical, Inc.

•  biopharma company

•  Allena Pharmaceuticals, Inc.

•  biopharma company

Mr. Santini is not standing for re-election to the board of directors of Allena Pharmaceuticals, Inc. at Allena’s 2020 annual meeting of stockholders as disclosed in Allena’s Annual Report on Form 10-K filed with the SEC on March 16, 2020.

Horizon  |  Proxy Statement 18

James Shannon, M.D. Director, MannKind Corporation

Dr. Shannon currently serves on the board of directors of MannKind Corporation, a public biopharma company focused on treatments for diabetes, and ProQR Therapeutics NV, a public biotechnology company.  From May 2012 to March 2015, Dr. Shannon served as the chief medical officer of GlaxoSmithKline (GSK), a public biopharma company, where he was responsible for matters of patient safety, general medical governance, medical ethics and integrity, medical information as well as investigations involving human subjects relating to any GSK medicine in development or on the market.  Prior to that, Dr. Shannon spent more than a decade with Novartis, a public pharmaceutical company.  In his last role with the company, as global head of pharma development, he was responsible for all of Novartis’s development activities, from pre-clinical through Phase 4 and oversaw an annual development budget of approximately $4 billion.  Dr. Shannon received his science and medical degrees from Queen’s University in Belfast, Northern Ireland.  He also serves as chairman of the board of directors of Kyowa Kirin (NA), a private biopharma company and subsidiary of Kyowa Kirin, and on the boards of directors of Immodulon Therapeutics Limited, a private biopharma company, and MyTomorrows, a private health-based platform that collaborates with drug developers to provide early access to treatments for patients who have exhausted all other options.

Qualifications:

The Nominating and Corporate Governance Committee and the Board believe that Dr. Shannon is qualified to serve as a director on the basis of his extensive clinical development experience, which brings important insight to the Board as it plans our future growth.

Age:  63

Director Since:  Aug. 2017

Board Committees:

•  Compensation

•  Transaction

Current Public Company Directorships:

•  MannKind Corporation.

•  biopharma company

•  ProQR Therapeutics NV

•  biotechnology company

Timothy Walbert Chairman, President and Chief Executive Officer, Horizon Therapeutics plc

Mr. Walbert has served as our president, chief executive officer and director of Horizon since June 2008 and served as our chairman since March 2010.  From May 2007 to June 2009, Mr. Walbert served as president, chief executive officer and director of IDM Pharma, Inc., a public biotechnology company that was acquired by Takeda America Holdings, Inc. in June 2009.  Prior to that, Mr. Walbert served as executive vice president, commercial operations of NeoPharm, Inc., a public biotechnology company.  From June 2001 to August 2005, Mr. Walbert served as divisional vice president and general manager of immunology, where he built and led the global development and launch of the multi-indication biologic HUMIRA and divisional vice president, global cardiovascular strategy at Abbott, now AbbVie.  From 1998 to 2001, he served as director, CELEBREX North America and arthritis team leader, Asia Pacific, Latin America and Canada at G.D. Searle & Company.  Mr. Walbert serves as the chairman of the board of directors of Zyla Life Sciences, a public pharmaceutical company, and is also a member of the board of directors of Exicure, Inc., a public clinical-stage biotechnology company.  He also sits on the board of directors of the Illinois Biotechnology Innovation Organization (iBIO), the Biotechnology Innovation Organization (BIO), World Business Chicago (WBC) and the Greater Chicago Arthritis Foundation.  Mr. Walbert is also a member of the Illinois Innovation Council, the National Organization for Rare Disorders (NORD) Advisory Board and serves on the Board of Trustees of Muhlenberg College.  He previously served on the board of directors of XOMA Corporation, a public biotechnology company, from 2011 to 2017, and Sucampo Pharmaceuticals, Inc., a public biopharma company, from 2016 to 2018, and Raptor Pharmaceutical Corp., a public biopharma company, from 2010 to 2014.  Mr. Walbert received his bachelor of arts degree in business from Muhlenberg College, in Allentown, Pennsylvania.

Qualifications:

The Nominating and Corporate Governance Committee and the Board believe that Mr. Walbert is qualified to serve as a director on the basis of his valuable biopharma industry experience, which brings important strategic insight to the Board as it plans our future growth.

Age:  52

Chair Since:  March 2010

Director Since:  June 2008

Board Committees:

•  None

Current Public Company Directorships:

•  Zyla Life Sciences (Chair)

•  pharmaceutical company

•  Exicure, Inc.

•  biotechnology company

Horizon  |  Proxy Statement 19

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE ABOVE

Class I—Directors Continuing in Office Until the 2021 Annual General Meeting of Shareholders

William F. Daniel Chairman, Malin Corporation plc

Mr. Daniel, a chartered director and chartered accountant, is currently chairman of the board of directors of Malin Corporation plc, an Ireland-based public global life sciences company.  He was president of the Institute of Directors of Ireland from May 2013 to May 2015, and was originally elected to the board of the Institute of Directors in Ireland in June 2010.  Prior to that, Mr. Daniel was executive vice president and company secretary of Elan Corporation plc, a public biotechnology company, and served in that role from December 2001 to December 2013, until the merger of Elan with Perrigo Company plc.  He was previously an executive director of Elan between 2003 and 2007, having joined the organization as financial controller in 1994.  Mr. Daniel graduated with a degree in commerce from the University College Dublin.

Qualifications:

The Nominating and Corporate Governance Committee and the Board believe that Mr. Daniel is qualified to serve as a director on the basis of his valuable financial and corporate governance expertise, which brings important strategic insight to the Board as it plans our future growth.

Age: 67 Director Since: Sept. 2014 Board Committees: • Audit (Chair) • Compensation Current Public Company Directorships: • Malin Corporation plc (Chair) • global life sciences company

H. Thomas Watkins Chairman, Vanda Pharmaceuticals, Inc.

Mr. Watkins currently serves as the chairman of the board of directors of Vanda Pharmaceuticals, Inc., a public biopharma company.  Prior to that, he was director, president and chief executive officer of Human Genome Sciences, Inc. (HGS), a public biopharma company, from 2004 until HGS was acquired by GlaxoSmithKline in 2012.  Before leading HGS, Mr. Watkins spent over twenty years in senior roles at Abbott Laboratories and its affiliates in the United States and Asia, most recently serving as the president of TAP Pharmaceutical Products, Inc. (TAP), which was jointly owned by Abbott and Takeda Pharmaceutical Company, Inc.  During his tenure, he led the growth of TAP from approximately $2 billion to over $4 billion in annual revenue.  Mr. Watkins began his career in 1974 with Arthur Andersen & Co.  From 1979 to 1985, he was a management consultant with McKinsey and Company, Inc., working with multinational companies in the United States, Europe and Japan.  Mr. Watkins holds a bachelor’s degree from the College of William and Mary, and a master of business administration degree from the University of Chicago Graduate School of Business.  Mr. Watkins is a member of the board of directors of HemoShear Therapeutics, LLC, a private biotechnology company, and of the board of visitors of The College of William and Mary.

Qualifications:

The Nominating and Corporate Governance Committee and the Board believe that Mr. Watkins is qualified to serve as a director on the basis of his valuable industry experience, which brings important strategic insight to the Board as it plans our future growth.

Age:  67

Director Since:  Apr. 2014

Board Committees:

•  Nominating and Corporate Governance (Chair)

•  Audit

Current Public Company Directorships:

•  Vanda Pharmaceuticals, Inc. (Chair)

•  biopharma company

Horizon  |  Proxy Statement 20

Pascale Witz President, PWH Advisors

Ms. Witz founded PWH Advisors, a strategic consultancy firm advising healthcare and investment companies, in November 2016 and has served as its president since that time.  From September 2015 to May 2016, Ms. Witz served as executive vice president, global diabetes and cardiovascular at Sanofi, a pharmaceutical company, which she joined in July 2013 as executive vice president, pharma and CHC divisions.  During her tenure at Sanofi, she launched multiple medicines across three continents and strengthened the pipeline through licensing and partnerships.  Prior to Sanofi, Ms. Witz served more than 17 years at GE Healthcare where, in her final role as president and chief executive officer of its pharmaceutical diagnostics business, she ran a $2 billion integrated pharmaceutical organization that encompassed research and development through commercialization.  Ms. Witz also serves on the boards of directors of Fresenius Medical Care AG & Co. KGaA, a public medical supply company, Regulus Therapeutics Inc., a public biotechnology company, PerkinElmer, Inc., a public company focused on human and environmental health, PWH Advisors, Capsule Technologies Inc., a private medical technology company and Arkuda Therapeutics, Inc., a private biopharma company.  Ms. Witz previously served on the board of directors of Savencia SA, a public food and dairy company, from 2016 to 2018, and of Tesaro, Inc., then a public biopharma company, from 2018 to January 2019.  Ms. Witz received her master of business administration degree in economics and marketing from INSEAD and her master of science in biochemistry from INSA Lyon.

Qualifications:

The Nominating and Corporate Governance Committee and the Board believe that Ms. Witz is qualified to serve as a director on the basis of her valuable industry experience, which brings important strategic insight to the Board as the Board plans our future growth.

Age:  53

Director Since:  Aug. 2017

Board Committees:

•  Audit

•  Nominating and Corporate Governance

Current Public Company Directorships:

•  Fresenius Medical Care AG & Co. KGaA

•  medical supply company

•  Regulus Therapeutics Inc.

•  biotechnology company

•  PerkinElmer, Inc.

•  human and environmental health company

Horizon  |  Proxy Statement 21

Class II—Directors Continuing in Office Until the 2022 Annual General Meeting of Shareholders

Michael Grey Chairman, Mirum Pharmaceuticals, Inc.

Mr. Grey has served as chairman of the board of directors of Mirum Pharmaceuticals, Inc., a public biotechnology company, since January 2020, and as executive chairman from March 2019 to December 2019.  Before that he served as chief executive officer of Mirum from the company’s inception in March 2018.  He has served as executive chairman of Amplyx Pharmaceuticals, Inc. (Amplyx), a private pharmaceutical company, since January 2017; Reneo Pharmaceuticals, Inc. (Reneo), a private pharmaceutical company, since December 2017; Spruce Biosciences, Inc., a private biotechnology company, since April 2017, and Curzion Pharmaceuticals, Inc., a private pharmaceutical company, since May 2019.  He has also served as a venture partner at Pappas Ventures since January 2010.  Mr. Grey served from October 2015 to January 2017 as the president and chief executive officer of Amplyx, and from September 2014 to December 2017 as chairman and chief executive officer of Reneo.  From February 2011 to June 2014, Mr. Grey served as president and chief executive officer of Lumena Pharmaceuticals, Inc., a biotechnology company, which was acquired by Shire plc in June 2014.  He has 45 years of experience in the pharmaceutical and biotechnology industries and has held senior positions at a number of companies, including president and chief executive officer of SGX Pharmaceuticals, Inc. (sold to Eli Lilly and Company in 2008), president and chief executive officer of Trega Biosciences, Inc. (sold to LION Bioscience, Inc. in 2001) and president of BioChem Therapeutic Inc.  Prior to these, Mr. Grey served in various roles with Glaxo, Inc. and Glaxo Holdings PLC, culminating in his position as vice president, corporate development and director of international licensing.  Mr. Grey also serves on the boards of directors of BioMarin Pharmaceutical Inc. and Mirati Therapeutics Inc., both public biotechnology companies.  Mr. Grey received a bachelor of science degree in chemistry from the University of Nottingham in the United Kingdom.

Qualifications:

The Nominating and Corporate Governance Committee and the Board believe that Mr. Grey is qualified to serve as a director on the basis of his extensive experience managing pharmaceutical and biopharma companies, which brings important strategic insight to the Board as it plans our future growth.

Age:  67

Director Since:  Sept. 2011

Lead Independent Director Since:  Aug. 2012

Board Committees:

•  Nominating and Corporate Governance

•  Transaction

Current Public Company Directorships:

•  Mirum Pharmaceuticals, Inc.  (Chair)

•  biotechnology company

•  BioMarin Pharmaceutical Inc.

•  biotechnology company

•  Mirati Therapeutics Inc.

•  biotechnology company

Jeff Himawan, Ph.D. Managing Director, Essex Woodlands Health Ventures, L.P.

Dr. Himawan has been a managing director of Essex Woodlands Health Ventures, a venture capital firm, since 2004.  Prior to that, he was an adjunct partner at Essex Woodlands from 1999 to 2001, and he was a venture partner from 2001 to 2004.  Dr. Himawan co-founded Seed-One Ventures, an early-stage venture capital firm, where he served as a managing director from 1996 to 2001.  Dr. Himawan also currently serves on the boards of directors of Catalyst Biosciences, Inc. and MediciNova, Inc., each a public biopharma company, and on the board of directors of NexEos Diagnostics, Inc., a private biotechnology company.  He received a bachelor of science degree in biology from the Massachusetts Institute of Technology and a doctorate in biological chemistry and molecular pharmacology from Harvard University.

Qualifications:

The Nominating and Corporate Governance Committee and the Board believe that, with his doctorate in biological chemistry and molecular pharmacology and as a successful venture capitalist, Dr. Himawan brings important scientific and strategic insight to the Board as well as experience working with the investment community.

Age:  54

Director Since:  July 2007

Board Committees:

•  Compensation (Chair)

•  Transaction

Current Public Company Directorships:

•  Catalyst Biosciences, Inc.

•  biopharma company

•  MediciNova, Inc.

•  biopharma company

Horizon  |  Proxy Statement 22

Susan Mahony, Ph.D. Director, Zymeworks Inc.

Dr. Mahony serves on the board of directors of Zymeworks Inc., a public biopharma company; Vifor Pharma AG, a public pharmaceutical company; Assembly Biosciences, Inc., a public biotechnology company, and Cereius Inc., a private biotechnology company.  Previously, Dr. Mahony served as senior vice president and president of Lilly Oncology and was a member of the executive committee at Eli Lilly and Company from 2009 until her retirement in August 2018.  Prior to that, Dr. Mahony served in a variety of leadership roles at Eli Lilly and Company, including president and general manager Lilly Canada, and executive director global development.  Dr. Mahony worked in sales and marketing at Bristol-Myers Squibb Company from 1995 to 2000, at Amgen Limited from 1991 to 1995, and at Schering Plough from 1989 to 1991.  Dr. Mahony earned bachelor of science and doctorate of philosophy (Ph.D.) degrees in pharmacy, as well as a master of business administration degree from London Business School.  She was awarded an Honorary Doctorate from Aston University.

Qualifications:

The Nominating and Corporate Governance Committee and the Board believe that Dr. Mahony is qualified to serve as a director on the basis of her industry and leadership expertise, which brings important strategic insight to the Board as it plans our future growth.

Age:  55

Director Since:  Aug. 2019

Board Committees:

•  Audit

•  Nominating and Corporate Governance

Current Public Company Directorships:

•  Zymeworks Inc.

•  biopharma company

•  Vifor Pharma AG

•  pharmaceutical company

•  Assembly Biosciences, Inc.

•  biotechnology company

The above biographical information for our directors is as of March 1, 2020.

Horizon  |  Proxy Statement 23

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Overview

In 2019, the Board held seven meetings and did not act by unanimous written consent without a meeting.  With the exception of Dr. Mahony, who was appointed to the Board in August 2019, each current Board member attended 94% or more of the aggregate number of meetings of the Board and of the committees on which he or she served.  It is our policy to encourage directors and nominees for director to attend annual general meetings of shareholders.  With the exception of Dr. Mahony, who was appointed to the Board in August 2019, and Mr. Daniel, all other current directors attended our 2019 Annual General Meeting of Shareholders.

The Board is committed to exercising good corporate governance practices.  As part of this commitment, the Board regularly monitors developments in corporate governance and reviews processes, policies and procedures in light of such developments.  Key information regarding our corporate governance initiatives can be found on our website, www.horizontherapeutics.com, including our Memorandum and Articles of Association, Code of Business Conduct and Ethics, and the charters for the Audit, Compensation, Nominating and Corporate Governance and Transaction Committees.  The Board believes that its strong corporate governance policies and practices, including the substantial percentage of independent directors on the Board and the robust duties of its lead independent director, empower the Board to effectively oversee our Chief Executive Officer and provide an effective and appropriately balanced Board governance structure.

Independence of the Board of Directors

Other than Mr. Walbert, our Chairman, President and Chief Executive Officer, all members of the Board are independent, and all members of committees of the Board are independent.  The Board has affirmatively determined that the following eight directors are independent directors within the meaning of the applicable Nasdaq Stock Market (Nasdaq) listing standards:  Mr. Daniel, Mr. Grey, Dr. Himawan, Dr. Mahony, Mr. Santini, Dr. Shannon, Mr. Watkins and Ms. Witz.  In addition, the Board has affirmatively determined that Ronald Pauli, who served on the Board until May 2019, was an independent director within the meaning of the applicable Nasdaq listing standards.  In making these determinations, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with us.  Mr. Walbert is not an independent director by virtue of his current employment with us.  To determine independence, the Board reviewed all relevant identified transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm.

As required under applicable Nasdaq listing standards, our independent directors met four times in regularly scheduled executive sessions in 2019, at which only independent directors were present.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics (the Code) that applies to all officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions.  The Code is available on our website at www.horizontherapeutics.com.  If we make any substantive amendments to the Code or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website or in a current report on Form 8-K.

Board Leadership Structure

The Board has determined that the current leadership structure, in which the offices of Chairman and Chief Executive Officer are held by one individual and an independent director acts as lead independent director, ensures that the appropriate level of oversight, independence and responsibility is applied to all Board decisions, including risk oversight, and is in our best interests and those of our shareholders.

Chairman/Chief Executive Officer

The Board is currently chaired by our President and Chief Executive Officer, Mr. Walbert.  We believe that combining the positions of Chief Executive Officer and Chairman of the Board helps to ensure that the Board and management act with a common purpose for the following reasons:

•	coherent leadership and direction for the Board and executive management;

•	clear accountability and a single focus for the chain of command to execute our strategic initiatives and business plans;

•	Mr. Walbert’s extensive industry expertise, external public board experience, leadership experience and history and knowledge of our business; and

•

by leading management and chairing the Board, we benefit from the Chief Executive Officer’s strategic and operational insights, enabling a focused vision encompassing the full range, from long-term strategic direction and day-to-day execution.

Horizon  |  Proxy Statement 24

Lead Independent Director

We require the election, by the independent directors of the Board, of a lead independent director to serve during any period when there is no independent Chairman of the Board.  Because Mr. Walbert is currently serving as Chief Executive Officer and Chairman of the Board, the independent directors of the Board elected Mr. Grey as the lead independent director.  The lead independent director serves as the liaison between the Chairman of the Board and the independent directors and his responsibilities include:

•	facilitates communication with the Board and presides over regularly conducted executive sessions of the independent directors and sessions where the Chairman of the Board is not present;

•	establishes the agenda for meetings of the independent directors and reviews and approves matters, schedule sufficiency, and, where appropriate, information provided to other Board members;

•	has the authority to call meetings of the independent directors and, if requested by major shareholders, ensures that he is available for consultation and direct communication; and

•

conveys messages from meetings of the independent directors to the Chief Executive Officer and makes himself available to discuss with other directors any concerns they may have about us or our performance.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process.  The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight.  In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company.

Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken and provides oversight of the performance of our internal audit function and external auditors.  The Audit Committee also reviews and receives regular briefings concerning information security and technology risks (including cybersecurity), including discussions of our information security and risk management programs.

Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct, and monitors compliance with legal, regulatory and ethical requirements.

Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.  Our Transaction Committee evaluates potential strategic transactions and financing opportunities, including the risks that such transactions could pose to Horizon.

Director Selection

The Nominating and Corporate Governance Committee will consider candidates for the Board who are recommended by shareholders, directors, third-party search firms engaged by the Board and other sources.  When selecting candidates for recommendation to the Board, the Nominating and Corporate Governance Committee will consider the attributes of the candidates and the needs of the Board and will review all candidates in the same manner, regardless of the source of the recommendation.  In evaluating director nominees, a candidate should have certain minimum qualifications, including being able to read and understand basic financial statements, having familiarity with our business and industry, having high moral character and mature judgment and being able to work collegially with others.  In addition, factors such as the following may be considered:

•

the independence standards as set forth in the applicable Nasdaq listing standards, the presence of any material interests that could cause a conflict between our interests and the interests of the director nominee, and the director nominee’s ability to exercise his or her best business judgment in the interest of all shareholders;

•

the director nominee’s ability to devote sufficient time to the business of the Board and at least one of the standing committees of the Board, in light of the number of other boards on which the director nominee serves (for profit and not-for-profit) and the other business and professional commitments of the director nominee;

•	the appropriate size and the diversity of the Board;

•

the knowledge, skills and experience of the director nominee, including experience in the industry in which Horizon operates, as well as in the general areas of clinical development, business, finance, management and public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board; and

•	the director nominee’s experience with accounting rules and practices.

Horizon  |  Proxy Statement 25

During 2019, we paid a fee to one third-party search firm that was retained by the Board to identify potential nominees and assist our Nominating and Corporate Governance Committee in evaluating such potential nominees.

Diversity Policy

The Board believes that maintaining a diverse membership enhances the Board’s deliberations and enables the Board to better represent all of Horizon’s constituents, and as such has a formal diversity policy.  As part of the policy, the Nominating and Corporate Governance Committee annually reviews the tenure, performance, and contributions of existing Board members to the extent they are candidates for re-election and considers all aspects of each candidate’s qualifications and skills with the goal of ensuring the Board has diversity of experience and perspectives as well as race, gender, geography, and areas of expertise.

To further this goal, the Board is committed to including in each director search highly qualified candidates who reflect diverse experiences and backgrounds, including diversity of gender and race.  The diversity policy is available on our website at www.horizontherapeutics.com.

Shareholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board at an Annual General Meeting of Shareholders must do so by delivering a written recommendation to the Nominating and Corporate Governance Committee.  See “Other Information – Shareholder Proposals” in this Proxy Statement for additional information.

Committees of the Board of Directors

The Board has four standing committees:

•	Audit Committee

•	Compensation Committee

•	Nominating and Corporate Governance Committee

•	Transaction Committee

All committees comprise independent directors within the meaning of the applicable Nasdaq listing standards.  A description of each committee of the Board is described below.

The following table provides membership and meeting information for fiscal year 2019 for each of the Board committees:

	Audit	Compensation	Nominating and Corporate Governance	Transaction
Timothy Walbert
William F. Daniel
Michael Grey
Jeff Himawan, Ph.D.
Susan Mahony, Ph.D.(1)
Ronald Pauli(2)
Gino Santini
James Shannon, M.D.
H. Thomas Watkins
Pascale Witz
Total meetings in fiscal year 2019	5	6	4	6

= Chair	= Member	= Lead Independent Director

(1)	Dr. Mahony has served on the Board, the Audit Committee and the Nominating and Corporate Governance Committee since August 2019.

(2)	Mr. Pauli served on the Board, the Audit Committee and the Nominating and Corporate Governance Committee until May 2019.

Horizon  |  Proxy Statement 26

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibility with respect to, among other things:

•	our corporate accounting and financial reporting practices;

•	the system of internal control over financial reporting;

•	the audit process;

•	the quality and integrity of our financial statements;

•	the qualifications, independence and performance of our independent registered public accounting firm;

•	the qualifications, independence and performance of our internal audit function; and

•	major financial risk exposures, information security and technology risks (including cybersecurity).

The independent registered public accounting firm, internal audit and management each periodically meet privately with the Audit Committee.

The Board has determined that each of Mr. Daniel, Dr. Mahony, Mr. Watkins and Ms. Witz qualify as “audit committee financial experts” within the meaning of applicable SEC rules.  In making this determination, the Board has considered their formal education, the nature and scope of their previous experience and their financial and corporate governance expertise.

Report of the Audit Committee of the Board of Directors

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended (the Securities Act), or the Securities Exchange Act of 1934, as amended (Exchange Act), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2019, with Horizon management.  The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB).  The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.  Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in Horizon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Audit Committee

William F. Daniel, Chair

Susan Mahony, Ph.D.

H. Thomas Watkins

Pascale Witz

Compensation Committee

The Compensation Committee:

•	oversees, reviews and approves or recommends for adoption our compensation policies, plans and programs;

•	reviews and approves or recommends to the full Board, as appropriate, the compensation to be paid to our executive officers and directors;

•	conducts compensation risk assessments; and

•	prepares and reviews the Compensation Committee report included in our annual Proxy Statement.

In making its compensation decisions and recommendations, the Compensation Committee may take into account the recommendations of the Chief Executive Officer and other senior management.  Other than giving such recommendations, however, the Chief Executive Officer and other senior management have no formal role and no authority to determine the amount or form of executive and director compensation.  The processes and procedures used by the Compensation Committee for the consideration and determination of executive compensation are described in the section of this Proxy Statement captioned, “Compensation Discussion and Analysis – Compensation Determination Process.”

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The Compensation Committee may, at our expense, retain legal counsel (which may, but need not be, our regular corporate counsel) and other consultants and advisors, other than in-house legal counsel and certain other types of advisors, to assist it with its functions only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent.  The Compensation Committee has authority to approve such advisors’ fees and other retention terms and to terminate its relationship with any advisor that it retains.  In addition, the Compensation Committee has authority to delegate its responsibilities to subcommittees or individual committee members.

The Compensation Committee has engaged Radford, which is part of the Rewards Solutions practice at Aon plc, as its independent consultant since 2016.  For additional information regarding our processes and procedures for the consideration and determination of executive and director compensation, including the role of Radford in determining and recommending executive and director compensation and the aggregate cost of Radford’s executive and director compensation consulting services during 2019, see the sections of this Proxy Statement entitled “Compensation Discussion and Analysis – Compensation Determination Process” and “Non-Employee Director Compensation.”  With respect to non-employee director compensation matters, our Compensation Committee recommends to our Board and our Board determines and sets non-employee director compensation.  Our compensation arrangements for our non-employee directors are described under the section of this Proxy Statement entitled “Non-Employee Director Compensation.”

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has ever been an executive officer or employee of Horizon.  None of our executive officers currently serves, or has served during the last completed year, on the compensation committee or board of directors of any other entity that has one or more officers serving as a member of our Board or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee oversees all aspects of our corporate governance functions on behalf of the Board, including, but not limited to:

•	making recommendations to the Board regarding corporate governance issues;

•	identifying, reviewing and evaluating candidates to serve as our directors consistent with criteria approved by the Board and reviewing and evaluating incumbent directors;

•	serving as a focal point for communication between such candidates, non-committee directors and our management;

•	nominating candidates to serve as directors;

•	making other recommendations to the Board regarding affairs relating to our directors; and

•	providing oversight assistance in connection with our legal, regulatory and ethical compliance programs, policies and procedures as established by management and the Board.

The process used by the Nominating and Corporate Governance Committee to identify a nominee to serve as a member of the Board depends on the qualities being sought.  From time to time, the Board engages an executive search firm to assist the Nominating and Corporate Governance Committee in identifying individuals qualified to be Board members.  The process used by the Nominating and Corporate Governance Committee to identify nominees is described in the section of this Proxy Statement captioned, ‘‘Director Selection.’’

Transaction Committee

The functions of the Transaction Committee include, but are not limited to:

•

reviewing, considering and evaluating proposed product or business acquisitions or divestitures, licensing, distribution, promotion, collaboration and other commercial agreements and arrangements, joint ventures, and any other business development transactions;

•	reviewing, considering and evaluating proposed financing opportunities, including the issuance of equity, debt and convertible securities;

•	reviewing, considering and evaluating proposed modifications to Existing Debt Dealings (as defined in the charter of the Transaction Committee);

•	monitoring negotiations and other communications with third parties in connection with potential business development transactions, financing opportunities and debt discharge opportunities;

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•	meeting with management to identify and assist the Board in evaluating opportunities that will further our business development strategy;

•	periodically reviewing and evaluating prior transactions and financings for consistency with, and achievement of, our strategic business goals, objectives or plans; and

•

authorizing potential business development transactions, other business growth and diversification opportunities, general financing opportunities and opportunities for Existing Debt Dealings that the Transaction Committee determines to fall within the scope of our goals and business development strategy and that are in the best interest of our shareholders.

2019 Shareholder Rights Agreement

In February 2019, we entered into a short-term shareholder rights agreement, commonly referred to as a poison pill, in response to the takeover environment in general at the time and the Board’s belief that at the time we faced a heightened risk of receiving takeover proposals at inadequate prices, given several factors, including the highly positive Phase 3 teprotumumab clinical trial results announced on February 28, 2019.  The agreement was not intended to prevent an acquisition of Horizon on terms that the Board considered favorable and in the best interests of all shareholders.  Rather, the aim of the shareholder rights agreement was to provide the Board adequate time to fully assess any takeover proposal in full compliance with the Board’s fiduciary duties and to encourage anyone seeking to acquire Horizon to negotiate with the Board prior to attempting a takeover.

The shareholder rights agreement had a limited 12-month term that expired in February 2020 and was not renewed upon that expiration.

Shareholder Communications with the Board of Directors

Shareholders who wish to communicate with the Board may do so by sending written communications addressed to the Company Secretary of Horizon Therapeutics at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland or by communicating online to the Board as a group.  This information and an online communications form are available on our website at www.horizontherapeutics.com.  Each communication will be reviewed by our Company Secretary to determine whether it is appropriate for presentation to the Board or such director on a periodic basis.  Examples of inappropriate communications include advertisements, solicitations or hostile communications.

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NON-EMPLOYEE DIRECTOR COMPENSATION

Our directors perform a critical role in guiding Horizon’s strategic direction and overseeing management.  Being a director entails many responsibilities and a substantial time commitment.  Our compensation program for our non-employee directors reflects the critical function they perform and enables us to attract and retain highly qualified directors.

All current non-employee members of the Board are independent.  Non-employee directors receive a combination of annual cash retainers and restricted stock unit (RSU) grants in amounts that correlate to their responsibilities and levels of Board participation, including service on Board committees.  Our only employee director, Mr. Walbert, receives no separate compensation for his service as a director or chair.

Highlights

•	The Compensation Committee works to ensure that our non-employee director compensation is in line with compensation offered by peer companies that compete with us for director talent.

•

Our non-employee director compensation is designed to address the time, effort, expertise and accountability required of active Board membership.  It also takes into consideration the substantial travel commitment on the part of our directors as a result of being an Irish-domiciled company.

•	The annual cash compensation Horizon pays our non-employee directors is based on their positions on the Board or the committees of the Board. We do not compensate Board members on a per-meeting basis.

•

The Compensation Committee reviews our non-employee director compensation annually.  The October 2019 review determined that our non-employee director compensation philosophy is aligned with that of our peers; that our mix of cash and equity appropriately balances short- and long-term needs; and that our average director pay approximates the 50th percentile of our peers.

•

Beginning in October 2018, we reduced the value of the annual equity grant from $450,000 to $400,000 and replaced an automatic $600,000 equity grant upon a non-employee director’s first election or appointment to the Board with a pro-rata annual equity grant.  In addition, the annual equity award granted to non-employee directors is made in RSUs only and no longer includes stock options.

As an Irish-domiciled company traded in the United States, we consider our non-employee director compensation, both in amount and structure, against two peer groups:  the 15 U.S.-traded, biopharma companies we use for executive compensation comparative purposes (please see “Compensation Discussion and Analysis – Peer Group”) and eight Irish-domiciled, U.S.-listed pharmaceutical and biopharma companies:  Alkermes plc, Allergan plc, Amarin Corporation plc, Endo International plc, Jazz Pharmaceuticals plc, Mallinckrodt plc, Perrigo Company and Prothena Corporation plc.

The Compensation Committee reviews the compensation for our non-employee directors annually.  To assist with the review, Radford, an independent compensation consultant, prepares a comprehensive assessment of our non-employee director compensation program, which includes:

•	benchmarking director compensation against the same peer group used for executive compensation purposes;

•	reviewing any feedback received during our shareholder engagement program;

•	reviewing recent director compensation trends; and

•	reviewing related corporate governance best practices.

The most recent review, conducted in October 2019, determined that:

•	our non-employee director compensation philosophy is aligned with that of our peers;

•	our mix of cash and equity appropriately balances short- and long-term needs; and

•	our average director pay approximates the 50th percentile of our peers.

Cash Compensation

Our compensation policy for non-employee directors who are not affiliated with any holder of more than 5% of our ordinary shares provides for annual cash compensation as set forth in the following table.  The cash compensation is generally payable in equal quarterly installments at the end of each quarter in which the services are provided.  For any independent director who joins after the beginning of the quarter, the cash compensation is pro-rated based on days served in that first partial quarter.

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Director Position	Annual Cash Compensation
Non-executive chairman or lead independent director	$100,000
All other non-employee directors	$60,000
Committee chair fees
Audit	$30,000
Compensation	$20,000
Nominating and Corporate Governance	$15,000
Transaction	$20,000
Non-chair committee member fees
Audit	$15,000
Compensation	$10,000
Nominating and Corporate Governance	$7,500
Transaction	$12,500

Under our compensation policy, we reimburse our directors for their travel-related expenses, including lodging and other reasonable expenses incurred in attending meetings of the Board and committees of the Board.

We will also reimburse eligible non-employee directors up to $15,000 annually for financial planning and tax services.

Equity Compensation

On the date of each Annual General Meeting of Shareholders that coincides with or follows the non-employee director’s initial appointment or election to the Board, eligible non-employee directors will automatically be granted RSUs with an aggregate value of $400,000, which will vest in full upon the earlier of the (i) first anniversary of the date of grant and (ii) date of the next Annual General Meeting of Shareholders.

Any eligible non-employee director who is first elected or appointed to the Board on any date other than an Annual General Meeting of Shareholders will automatically be granted RSUs on the date that they are first elected or appointed to the Board with a value equal to the annual RSU grant, prorated based on the number of days between such non-employee director’s start date and the one-year anniversary of the date of the Annual General Meeting of Shareholders that most recently preceded such start date, which will vest in full upon the earlier of (i) the first anniversary of the date of the Annual General Meeting of Shareholders that most recently preceded such director’s start date and (ii) the date of the next Annual General Meeting of Shareholders.

Recent Changes to the Non-Employee Director Compensation

In October 2018, the Compensation Committee, based on a comprehensive review of our director compensation with the assistance of Radford and proxy advisory firm feedback, approved a change to our non-employee director compensation, reducing the value of the annual equity grant from $450,000 to $400,000 and replacing an automatic $600,000 equity grant upon a non-employee director’s first election or appointment to the Board with a pro-rata annual equity grant.

Non-Employee Director Compensation Summary

The following table sets forth compensation information for our non-employee directors who earned or received compensation under our compensation policy for non-employee directors or otherwise in 2019:

Name	Fees Earned or Paid in Cash	Stock Awards (1)(3)	All Other Compensation(2)		Total
William F. Daniel	$100,000	$399,986	$2,770	(2)	$502,756
Michael Grey	$120,000	$399,986	$4,042	(2)	$524,028
Jeff Himawan, Ph.D.	$92,500	$399,986	$28,846	(2)	$521,332
Susan Mahony, Ph.D.(4)	$41,250	$300,539	$—	(2)	$341,789
Ronald Pauli(5)	$41,250	$—	$1,409	(2)	$42,659
Gino Santini	$90,000	$399,986	$28,846	(2)	$518,832
James Shannon, M.D.	$82,500	$399,986	$24,751	(2)	$507,237
Thomas H. Watkins	$90,000	$399,986	$25,229	(2)	$515,215
Pascale Witz	$82,500	$399,986	$12,122	(2)	$494,608

(1)

The amounts shown in this column reflect the grant date fair value of the awards issued to our non-employee directors during 2019, calculated in accordance with the provisions of ASC Topic 718.  See the assumptions used in Note 18 – “Share-Based and Long-Term Incentive Plans” in the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

(2)	Represents financial planning services payments, including tax gross-up.

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(3)

The aggregate number of shares subject to outstanding stock options and RSU awards held as of December 31, 2019, by the non-employee directors who are listed in the table above, which includes grants made to the non-employee directors in 2019 and prior calendar years, are as follows:  128,240 shares subject to outstanding stock options and 15,390 shares subject to outstanding RSUs for Mr. Daniel; 150,749 shares subject to outstanding stock options and 15,390 shares subject to outstanding RSUs for Mr. Grey; 86,406 shares subject to outstanding stock options and 15,390 shares subject to outstanding RSUs for Dr. Himawan; 12,036 shares subject to outstanding RSUs for Dr. Mahony; 150,749 shares subject to outstanding stock options and 15,390 shares subject to outstanding RSUs for Mr. Santini; 59,393 shares subject to outstanding stock options and 23,594 shares subject to outstanding RSUs for Dr. Shannon; 154,954 shares subject to outstanding stock options and 15,390 shares subject to outstanding RSUs for Mr. Watkins; and 84,393 shares subject to outstanding stock options and 23,594 shares subject to outstanding RSUs for Ms. Witz.

(4)	Dr. Mahony joined the Board in August 2019.

(5)	Mr. Pauli served on the Board until May 2019.

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EXECUTIVE OFFICERS

The following table sets forth information regarding executive officers as of March 1, 2020:

Name	Age	Position with the Company
Timothy Walbert	52	Chairman, President and Chief Executive Officer
Brian K. Beeler	47	Executive Vice President, General Counsel
Geoffrey M. Curtis	45	Executive Vice President, Corporate Affairs and Chief Communications Officer
Michael A. DesJardin	62	Executive Vice President, Technical Operations and Corporate Quality
Paul W. Hoelscher	55	Executive Vice President, Chief Financial Officer
Vikram Karnani	45	Executive Vice President, Chief Commercial Officer
Jeffrey D. Kent, M.D., FACP, FACG	58	Executive Vice President, Medical Affairs and Outcomes Research
Irina P. Konstantinovsky	50	Executive Vice President, Chief Human Resources Officer
Barry J. Moze	66	Executive Vice President, Chief Administrative Officer
Andy Pasternak	48	Executive Vice President, Chief Business Officer
Jeffrey W. Sherman, M.D., FACP	65	Executive Vice President, Chief Medical Officer

The following biographical information for our executive officers other than Mr. Walbert, whose biographical information is included in Proposal 1, is as of March 1, 2020.

Brian K. Beeler.  Mr. Beeler has served as our executive vice president, general counsel since May 2015.  Mr. Beeler previously served as our senior vice president, legal and chief compliance officer from January 2015 until May 2015 and as our associate general counsel and chief compliance officer from January 2013 until January 2015.  Prior to joining Horizon, Mr. Beeler served as associate general counsel for Fenwal, Inc., a global blood technology company, from December 2008 until December 2012.  Before that, Mr. Beeler was senior counsel, business development, commercial and research and development at TAP Pharmaceuticals and Takeda Pharmaceuticals North America and also previously served as chief compliance officer at Schwartz Pharma.  Mr. Beeler received a bachelor’s degree in history from Purdue University, a master of business administration degree from the Kellogg School of Management at Northwestern University and a juris doctorate degree from the Indiana University School of Law.

Geoffrey M. Curtis.  Mr. Curtis has served as our executive vice president, corporate affairs and chief communications officer since August 2018.  Prior to that, from May 2017 he served as our senior vice president of corporate affairs and chief communications officer, and as group vice president of corporate communications from December 2015, when he joined Horizon.  From May 2012 until April 2015, Mr. Curtis served as senior vice president at Edelman Public Relations and, as part of its National Health Media Team, he led media strategy and execution for a large portfolio of pharmaceutical, biotech and medical device clients.  Prior to that, Mr. Curtis was group director of the media practice at WCG, a marketing and communications firm and part of W20 Group, from July 2006 until May 2012 and held a similar role at GCI Group from March 2004 until July 2006.  Prior to joining GCI, Mr. Curtis served as a public affairs manager in the Pharmaceutical Products Division at Abbott, where he led internal and external communications programs for the immunology, neuroscience and oncology franchises.  Mr. Curtis has a bachelor’s degree in English from Lake Forest College in Lake Forest, Illinois.

Michael A. DesJardin.  Mr. DesJardin has served as our executive vice president, technical operations and corporate quality since February 2017.  Mr. DesJardin previously served as our senior vice president, technical operations from October 2016 to November 2016 and as our senior vice president, life cycle management from December 2016 to January 2017.  Mr. DesJardin joined Horizon from Raptor in October 2016 as part of the Raptor acquisition.  While at Raptor, Mr. DesJardin was the senior vice president of technical operations from April 2015 to October 2016.  Prior to that, Mr. DesJardin served as senior vice president of product development at Jazz Pharmaceuticals Public Limited Company (formerly Jazz Pharmaceuticals, Inc.) (Jazz) from July 2004 to March 2015.  Mr. DesJardin spent nine years as an executive director and engineering fellow at ALZA Corporation and spent 15 years at the Dow Chemical Company working in pharmaceutical and agricultural chemical development for Marion Merrill Dow.  Mr. DesJardin has over 39 years of experience in pharmaceutical development.  Mr. DesJardin received a bachelor of science degree in chemical engineering from the University of California, Berkeley and is a registered professional engineer in the State of California.

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Paul W. Hoelscher.  Mr. Hoelscher has served as our executive vice president, chief financial officer since October 2014.  Previously, Mr. Hoelscher was our executive vice president, finance from June 2014 through September 2014.  Prior to joining Horizon, Mr. Hoelscher served as senior vice president, finance-treasury and corporate development of OfficeMax, Inc., from August 2013 to May 2014, and as vice president, finance-treasury and corporate development of OfficeMax from August 2012 to July 2013.  Prior to that, Mr. Hoelscher served in various finance roles at Alberto Culver Company from 1993 to 2012 and in various positions in the audit practice at KPMG LLP from 1986 to 1993.  He currently serves on the board of trustees of the Illinois Chapter of the Leukemia and Lymphoma Society.  Mr. Hoelscher received his bachelor of science degree in accountancy from the University of Illinois at Urbana-Champaign and is a certified public accountant.

Vikram Karnani.  Mr. Karnani has served as our executive vice president, chief commercial officer since March 2018.  Prior to that, he served as our senior vice president, rheumatology business unit from February 2017 to March 2018, and before that, from July 2014 until February 2017, he served as our general manager, specialty business unit.  Prior to joining Horizon, Mr. Karnani was with Fresenius Kabi, a global health care company, where he served as vice president of the therapeutics and cell therapy business, from October 2011 to July 2014.  Mr. Karnani also held various positions in business development, corporate strategy and strategic marketing within Fenwal Inc., a global blood technology company that was acquired by Fresenius Kabi, from November 2008 to October 2011.  Mr. Karnani brings nearly 17 years of cross-functional expertise across a multitude of industries, including medical devices, management consulting, semiconductors and cellular telecommunications.  Mr. Karnani has a master’s degree from the Kellogg School of Management at Northwestern University, a master’s degree in electrical engineering from Case Western Reserve University and a bachelor of science degree in electrical engineering from University of Bombay, India.

Jeffrey D. Kent, M.D., FACP, FACG.  Dr. Kent has served as our senior vice president, medical affairs and outcomes research since joining Horizon in May 2012.  Before that Dr. Kent was executive director, medical affairs at Astellas Pharmaceuticals, a public Japanese biopharma company, from 2011 to 2012.  Prior to Astellas, he spent more than eight years as global project head for medical affairs in immunology at Abbott Laboratories, then a public health care and pharmaceutical company.  Dr. Kent also worked at G.D. Searle & Company (now Pfizer) from 1999 to 2003, and served in various capacities in research and development, including global director for valdecoxib (Bextra) development.  A Fellow of the American College of Physicians (FACP) and a Fellow of the American College of Gastroenterology (FACG), Dr. Kent received his M.D. from the Jefferson Medical College in Philadelphia, Pennsylvania.  He completed a residency in Internal Medicine at Thomas Jefferson University Hospital and a fellowship in gastroenterology and hepatology at Rush Presbyterian St. Luke’s Hospital in Chicago.

Irina P. Konstantinovsky.  Ms. Konstantinovsky has served as our executive vice president, chief human resources officer since September 2017.  Prior to Horizon, from August 2012 to September 2017, she was vice president of global talent at Baxter International Inc., a healthcare products company, where she led a team of talent professionals worldwide and oversaw organizational effectiveness, leadership development, inclusion and diversity and talent acquisition.  She and her team were responsible for talent management strategies, programs and systems for more than 50,000 employees worldwide.  Prior to Baxter, Ms. Konstantinovsky spent 15 years in senior partner and director roles at Towers Watson (currently Willis Towers Watson), a global human-resources consulting firm serving Fortune 1000 companies.  Ms. Konstantinovsky has a bachelor of arts in education from the University of Buenos Aires and two master’s degrees, one in higher education and one in industrial and labor relations from Cornell University.  In addition, she serves as vice chair on the board of the Human Resource Management Association of Chicago and on the board of the YWCA of Metropolitan Chicago.

Barry J. Moze.  Mr. Moze has served as our executive vice president, chief administrative officer since February 2017.  Prior to that, Mr. Moze was our executive vice president, chief operating officer from February 2016 to January 2017 and was our executive vice president, corporate development from May 2014 to January 2016.  Prior to joining Horizon, Mr. Moze spent more than 28 years as a partner of Crystal Clear Communications, a consulting firm focused on the development and execution of corporate strategies.  Prior to Crystal Clear, Mr. Moze was a founder and president of Review Services and Asset Management Group, a licensed investment advisory firm.

Andy Pasternak.  Mr. Pasternak has served as our executive vice president, chief business officer since November 2019.  Prior to that, Mr. Pasternak served as a partner of Bain & Company, Inc., a global management consulting firm, from 2008 until October 2019, where he most recently led Bain & Company’s healthcare practice in the Americas and was a member of the mergers and acquisition practice.  Mr. Pasternak earned a master of business administration degree from the University of Chicago and a bachelor of arts degree in economics from Northwestern University.

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Jeffrey W. Sherman, M.D., FACP.  Dr. Sherman has served as our executive vice president, chief medical officer since January 2018.  From September 2014 to January 2018, Dr. Sherman served as our executive vice president, research and development and chief medical officer.  He joined Horizon in 2009 as our executive vice president, development, manufacturing, regulatory affairs and chief medical officer.  Prior to joining Horizon, Dr. Sherman served as president and board member of the Drug Information Association (DIA), a nonprofit professional association of members who work in government regulatory, academia, patient advocacy and the pharmaceutical and medical device industry.  Before that he held other management roles at IDM Pharma, Inc., Takeda Global Research & Development, NeoPharm, Inc. and G.D. Searle, LLC/Pharmacia.  Dr. Sherman serves on the board of directors of Strongbridge Biopharma plc and Xeris Pharmaceuticals Inc, both public biopharma companies, and the Board of Advisors of the Center for Information and Study on Clinical Research Participation (CISCRP).  He is an adjunct assistant professor of Medicine at the Northwestern University Feinberg School of Medicine and a diplomat of the National Board of Medical Examiners and the American Board of Internal Medicine.  Dr. Sherman received his M.D. from the Rosalind Franklin University/Chicago Medical School.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) discusses the compensation philosophy, policies and principles underlying our executive compensation decisions made for 2019 compensation.  This CD&A provides qualitative information on the factors relevant to these decisions and the manner in which compensation is awarded to the following executive officers who have been named in the Summary Compensation Table included in this Proxy Statement and whom we refer to as our named executive officers (NEOs).

Timothy Walbert	Chairman, President and Chief Executive Officer

Paul W. Hoelscher	Executive Vice President, Chief Financial Officer

Barry J. Moze	Executive Vice President, Chief Administrative Officer

Vikram Karnani	Executive Vice President, Chief Commercial Officer

Shao-Lee Lin, M.D., Ph.D.(1)	Former Executive Vice President, Research and Development and Chief Scientific Officer

Robert F. Carey (2)	Former Executive Vice President, Chief Business Officer

(1)	Shao-Lee Lin’s employment was terminated effective January 23, 2020.

(2)	Robert Carey retired effective October 1, 2019.

Quick CD&A Reference Guide

Executive Summary	Page 37

Compensation Program Objectives and Philosophy	Page 41

Compensation Determination Process	Page 41

Elements of Executive Compensation	Page 43

Additional Compensation Policies and Practices	Page 52

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Executive Summary

2019—Year At A Glance

Strong Performance:  Record Net Sales and Strong Shareholder Returns

Except for 1, 3- and 5-year total shareholder return, growth percentages represent comparison to full-year 2018.

TSR:  total shareholder return through December 31, 2019.  NBI:  Nasdaq Biotechnology Index.

(1)

Adjusted EBITDA is a non-GAAP measure.  Please refer to the discussion of non-GAAP financial measures and the reconciliations to GAAP measures beginning on page 110 of our Annual Report on Form 10-K for the year ended December 31, 2019, which discussion and reconciliations are incorporated herein by reference.

 A Year of Milestones and Significant Progress

Our Strategy: Maximizing key growth drivers KRYSTEXXA and TEPEZZA while expanding our pipeline for sustainable growth Our Purpose: To help build healthier communities, urgently and responsibly

•  Announced highly significant TEPEZZA Phase 3 topline data:  82.9% of TEPEZZA patients met the primary endpoint versus 9.5% of placebo (p<0.001); obtained FDA Priority Review from FDA; after an accelerated review obtained U.S. FDA approval of TEPEZZA for thyroid eye disease on January 21, 2020, almost two months before the target action date, making TEPEZZA the first and only approved treatment for the vision-threatening and debilitating disease

•  Completed KRYSTEXXA plus methotrexate MIRROR immunomodulation open-label trial; topline data demonstrated significant response rate improvement:  79% of patients achieved complete response rate vs 42% for KRYSTEXXA Phase 3 clinical program

•  Initiated KRYSTEXXA plus methotrexate MIRROR immunomodulation placebo-controlled randomized clinical trial with aim of optimizing treatment outcomes; trial designed to expand the prescribing information for KRYSTEXXA

•  Initiated PROTECT trial evaluating KRYSTEXXA to improve management of uncontrolled gout for adult kidney transplant patients

•  Opened new South San Francisco R&D and manufacturing facility

•  Significantly improved Horizon’s capital structure

•  Demonstrated strong employee engagement with multiple best-workplace recognitions, as well as gender and ethnicity pay equity

•  Changed our company name to Horizon Therapeutics plc and rebranded to better reflect who we are today and our vision for the future

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Business Overview:

2019:  A Year of Tremendous Progress and Strong Execution on Our Strategy

2019 was a year of tremendous progress and performance at Horizon, marked by the achievement of several important milestones and a testament to the strong execution of our strategy to maximize our key growth drivers and expand our pipeline for sustainable growth.

•

We generated record net sales of $1.3 billion, an increase of 8 percent over 2018 and adjusted EBITDA of $483 million, an increase of 7 percent despite significant investments made in the development and U.S. launch preparations for TEPEZZA.

•	We achieved one-year total shareholder return of 85 percent, far outpacing the 25 percent return of the NBI.

•

In addition to heavily investing in TEPEZZA, we invested in several new R&D programs for our growth driver KRYSTEXXA to maximize the benefit it offers patients and to enhance its leadership in uncontrolled gout.

•

During 2019 we considerably improved our capital structure to align more closely to profitable biopharma companies, reducing our gross debt by $575 million and extending our debt maturities with lower interest rates.

With the recent accelerated approval of TEPEZZA in January 2020 as well as the continued strong growth prospects for KRYSTEXXA, we believe we are in our strongest position ever as a company, building on our momentum to deliver long-term value to our shareholders.

For additional discussion about our strategy, unique approach, our key growth drivers TEPEZZA and KRYSTEXXA, as well as our expanding pipeline, see the “Business Overview” discussion in the Proxy Summary beginning on page 3.

Total Shareholder Return

Our disciplined approach, clear strategy, business development acumen and strong commercial execution has driven rapid, transformational growth.  As a result, we have outperformed both our peer group and the NBI over the one-, three- and five-year periods ended December 31, 2019.  With our key growth driver medicines KRYSTEXXA and TEPEZZA, our durable base of rare disease medicines, the pipeline we are expanding for future growth and our strengthened capital structure, we believe Horizon is well positioned for sustainable long-term growth.

Our Total Shareholder Return Significantly Surpassed Our Peers and NBI

1, 3- and 5-year periods

Note:  The peer group used for the TSR calculations for the 1-, 3- and 5-year periods ended December 31, 2019 is our peer group shown on page 42.

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Our Pay Program

Our compensation program continues to be based on attracting and retaining top talent with experience in building and leading a successful rare disease biopharma company, while providing competitive compensation and benefits packages that create a direct, meaningful link between business results and compensation opportunities.  In thoughtfully doing so, we believe we can align interests of management, employees and shareholders to set priorities and focus on executing our long-term business strategy.

Say-on-Pay Results and Shareholder Engagement

We value the views of our shareholders and we have had significant and meaningful engagement with our shareholders regarding our compensation and governance.  Feedback from these outreach efforts informs the Compensation Committee’s thinking when evaluating our current compensation program and when considering potential modifications to the program on a go-forward basis.  During the outreach we conduct each year, we have had significant continued and consistent engagement with our shareholders, led by the Chairman of our Compensation Committee, and we plan to continue this practice.

In 2019, during our shareholder engagement cycle before the Annual General Meeting, we offered engagement opportunities to shareholders who represented 85 percent of our shares outstanding; shareholders who represented 68 percent of our outstanding shares accepted and we conducted calls or meetings with these holders.  Our shareholders appreciated the outreach, and the feedback from this engagement was very positive.  At our 2019 Annual General Meeting of Shareholders, our say-on-pay proposal received the support of 86 percent of the shares voted.  We believe this high level of support is a result of our comprehensive shareholder outreach and engagement program to solicit feedback, understand investor viewpoints and incorporate their feedback into further discussions of our compensation programs.

Changes to our compensation program over the past several years that were heavily influenced by shareholder feedback include:

•

Incentive compensation recoupment policy.  This policy enables us to recover performance-based cash and equity compensation if it is determined not to have been earned by our executive officers, in the event of restatement of financial results.

•

Annual long-term incentive grants.  Our philosophy on granting equity has changed as a result of feedback.  In January 2018, we shifted from “front-loaded” awards covering a multi-year period to regular, annual grants of long-term incentives.

•

Balance between short-term and long-term performance metrics.  Shareholder feedback informed our decision to combine both a short-term business performance metric and long-term relative TSR metric for the performance share unit (PSU) awards granted as part of our annual long-term incentive plan.  We have continued to use performance-based equity compensation in our regular long-term incentive program, influenced by feedback from our on-going engagement with shareholders regarding executive compensation.

We greatly value the dialogue we have with our shareholders and remain committed to conducting consistent engagement going forward.

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2019 Pay-for-Performance Overview

A significant portion – a higher percentage than the majority of our peers – of target total compensation for our CEO and other NEOs is structured in the form of “at-risk” compensation, consisting of annual performance-based incentives and PSUs.  In line with our compensation objectives – including linking executive pay with performance – short-term incentives and PSUs are dependent upon Horizon’s performance, aligning our executives’ interests with those of our shareholders for near- and long-term performance.  In addition, the restricted share unit (RSU) portion of the target total compensation has a time-based vesting component so that the total potential value realized from the RSU portion is dependent on our long-term share price performance.  Total target direct compensation for 2019, as shown below, reflects annual base salary, annual bonus, PSUs and RSUs as reported in the Summary Compensation Table.  More than half of total target compensation of our chief executive officer (CEO) is tied to achievement of specific performance goals and an additional 31 percent is time-based equity.

CEO 2019 Pay Mix at Target	NEO 2019 Pay Mix at Target

Compensation Program and Governance

Our Compensation Committee is responsible for oversight of our compensation program.  A significant part of this oversight is aligning management interests with our business strategies and goals, as well as the interests of our shareholders, while also mitigating excessive risk-taking.  We continually take steps to strengthen and improve our executive compensation policies and practices.  Highlights of our current policies and practices include:

What We Do	What We Don’t Do

✓  Align executive compensation with corporate and individual performance

✓  Maintain strong share ownership guidelines for our directors and executives

✓  Maintain appropriate balance between short- and long-term compensation, which discourages short-term risk taking at the expense of long-term results

✓  Seek annual shareholder advisory approval on our executive compensation

✓  Engage an independent advisor reporting directly to the Compensation Committee

✓  Apply anti-pledging and anti-hedging policy for our shares

✓  Cap annual and long-term incentive payouts

✓  Require a one-year holding post-issuance period on all post-2017 equity grants for executive officers

✓  Apply an incentive compensation recoupment “clawback” policy

✓  Conduct annual compensation risk assessments

✓  Actively engage with our shareholders

× No guaranteed bonuses or salary increases × No repricing of stock options without shareholder approval × No dividends or dividend equivalents paid on unearned shares × No NEO excise tax gross-ups

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Compensation Program Objectives and Philosophy

We believe in providing a competitive total compensation package to our executive officers through a combination of base salary, annual cash bonuses, long-term incentives, and severance and change-in-control benefits.  Our executive compensation programs are designed to achieve the following objectives:

•	align the interests of our executive officers and shareholders by motivating executive officers to achieve performance objectives that are intended to increase shareholder value;

•	attract and retain talented and experienced executives to manage our business to meet our long-term objectives;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•

provide a competitive compensation package in which total compensation is determined in part by market factors, key performance objectives and milestones and the achievement level of these performance objectives and milestones by our executive officers; and

•	reward the achievement of key corporate and individual performance measures.

Our Compensation Committee believes that our executive compensation programs should include short- and long-term performance incentive components, including cash and equity-based compensation, and should reward consistent performance that meets or exceeds expectations.  The Compensation Committee evaluates both performance and compensation to make sure that the total compensation provided to our executive officers remains competitive relative to compensation paid by companies of similar size and stage of development, operating in the pharmaceutical industry and appropriately reflects our relative performance and our own strategic objectives.

Compensation Determination Process

Role of Compensation Committee

The Compensation Committee seeks to ensure that our executive compensation program is properly rewarding and motivating our executive officers while aligning their goals with our business strategy and the interests of our shareholders.  To do this, our Compensation Committee conducts an annual review of the aggregate level of our executive compensation and the mix of elements used to compensate our executive officers and historic compensation levels, including prior equity awards.

When setting executive compensation opportunities, the Compensation Committee considers several factors, including:

•	each NEO’s role and responsibilities;

•	achievement of key performance objectives and milestones;

•	market factors, such as compensation practices of peer companies;

•	compensation survey data, as applicable, such as the Radford Global Life Sciences Survey; and

•	retention concerns.

Role of Chief Executive Officer in Compensation Decisions

Our CEO typically evaluates the performance of other executive officers and other employees, along with the performance of the Company as a whole, against previously determined objectives, on an annual basis and makes recommendations to the Compensation Committee with respect to annual base salary adjustments, bonuses, cash performance incentives and annual equity awards for the other executives.  The Compensation Committee exercises its own independent discretion in approving compensation for all executive officers and assessing corporate performance against the pre-established objectives.  The CEO is not present during deliberations or voting with respect to his own compensation.

Risk Analysis

The Compensation Committee has reviewed our compensation policies applicable to our executive officers and other employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.  The design of our compensation policies and programs encourages our executive officers and other employees to remain focused on both our short- and long-term goals.  For example, while our short-term cash incentive plan measures performance on an annual basis, our equity LTIP awards, which consist of time-based equity awards (RSUs) and performance-based equity awards (PSUs) vest over a number of years.  Furthermore, a portion of our PSUs

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require that we achieve a specified level of performance over multi-year periods, which we believe encourages our employees to focus on execution of our long-term strategy, thus limiting the potential value of excessive risk-taking.

Role of Independent Consultant

The Compensation Committee retains the services of third-party, independent executive compensation consultants from time to time, as it sees fit, in connection with the establishment of compensation programs and related policies.  The Compensation Committee has engaged Radford, which is part of the Rewards Solutions practice at Aon plc, as its independent consultant since 2016.  Total fees paid to Radford in 2019 were approximately $394,000.  Radford was engaged to assist and advise on all aspects of compensation program design and pay setting, including, but not limited to, the following services:

•	providing the Compensation Committee information on compensation-related trends and developments in the marketplace;

•	informing the Compensation Committee of regulatory developments relating to executive compensation practices;

•	advising the Compensation Committee on appropriate peer companies for compensation pay levels and design practices, as well as relative performance comparisons;

•	assessing the executive compensation structure to confirm that no design elements encourage excessive risk taking; and

•	assessing the relationship between executive compensation and corporate performance.

The Compensation Committee has assessed the independence of Radford according to the six factors mandated by SEC and Nasdaq listing standards.  After conducting this assessment and considering any potential conflicts of interest, the Compensation Committee concluded that the continued engagement of Radford did not raise any conflict of interest and did not adversely affect Radford’s independence.

Peer Group

Although our Compensation Committee has historically used the Radford survey data as a tool in determining executive compensation, it typically has not used a formula or “benchmark” to set our executives’ compensation in relation to this data.  Instead, the Compensation Committee generally references the 50th percentile of comparable peer companies in combination with multiple other factors, such as the executives’ respective levels of experience and responsibility in determining the total target cash compensation for all executives.  The peer group used for making 2019 compensation decisions and comparative performance analysis was updated by our Compensation Committee in July 2018, with a focus on publicly traded commercial biotechnology and pharmaceutical companies.

Acorda Therapeutics	Emergent BioSolutions Inc.	Mallinckrodt plc
Alkermes plc	Exelixis, Inc.	Nektar Therapeutics
Alnylam Pharmaceuticals, Inc.	Incyte Corporation	Seattle Genetics, Inc.
AMAG Pharmaceuticals, Inc.	Ionis Pharmaceuticals, Inc.	The Medicines Company
BioMarin Pharmaceutical Inc.	Jazz Pharmaceuticals plc	United Therapeutics Corporation

The selection criteria used, as well as Horizon’s position relative to each criterion at the time of the peer review process, were:

Criteria		Horizon Position
Headcount	between 350 and 3,100 employees	56th percentile
Revenue	between $400 million and $3.5 billion	68th percentile
Market Capitalization	between $850 million and $10.3 billion	29th percentile (based on a 30-day average)

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Elements of Executive Compensation

Our executive compensation program primarily consists of base salary, annual cash incentives and long-term incentives delivered through equity and cash awards.  Employees in more senior roles have an increasing proportion of their total pay package at risk and tied to performance because they are in a position to have greater influence on our performance results.

Element	Form	Performance Period	Objective
Base Salary	Cash (fixed)	N/A	Recognition of individual’s role and responsibilities; provides competitive pay for retention purposes
Short-Term Incentive	Cash (variable)	Annual	Variable pay designed to reward achievement of annual financial and corporate objectives and individual goals
Long-Term Incentives	PSU Awards (variable) RSU Awards (variable)	Multi-year or Annual N/A

Promotes an ownership culture and aligns the interests of executives with those of shareholders; provides meaningful incentives for management to execute on longer-term financial and strategic growth goals that drive shareholder value creation; and supports our retention strategy

2019 Executive Compensation at a Glance

Element	Form	Performance Period	2019 Metrics	2019 Performance Levels (% of Target Achieved)
Base Salary	Cash (fixed)	N/A		N/A
Short-Term Incentive	Cash (variable)	Annual

Quantitative (70%):

•   Business unit net sales:

○  Orphan (15%)

○  Rheumatology (15%)

○  Inflammation (5%)

•   Segment operating income:

○  Orphan & Rheumatology (20%)

○  Inflammation (5%)

•   Adjusted EBITDA (10%)

Qualitative (30%):

•   Culture and compliance (10%)

•   Business development (10%)

•   Robust R&D organization (10%)

Quantitative: 103.9% • 12.6% • 30.0% • 10.0% • 21.3% • 10.0% • 20.0% Qualitative: 45.0% • 15.0% • 10.0% • 20.0% Total: 148.9%
Long-Term Incentives	PSU Awards (variable) RSU Awards (variable)	Multi-year or Annual N/A	PSU Awards: Net Sales/TSR PSUs: • Net sales (70%) • 3-year Relative TSR (30%) Teprotumumab PSUs RSU Awards: N/A	PSU Awards: Net Sales/TSR PSUs: • 119.2% • Not applicable given 3-year (2019-2021) Relative TSR performance period • 100% RSU Awards: N/A

“Variable” compensation is compensation in which the ultimate value received is contingent either 1) on performance, typically measured as financial, operational, or stock price performance, such as for PSUs; or 2) on the stock price value at the vesting date, such as for RSUs.

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Base Salary

Base salaries for our executive officers are established based on the individual’s scope of responsibilities, experience and market factors.  Base salaries are generally reviewed annually, typically in connection with our annual executive compensation review process.  The Compensation Committee references survey and peer group data to understand the marketplace for individuals in similar positions at the peer group companies.  Based on the survey and peer group data, the Compensation Committee determined that a 3% increase to the base salaries of our NEOs was appropriate as consistent with industry trends.

The annual base salaries of our NEOs as of March 1, 2019, and the increase from their prior base salary levels, were as follows:

Executive	2019	% Increase
Timothy Walbert	$1,113,945	3.0%
Paul W. Hoelscher	$583,495	3.0%
Barry J. Moze	$611,078	3.0%
Vikram Karnani	$530,450	3.0%
Shao-Lee Lin, M.D., Ph.D.(1)	$643,750	3.0%
Robert F. Carey(2)	$562,277	3.0%

(1)

Shao-Lee Lin’s employment was terminated on January 23, 2020.  Pursuant to the agreement we entered into with Dr. Lin in connection with the termination of her employment and in exchange for a release of claims and a non-competition agreement, she is receiving 12 months of base salary continuation payments following the termination of her employment as part of her separation benefits.

(2)

Robert Carey retired on October 1, 2019.  Pursuant to the agreement we entered into with Mr. Carey in connection with his retirement, he is receiving 15 months of base salary continuation payments following his retirement as part of his separation benefits.

Short-Term Incentives

Individual Performance-Based Bonus Opportunities

We provide performance-based cash annual bonuses as an incentive for our executives to achieve defined, quantitative corporate goals, as well as certain qualitative corporate objectives.  These bonuses may range in payout from 0% to 200% of targeted payout levels.  The overall structure of this program remains unchanged since 2014.

The target bonus opportunities for our named executive officers remained unchanged from prior levels.

Bonus opportunities for 2019 were as follows:

	Threshold	Target	Maximum
Executive	(as a % of base salary)
Timothy Walbert	86.25%	115%	230%
Paul W. Hoelscher	45%	60%	120%
Barry J. Moze	45%	60%	120%
Vikram Karnani	45%	60%	120%
Shao-Lee Lin, M.D., Ph.D.(1)	45%	60%	120%
Robert F. Carey(2)	45%	60%	120%

(1)

Pursuant to the agreement we entered into with Dr. Lin in connection with the termination of her employment, Dr. Lin was eligible to receive her target 2019 bonus award as part of her separation benefits.

(2)

Pursuant to the agreement we entered into with Mr. Carey in connection with his retirement, Mr. Carey was eligible to receive his 2019 bonus award based on applicable 2019 achieved performance levels as part of his separation benefits.

Our annual incentive plan provides our executives the opportunity to earn annual performance-based cash awards based on the achievement of a combination of quantitative goals (70% weighting) and qualitative goals (30% weighting).

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Quantitative Goals

The Compensation Committee established the quantitative goals for the 2019 plan year in February 2019, with the goals allocated between specific net sales goals for each of our three business units, operating income by segment and adjusted earnings before interest, tax, depreciation and amortization (adjusted EBITDA) performance targets for the 2019 calendar year, with a total weighting of 70%.

Net Sales

For the 2019 plan year, the Compensation Committee established the net sales goals for each of our three business units – orphan, rheumatology and inflammation (previously known as primary care) – and weighted the goals as set forth in the table below.

		Performance Levels
Business Unit Net Sales ($ millions)	Percentage of Target Bonus	Threshold 75%	Target 100%	125%	150%	Maximum 200%
Orphan	15.00%	$498	$528	$533	$538	$548
Rheumatology	15.00%	$350	$384	$390	$394	$405
Inflammation	5.00%	$320	$337	$343	$350	$360

In setting the net sales goals for the 2019 plan year, the Compensation Committee determined to maintain the greater weighting for the orphan and rheumatology business units, consistent with the weightings for the prior year because they comprise the Company’s strategic growth business, they are the focus of the majority of our business investment and strategy and we believe that our future net sales growth will be mainly driven by the performance of these two business units.

Segment Operating Income

For the 2019 plan year, the Compensation Committee established performance goals for segment operating income and weighted the goals as set forth in the table below:

		Performance Levels
Segment Operating Income ($ millions)(1)	Percentage of Target Bonus	Threshold 75%	Target 100%	125%	150%	Maximum 200%
Orphan and Rheumatology	20.0%	$275	$305	$310	$315	$325
Inflammation	5.0%	$128	$143	$147	$150	$160

(1)

While segment operating income contains certain adjustments to the directly comparable GAAP figures in our consolidated financial results, it is considered to be prepared in accordance with GAAP for purposes of presenting our segment operating results.

The Compensation Committee established the segment operating income performance metric given the change in reporting structure.  Greater weighting was given to the orphan and rheumatology segment for the operating income metric given that it is our strategic growth business.

Adjusted EBITDA

Additionally, the Compensation Committee established adjusted EBITDA goals for 2019 and weighted the goals as follows:

		Performance Levels
Adjusted EBITDA ($ millions)(1)	Percentage of Target Bonus	Threshold 75%	Target 100%	125%	150%	Maximum 200%
	10.0%	$415	$450	$455	$460	$475

(1)

Adjusted EBITDA:  Adjusted earnings before interest, taxes, depreciation and amortization and other amounts (EBITDA) is used and provided as a non-GAAP financial measure so our investors have a more complete understanding of our financial performance.  In addition, this non-GAAP financial measure is among the indicators our management uses for planning and forecasting purposes and measuring our performance.

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Qualitative Goals

The Compensation Committee established three qualitative goals (with a total weighting of 30%) for 2019:

•	Culture and Compliance (10%)

•	Ensure corporate culture of compliance by ensuring effective processes and training are in place.

•	Achieve scores at or above external benchmarks in employee surveys.

•	Implement key leadership development programs.

•	Business Development (10%)

•

Continue to grow and diversify the product portfolio and pipeline by announcing and/or completing new transactions that advance our strategic growth goals and meet or exceed pre-determined acquisition criteria.

•	Robust Research and Development Organization (10%)

•	Establish a high-performing R&D organization and hire key roles to upscale capability and performance.

•	Achieve key clinical and regulatory milestones.

The Compensation Committee chose these qualitative goals because these are the best indicators of the achievement of our operating plan, and they represent the factors most critical to increasing total shareholder value.

How Did We Do?

Quantitative Goals

Actual results in 2019 for each quantitative goal were as follows:

Quantitative Goals (70% Weighting) ($ millions)		2019 Performance
	Percentage of Target Bonus	Actual	% Achieved	% of Total (Target x % Achieved)
Net Sales
Orphan	15.0%	$509	83.8%	12.6%
Rheumatology	15.0%	$421	200.0%	30.0%
Inflammation	5.0%	$370	200.0%	10.0%
Operating Income
Orphan & Rheumatology	20.0%	$306	106.5%	21.3%
Inflammation	5.0%	$175	200.0%	10.0%
Adjusted EBITDA
Full Year 2019	10.0%	$483	200.0%	20.0%
Aggregate Quantitative Performance Achieved:				103.9%

Qualitative Goals

In addition, the Compensation Committee considered the qualitative measures (as described above) to be achieved at 150.0% of the 30% qualitative target, or 45%, for the year.  This achievement level was determined based on numerous factors:

With respect to our culture and compliance objective, we advanced all three goal components of compliance, leadership development and employee engagement.  We continued to strengthen our corporate culture of compliance by ensuring effective processes and training.  We also commissioned an independent assessment of our ethics and compliance program by Deloitte, which concluded that our program exceeds the core element requirements of an ethics and compliance program and has a variety of unique enhancements that make our program particularly effective.  We made significant investments in multiple development programs and training for our executive management and other key talent.  Relative to employee engagement, we conducted an assessment that showed that our employee loyalty and engagement levels significantly exceeded that of the average pharmaceutical company compared to benchmarks of a leading consulting firm.  A study by Aon concluded that Horizon

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has achieved gender and ethnicity pay equity, and that we rank in the top five of approximately 100 companies in similar studies.  Our employees’ engagement is underscored by the multiple 2019 workplace awards we received, including:

•	Number 3 on the FORTUNE and Great Place to Work® Best Workplaces in Health Care and BioPharma, the second consecutive year to be named to the list;

•	Number 8 on the FORTUNE and Great Place to Work Best Small & Medium Workplaces, the fourth consecutive year to be named to the list;

•	Number 19 on the FORTUNE and Great Place to Work Best Workplaces for Parents, the first year to be named to the list;

•	Certified by Great Place to Work Institute of Ireland as one of the Great Places to Work in Ireland;

•

We were also awarded a Best Places to Work in Chicago designation by Crain’s Chicago Business for the sixth consecutive year; named to the FORTUNE and Great Place to Work Best Workplaces in Chicago for the third consecutive year; and cited as one of the Chicago Tribune Top Workplaces for the fifth consecutive year; and

•	We were included in the Dave Thomas Adoption Foundation’s Top 100 Adoption-Friendly Workplaces.

The Compensation Committee considered this objective to be achieved at 150.0%.

With respect to our business development objectives, we completed several transactions aligned with our strategy, despite a challenging M&A environment created by elevated valuations.  Among our achievements, we:

•

Announced a long-term gout treatment discovery collaboration agreement with HemoShear Therapeutics, which provides the capability to identify and validate novel biologic targets for lowering serum uric acid levels, with the objective of exploring novel approaches in the treatment of gout;

•

Amended our license and supply agreements related to LODOTRA® and RAYOS® in January, transferring economic benefits of LODOTRA in Europe, which was not a strategic focus, in exchange for an improved royalty agreement for RAYOS in the United States;

•	Divested rights to MIGERGOT®, a non-strategic asset, in June; and

•

Significantly improved our capital structure through debt reduction and refinancing.  We reduced our gross debt by $575 million, extended the maturities of our debt and reduced our interest rates.  These initiatives provide us greater flexibility to take advantage of future business development opportunities, as well as resulting in a capital structure more in line with profitable R&D-focused biopharma peers.

The Compensation Committee considered this objective to be achieved at 100.0%.

With regards to our research and development organization objectives, we had several milestones and achievements in 2019.  Among our achievements, we:

•

Completed the OPTIC Phase 3 confirmatory trial for TEPEZZA in the treatment of thyroid eye disease (TED) in late February with impressive results:  82.9 percent of TEPEZZA patients met the primary endpoint of reduction in proptosis (eye-bulging) of greater than or equal to 2 millimeters (p<0.001), compared to 9.5 percent in placebo patients, and all secondary endpoints were met with statistical significance;

•

Received Priority Review for the TEPEZZA BLA application in September with a Prescription Drug User Fee Act (PDUFA) date of March 8, 2020.  Priority Review is granted for medicine candidates that have the potential to provide significant improvements in the treatment of serious conditions accelerates the standard review process by four months;

•

Received a unanimous vote by the FDA’s Dermatologic and Ophthalmic Drugs Advisory Committee (12-0) in December that the potential benefits of TEPEZZA outweigh the potential risks for the treatment of TED and

•

Advanced our immunomodulation trials for KRYSTEXXA, which are evaluating the use of KRYSTEXXA with the immunomodulator methotrexate to increase the response rate for KRYSTEXXA.  This would allow more patients to benefit from KRYSTEXXA and maximize the value of the medicine.  Horizon initiated the evaluation through its open-label MIRROR pilot trial, which was completed in late 2019, and the results demonstrated that 79 percent, or 11 of 14 patients, who used KRYSTEXXA with methotrexate achieved a complete response, compared to the 42 percent response rate in the KRYSTEXXA Phase 3 clinical program, which evaluated KRYSTEXXA alone.  The open-label trial was followed by the larger MIRROR randomized clinical trial, which was initiated in June 2019 and is designed for potential update of the label.

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•

Initiated in October the PROTECT trial, an open-label clinical trial evaluating the effect of KRYSTEXXA on serum uric acid levels in adult kidney transplant patients with uncontrolled gout.  The trial’s objective is to demonstrate that KRYSTEXXA provides effective disease control without burdening the kidneys.

The Compensation Committee considered this objective to be achieved at 200.0%.

Short-Term Incentive Plan Total Achievement

With the achievement percentage for the quantitative objective goals of 103.9% and the achievement percentage for the qualitative objective goals of 45.0%, the total achievement percentage for both the qualitative and quantitative short-term incentive plan objective goals was 148.9%.

In February 2020, based on management’s recommendations and the Compensation Committee’s own review, deliberation and determination of achievement of the corporate objectives listed above, along with determination of the NEOs’ individual contributions toward meeting those objectives described above, the Compensation Committee approved cash bonus awards for our NEOs as follows, which were paid in March 2020:

Executive	2019 Target Bonus Opportunity	Total % of Target Bonus Earned	2019 Earned Annual Incentive
Timothy Walbert	$1,275,006	148.9	$1,898,483
Paul W. Hoelscher	$348,449	148.9	$518,840
Barry J. Moze	$364,921	148.9	$543,367
Vikram Karnani	$315,317	148.9	$469,507
Shao-Lee Lin, M.D., Ph.D.(1)	$386,250	100.0	$386,250
Robert F. Carey(2)	$335,778	148.9	$499,973

(1)

Pursuant to the agreement we entered into with Dr. Lin in connection with the termination of her employment, Dr. Lin was eligible to receive her target 2019 bonus award as part of her separation benefits.

(2)

Pursuant to the agreement we entered into with Mr. Carey in connection with his retirement, Mr. Carey was eligible to receive his 2019 bonus award based on applicable 2019 achieved performance levels as part of his separation benefits.

There were no additional discretionary bonuses awarded to our NEOs in 2019.

Long-Term Incentives

Our Compensation Committee believes in a strong pay-for-performance program and culture which encourages a long-term focus from the executive officers and aligns their interests with those of our shareholders.  To achieve this, the Compensation Committee utilizes two vehicles for our long-term awards:

•	Time-based equity awards: RSUs

•	Performance-based equity awards: PSUs

2019 Long-Term Incentive Grants

We have adopted a regular, annual long-term incentive grant schedule awarding equity awards in the form of RSUs and PSUs to our executive officers.  In order to further align the interests of our executive officers with those of our shareholders, we award a higher percentage of performance-based equity compensation than the majority of our industry peers.  In addition, our performance-based equity compensation is aligned with all of our stated compensation objectives, including linking executive pay with performance.  Further, we believe that annual grant cycles allow us to more easily manage shareholder dilution and burn rate, while still providing market-competitive incentive opportunities.

We believe these equity grants align the interests of our executive officers and shareholders in two ways:

•	a large portion of the equity grants vest contingent on performance and have a continued service requirement; and

•	equity grants have a one-year holding period after any vested shares are issued.

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As part of our regular, long-term incentive program, we awarded our NEOs a mix of PSUs and time-vested RSUs on January 4, 2019.  The components of the long-term incentive plan were as follows:

2019 Long-Term Incentive Components
	PSUs	RSUs

Performance Criteria/Period	Net Sales/TSR PSUs: 70%: 2019 Net Sales 30%: 3-year Relative TSR (2019-2021) Teprotumumab PSUs: FDA approval before September 30, 2020	N/A

Maximum Award	Net Sales/TSR PSUs: 200% of Target Award Teprotumumab PSUs: N/A	N/A

Service Vesting Period

Net Sales/TSR PSUs:

70% 2019 Net Sales:  3 equal annual installments

30% 3-year Relative TSR:  at the end of the 2019-2021 performance period

Teprotumumab PSUs

3 equal annual installments on FDA approval date and subsequent anniversary dates

Vest one-third annually over 3 years

Post-Issuance Holding Period	1 year	1 year

Our NEOs received RSU and PSU grants in January 2019 for the following share amounts:

Executive	Time-Vested RSUs	Net Sales/TSR PSUs	Teprotumumab PSUs
Timothy Walbert	174,104	174,104	60,995
Paul W. Hoelscher	53,948	53,948	16,669
Barry J. Moze	73,948	53,948	17,459
Vikram Karnani	53,948	53,948	14,713
Shao-Lee Lin, M.D., Ph.D.(1)	53,948	53,948	18,391
Robert F. Carey(2)	53,948	53,948	16,061

(1)	Dr. Lin’s employment was terminated on January 23, 2020.

(2)	Mr. Carey retired on October 1, 2019.

Time-Vested RSUs

The time-vested RSUs are generally subject to three-year annual vesting over the service period commencing January 5, 2019 and ending on January 5, 2022.  Pursuant to the agreement we entered into with Dr. Lin in connection with the termination of her employment on January 23, 2020, her time-vested options and RSUs, including her January 2019 RSU grants, accelerated vesting in accordance with their vesting schedule as if she had completed an additional 12 months of employment with us as of the termination of her employment on January 23, 2020.

Pursuant to the separation agreement we entered into with Mr. Carey in connection with his retirement on October 1, 2019, his time-vested RSUs will continue to vest as if his employment had continued during the vesting period.

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Performance-Based PSUs

The performance-based PSUs consist of a grant based on the achievement of specific net sales and relative TSR goals (“Net Sales/TSR PSUs”) and an additional company-wide grant tied to the approval of teprotumumab (“Teprotumumab PSUs”), as follows:

Net Sales/TSR PSUs

The Net Sales/TSR PSUs utilize two performance metrics, a short-term component tied to business performance and a long-term component tied to relative TSR.  Similar to the prior year, shareholder feedback informed our decision to include both the short- and long-term metrics in the award design:

•	Net Sales (70%). This portion of the PSU award will be determined by the net sales for our orphan business unit and KRYSTEXXA net sales in 2019.

•

Relative TSR (30%).  This portion of the award will be determined by reference to our relative TSR performance over a three-year period ending December 31, 2021, as measured against the components of NBI.

70% of the PSUs were eligible to vest based on actual 2019 net sales performance of our orphan business unit and our main growth driver medicine KRYSTEXXA in relation to the net sales performance goals as set forth in the table below.  The maximum number of PSUs that may vest is 200% of the target number of PSUs.

Net Sales PSU Performance Goals ($ millions)

Multiplier	0%		50%	100%	125%	150%	200%
Orphan Business Unit	<$	498	$498	$528	$533	$538	$548
KRYSTEXXA	<$	285	$285	$305	$324	$337	$350

Teprotumumab PSUs

The Compensation Committee also approved a grant of Teprotumumab PSUs to our executives and the entire broader employee population in January 2019 at which time the Phase 3 data for Teprotumumab were not yet available.  The Teprotumumab PSUs were generally eligible to vest contingent upon 1) receiving FDA approval of teprotumumab no later than September 30, 2020, and 2) continued service through the approval date.  The grant stipulated that if FDA approval was attained on or prior to September 30, 2020, one-third of the Teprotumumab PSUs would vest on the FDA approval date and one-third would vest on each of the first two anniversaries of the FDA approval date, subject to continued service through the applicable vesting dates.

How Did We Do?

Net Sales/TSR PSUs

Actual net sales results for 2019 were as follows for our orphan business unit and main growth driver KRYSTEXXA:

		2019 Performance

Net Sales PSUs (70% Weighting) ($ millions)	Weighting	Actual	% Net Sales PSU Goal Achieved	% of Total (Target x % Achieved)
Orphan Business Unit	35%	$509	67.7%	33.8%
KRYSTEXXA	35%	$342	170.8%	85.4%
Aggregate Quantitative Performance Achieved:				119.2%

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Accordingly, our net sales attainment was at approximately 119.2% of the target.  The amount of shares earned by our executives for the achieved net sales PSUs are as follows:

Executive	Net Sales PSU (Target Number)	Determined Net Sales PSU
Timothy Walbert	121,872	145,296
Paul W. Hoelscher	37,764	45,021
Barry J. Moze	37,764	45,021
Vikram Karnani	37,764	45,021
Shao-Lee Lin, M.D., Ph.D.(1)	37,764	15,007
Robert F. Carey(2)	37,764	45,021

(1)

Dr. Lin was eligible to vest in the first vesting installment of her determined net sales PSUs for 15,007 shares because she was still employed with us on January 5, 2020.  Dr. Lin forfeited the remaining unvested shares subject to her determined net sales PSUs in connection with her termination of her employment on January 23, 2020.

(2)

Mr. Carey retired on October 1, 2019.  Pursuant to the agreement we entered into with Mr. Carey in connection with his retirement, his determined net sales PSUs will continue to vest as if his employment had continued.

The determined net sales PSUs were eligible to vest in three equal annual installments subject to the executive’s continued service, with the first vesting installment on January 5, 2020.  The actual earned shares for the first vesting installment were not released, however, until performance was certified by the Compensation Committee on February 19, 2020.

Determination of the level of attainment of the relative TSR PSUs will be made following the three-year performance period ending December 31, 2020.  Pursuant to the agreement we entered into with Mr. Carey in connection with his retirement he is entitled to receive the full number of any determined relative TSR PSUs based on applicable performance during the performance period.  All of Dr. Lin’s relative TSR PSUs were forfeited upon the termination of her employment and are not eligible to vest.

Teprotumumab PSUs

The FDA approved TEPEZZA (teprotumumab-trbw) on January 21, 2020, earlier than anticipated.  Therefore, the first vesting installment of the Teprotumumab PSUs vested on that date.  The second vesting installment will vest on January 21, 2021 and the final installment will vest on January 21, 2022, subject to the NEO’s continued service through the applicable vesting dates.  If a change in control occurs during the NEO’s continued service and while the Teprotumumab PSUs are outstanding, the Teprotumumab PSU awards will immediately fully vest.

Pursuant to the agreement we entered into with Mr. Carey in connection with his retirement on October 1, 2019, of the Teprotumumab PSUs he was awarded under the grant, the applicable number of Teprotumumab PSUs determined based on the attained performance levels would be entitled to vest as if his employment had continued.  Dr. Lin was eligible to vest in the first vesting installment of the Teprotumumab PSUs because she was employed on the first vesting date.  Her remaining unvested Teprotumumab PSUs were forfeited upon the termination of her employment and are not eligible to vest.

2018 Cash Incentive Program

In 2018, in addition to the PSU and RSU awards, the Compensation Committee also approved a performance-based cash incentive plan (CIP) for our executive officers to motivate them to achieve certain financial and business-related milestones related to the 2018 strategic business initiatives and our long-term strategy.  The award amounts previously determined under the 2018 CIP vest in three equal installments beginning on January 5, 2019.  Pursuant to the agreement we entered into with Mr. Carey in connection with his retirement, he is entitled to receive his determined 2018 CIP payments as if his employment had continued.  In connection with the termination of her employment, Dr. Lin forfeited the last vesting installment of her 2018 CIP award that would have otherwise vested in January 2021.

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Additional Compensation Policies and Practices

Executive Share Ownership Guidelines

We have share ownership guidelines that establish the following minimum ownership levels within five years of the adoption of the guidelines (or within five years of the date an executive officer or director first becomes subject to them):

Position	Guideline
CEO	5x base salary
Executive Committee Members	2x base salary
Non-employee Directors	3x annual cash retainer

Individual ownership interest is reviewed annually as of the last day of the calendar year.  The dollar value of shares at the end of a given calendar year is determined using the average closing price of Horizon shares over the three-month period of September, October and November of that calendar year.  Shares that count toward satisfaction of these guidelines include:  shares owned outright by the individual (including stock units that have vested but not yet settled); shares retained after an option exercise or issuance under another type of equity award granted under our equity incentive plans; shares retained after purchase under our Employee Share Purchase Plan; shares subject to RSUs that have not vested; and shares held in trust for the benefit of the individual or his/her spouse.  Any unvested PSUs and unexercised stock options, whether vested or unvested, are not counted toward satisfaction of these ownership guidelines.

In 2019, the Compensation Committee increased the minimum ownership level guidelines for non-employee directors to three times each director’s annual cash retainer from the previous level of two times.

All of our executive officers and non-employee directors subject to the share ownership guidelines met the guidelines as of December 31, 2019.

Holding Period Policy

Any shares issued in settlement of any equity award granted to any executive officers on or after January 5, 2018 are subject to a minimum holding period of one year before the shares may be sold or transferred.

Hedging and Pledging Policies

Our Insider Trading Policy prohibits our executive officers, other employees, non-employee directors and consultants from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our ordinary shares at any time.  In addition, no officer, director, other employee or consultant of Horizon may margin or pledge, or make any offer to margin or pledge, any of our ordinary shares, including without limitation, borrowing against the value of such ordinary shares, at any time.

Clawback Policy

As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002.  Additionally, in January 2018 the Compensation Committee approved our incentive compensation recoupment policy, which provides for recoupment of certain compensation paid to executive officers of the Company under certain circumstances involving material financial restatements.  Any cash and equity incentive compensation that is paid, awarded or vested based on the achievement of reported financial results and that is approved, granted or awarded on or after January 5, 2018 is subject to potential recoupment in accordance with the terms of the incentive compensation recoupment policy, including but not limited to any compensation approved, granted, or awarded under our annual cash bonus plan and PSUs under our long-term incentive program.

Timing of Equity Awards

Grants of equity awards to our executive officers are generally determined and approved at our pre-scheduled quarterly Compensation Committee meetings whenever practicable.  However, the Compensation Committee may otherwise approve the grant of equity awards in advance of its next scheduled meeting in connection with a new hire, promotion, and other circumstances

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where the Compensation Committee deems it appropriate to make such grants.  Starting in 2018, our equity program has included performance vesting metrics for a performance period that begins in January.  Given that, since 2018 our process has been to approve the final grants for our equity program at a special meeting of the Compensation Committee in January.  We expect to continue having a significant portion of our executive officer equity compensation be performance based and believe it is likely that future-year grants will be approved at special Compensation Committee meetings in January.

All stock options are granted with an exercise price that is not less than the closing price of our ordinary shares on Nasdaq on the grant date.  It is our policy not to purposely accelerate or delay the public release of material information in consideration of a pending equity grant to allow the grantee to benefit from a more favorable exercise price.  We recognize that a release of information by the Company in close proximity to an equity grant may appear to be an effort to time the announcement to a grantee’s benefit (even if no such benefit was intended).  Accordingly, it is our policy that our management team makes a good faith effort to advise the Compensation Committee whenever it is aware that material non-public information is planned to be released to the public in close proximity to the grant of equity awards.

Accounting and Section 162(m) Tax Considerations

We account for share-based awards exchanged for employee services in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation – Stock Compensation (ASC Topic 718).  Assumptions used in the calculation of these awards are included in Note 18 – “Share-Based and Long-Term Incentive Plans” in the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.  These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the NEOs.

Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible.  Prior to the enactment of the Tax Cuts and Jobs Act, Section 162(m) provided a performance-based compensation exception, pursuant to which the deduction limit under Section 162(m) did not apply to any compensation that qualified as “performance-based compensation” under Section 162(m).  Pursuant to the Tax Cuts and Jobs Act, the performance-based compensation exception under Section 162(m) was repealed with respect to taxable years beginning after December 31, 2017, except that certain transition relief is provided for compensation paid pursuant to a written binding contract which was in effect on November 2, 2017 and which is not modified in any material respect on or after such date.

Compensation paid to each of our “covered employees” in excess of $1 million per taxable year generally will not be deductible unless it qualifies for the performance-based compensation exception under Section 162(m) pursuant to the transition relief described above.  Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m), as well as other factors beyond the control of the Compensation Committee, no assurance can be given that any compensation paid by Horizon will be eligible for such transition relief and be deductible by us in the future.  Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of our executive compensation program and the best interests of Horizon and its stockholders, which may include providing for compensation that is not deductible by Horizon due to the deduction limit under Section 162(m).  The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with our business needs.

Severance and Change-in-Control Benefits Summary

Our NEOs are provided with certain severance benefits in order to assist us in recruiting and retaining talented individuals and align the executives’ interests with the best interests of the shareholders.  We believe these severance benefits are consistent with those provided by our peer group are an essential element of our overall executive compensation package due to the competitive market for executive talent in our industry.  The Compensation Committee believes that the severance benefits are an important element of the NEOs’ retention and motivation and that the benefits of such severance rights agreements, including generally requiring a release of claims against us and entering into a non-competition agreement as a condition to receiving any severance benefits are in our best interests.  Enhanced severance benefits are provided for a qualifying termination that occurs in connection with a change-in-control because the severance benefits are also intended to eliminate, or at least reduce, the reluctance of our executive officers to diligently consider and pursue potential change-in-control transactions that may be in the best interests of our shareholders.

A description of the severance benefits provided under our executive officer employment agreements is provided below under the heading “Potential Payments Upon Termination or Change-in-Control.”

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Robert Carey Retirement Benefits

Robert Carey, our former Executive Vice President, Chief Business Officer, retired effective October 1, 2019.  In connection with his retirement, and in exchange for a release of claims, we agreed to provide severance benefits to Mr. Carey consisting of (i) 15 months’ base salary continuation and continuation of health benefits, (ii) continued eligibility for his annual 2019 cash bonus based on performance against the pre-established goals, (iii) an amendment to his existing stock options to extend the permitted exercise period through the maximum term of the options, (iv) continued vesting of his previously granted RSUs and PSUs (contingent upon meeting the pre-established performance goals), including the Net Sales/TSR PSUs and Teprotumumab PSUs as further described above, and (v) continued vesting and payment of his existing cash long-term incentive plan awards as further described above.

Shao-Lee Lin, M.D., Ph.D. Separation Benefits

Employment of Shao-Lee Lin, M.D., Ph.D., former executive vice president, research and development and chief scientific officer, was terminated effective January 23, 2020.  Pursuant to the agreement we entered into with Dr. Lin in connection with the termination of her employment and in exchange for a release of claims and a non-competition agreement, we agreed to provide severance benefits to Dr. Lin consisting of (i) 12 months’ base salary continuation and continuation of health benefits, (ii) 12 months’ accelerated vesting of her time-based vesting options and RSUs and (iii) her target 2019 bonus award.  In addition to the severance benefits that Dr. Lin was otherwise eligible to receive under her employment agreement, we provided Dr. Lin with her target 2019 bonus award in consideration of her prior services.

Deferred Compensation Plan

All of our executive officers are eligible to participate in our non-qualified Deferred Compensation Plan, which allows the participants to defer receipt of their compensation and recognition of associated income taxes without being subject to the deferral contribution limits of our 401(k) Plan, which provides additional tax and financial planning flexibility.  Our policy is to match Deferred Compensation Plan deferrals under the same matching contribution formula that we apply to our 401(k) Plan.  Accordingly, the matching contribution formula for our Deferred Compensation Plan is 100% of the first 3% and 50% of the next 2% of salary deferrals, which is the same “safe harbor” matching contribution formula that applies to our 401(k) Plan.  Matching contributions to our Deferred Compensation Plan are immediately fully vested contingent upon completion of one year of employment in order to closely align to the vesting schedule of our safe harbor matching contributions to our 401(k) Plan, which are immediately fully vested when made.  A description of our Deferred Compensation Plan is provided below under the heading “Nonqualified Deferred Compensation.”

Other Benefits

All of our executive officers are eligible to receive our standard employee benefits, such as participation in our 401(k) Plan, medical, dental, vision coverage, short-term disability insurance, long-term disability insurance, group life insurance, paid time off, holiday, and the 2014 Employee Share Purchase Plan, in each case on the same basis as our other employees.  Our paid-time-off policy allows no more than 40 paid-time-off hours to be carried over to the following year.  We also reimburse our executives, including our NEOs, up to $15,000 of personal financial planning services incurred annually and related tax gross ups.  We believe that financial planning by experts reduces the time our executives spend on that topic and assists our executives in making the most of the financial rewards received from the Company.  We also reimburse our executive officers for any travel expenses and related tax gross ups they incur in connection with any business-related travel which does not meet the strict eligibility requirements to be treated as a non-taxable business expense reimbursement in accordance with applicable tax guidelines.  We believe that the cost of providing these benefits is reasonable in light of the benefit to our business of having our executive officers more focused on attaining our business objectives in connection with any business-related travel.  The Compensation Committee periodically reviews the levels of benefits provided to executive officers to ensure they remain reasonable and consistent with its compensation philosophy.

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Compensation Committee Report

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the management of the Company.  Based on this review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

This report has been furnished by the members of the Compensation Committee:

Jeff Himawan, Ph.D., Chair

William F. Daniel

Gino Santini

James Shannon, M.D.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation earned during the years ended December 31, 2019, 2018 and 2017 by our NEOs.

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan(2)	All Other Compensation(3)	Total

Timothy Walbert	2019	$1,108,700	$—		$9,139,117	$—	$3,398,483	$226,871	$13,873,172
Chairman, President and	2018	$1,076,250	$—		$13,533,845	$—	$2,026,436	$160,363	$16,796,894
Chief Executive Officer	2017	$1,033,333	$—		$—	$—	$1,167,653	$141,039	$2,342,025

Paul W. Hoelscher	2019	$580,748	$—		$2,773,866	$—	$968,840	$120,135	$4,443,588
Executive Vice President,	2018	$563,750	$—		$5,812,495	$—	$553,809	$104,332	$7,034,386
Chief Financial Officer	2017	$541,667	$—		$—	$—	$319,110	$69,335	$930,112

Barry J. Moze	2019	$608,201	$—		$3,202,198	$—	$793,367	$58,744	$4,662,510
Executive Vice President,	2018	$590,400	$—		$1,527,062	$—	$579,989	$35,114	$2,732,565
Chief Administrative Officer	2017	$571,667	$—		$—	$—	$334,195	$71,675	$977,537

Vikram Karnani	2019	$525,528	$—		$2,723,029	$—	$719,507	$95,222	$4,063,285
Executive Vice President,	2018	$483,333	$—		$1,527,062	$—	$454,064	$68,263	$2,532,722
Chief Commercial Officer	2017	$393,750	$—		$—	$—	$325,000	$47,672	$766,422

Shao-Lee Lin, M.D., Ph.D.(4)	2019	$640,719	$140,000	(5)	$2,818,620	$—	$636,250	$137,225	$4,372,814
Former Executive Vice President,	2018	$617,898	$600,000	(6)	$3,963,280	$1,099,996	$608,842	$62,715	$6,952,731
Research and Development and
Chief Scientific Officer

Robert F. Carey(7)	2019	$419,061	$—		$2,758,064	$—	$949,973	$252,537	$4,379,635
Former Executive Vice President,	2018	$543,250	$—		$5,812,495	$—	$533,670	$74,120	$6,963,536
Chief Business Officer	2017	$525,000	$—		$—	$—	$307,506	$81,713	$914,219

(1)

Amounts shown in this column do not reflect actual compensation received by our NEOs. The amounts reflect the grant date fair value of the awards and are calculated in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation – Stock Compensation (ASC Topic 718). Assumptions used in the calculation of these awards are included in Note 18 – “Share-Based and Long-Term Incentive Plans” in the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the NEOs. The amounts shown in this column include RSUs and PSUs granted in 2018 and 2019. For further information regarding such equity awards, please see the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at December 31, 2019” tables and related footnotes below and “2019 Long-Term Incentive Grants” in our Compensation Discussion and Analysis above. Values for the performance-based Net Sales/TSR PSUs in the table above reflect values less than the maximum potential value of the awards. With respect to the performance-based Net Sales/TSR PSUs granted in January 2018 to each of Mr. Walbert, Mr. Hoelscher, Mr. Moze, Mr. Karnani, Dr. Lee and Mr. Carey, based upon the closing price of our ordinary shares on the date of grant of $15.45 and assuming the maximum level of performance would have been achieved, the grant date fair value would have been $14,179,979; $6,089,988; $1,599,971; $1,599,971; $2,999,988 and $6,089,988, respectively. With respect to the performance-based Net Sales/TSR PSUs granted in January 2019 to each of Mr. Walbert, Mr. Hoelscher, Mr. Moze, Mr. Karnani, Dr. Lee and Mr. Carey, based upon the closing price of our ordinary shares on the date of grant of $20.39 and assuming the maximum level of performance would have been achieved, the grant date fair value would have been $7,099,961; $2,199,999; $2,199,999; $2,199,999; $2,199,999 and $2,199,999, respectively.

(2)

As applicable, reflects performance incentives for fiscal years 2019, 2018 and 2017 that were earned and paid in March 2020, March 2019 and March 2018, respectively, pursuant to our annual cash incentive compensation plan in effect for such fiscal year.  Pursuant to the agreement we entered into with Mr. Carey in connection with his retirement, Mr. Carey was eligible to receive his 2019 bonus award based on applicable 2019 achieved performance levels.  Pursuant to the agreement we entered into with Dr. Lin in connection with the termination of her employment, she was eligible to receive her target 2019 bonus award.  For further information please see the “Compensation Discussion and Analysis” above.  Amounts in full-year 2019 include the following amounts earned under our 2018 Cash Incentive Plan (2018 CIP), which were earned and paid to our NEOs in January 2019:  $1,500,000 paid to Mr. Walbert, $450,000 paid to Mr. Hoelscher, $250,000 paid to Mr. Moze, $250,000 paid to Mr. Karnani, $250,000 paid to Dr. Lin and $450,000 paid to Mr. Carey.

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(3)	Amounts shown in this column include the following items:

	Year	Life Insurance Benefits Imputed Income and Additional Exec Coverage	401(k) Matching Contributions	Deferred Compensation Plan Contributions	Financial Planning/ Legal Fee Reimbursements (including tax gross up)	Personal Travel Expenses(a)	Severance(b)	Total

Timothy Walbert	2019	$6,005	$11,200	$125,399	$26,930	$57,337	$—	$226,871
	2018	$342	$11,000	$89,756	$26,930	$32,335	$—	$160,363
	2017	$342	$10,800	$82,259	$28,145	$19,493	$—	$141,039

Paul W. Hoelscher	2019	$6,048	$11,200	$45,379	$20,653	$36,855	$—	$120,135
	2018	$342	$11,000	$35,314	$24,237	$33,439	$—	$104,332
	2017	$342	$10,800	$32,437	$15,009	$10,747	$—	$69,335

Barry J. Moze	2019	$7,855	$8,148	$—	$17,953	$24,788	$—	$58,744
	2018	$342	$—	$13,368	$14,144	$7,260	$—	$35,114
	2017	$342	$10,800	$34,714	$15,009	$10,810	$—	$71,675

Vikram Karnani	2019	$3,842	$11,200	$39,178	$17,953	$23,048	$—	$95,222
	2018	$285	$11,000	$32,333	$14,144	$10,500	$—	$68,263
	2017	$314	$10,623	$7,341	$15,009	$14,386	$—	$47,672

Shao-Lee Lin, M.D., Ph.D.(4)	2019	$5,273	$11,200	$79,979	$26,930	$13,843	$—	$137,225
	2018	$342	$8,563	$21,875	$29,936	$1,999	$—	$62,715

Robert F. Carey(7)	2019	$4,349	$11,200	$38,191	$26,930	$28,910	$142,957	$252,537
	2018	$342	$11,000	$34,030	$26,930	$1,818	$—	$74,120
	2017	$342	$10,800	$31,770	$27,387	$11,414	$—	$81,713

(a)

Represents travel and/or other miscellaneous expenses and related tax gross ups which do not meet the strict eligibility requirements to be treated as a non-taxable business expense reimbursement in accordance with applicable tax guidelines.

(b)

Represents $140,569 in base salary continuation payments made to Mr. Carey in 2019, and $2,388 value of COBRA premiums paid on behalf of Mr. Carey in 2019 pursuant to the agreement we entered into with Mr. Carey in connection with his retirement on October 1, 2019.  For further information, see the “Compensation Discussion and Analysis” above.

(4)	Dr. Lin joined Horizon in January 2018 and her employment was terminated effective January 23, 2020.

(5)	Represents a sign-on cash bonus of $140,000 paid to Dr. Lin in January 2019 in connection with her continued service through such date.

(6)	Represents a sign-on cash bonus of $600,000 paid to Dr. Lin in January 2018.

(7)	Mr. Carey retired effective October 1, 2019.

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Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of non-equity incentive plan and equity incentive plan-based awards to our NEOs for 2019:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)				All Other Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Value of Stock and Option Awards

Name	Award Type	Grant Date	Threshold	Target		Maximum	(#)		($)(1)
Timothy Walbert	Annual Cash	N/A	$905,625	$1,275,006	(2)	$2,550,011
	RSU	1/4/2019					174,104	(8)	$3,549,981
	PSU	1/4/2019					174,104	(9)	$4,003,877
	PSU	5/2/2019					60,995	(10)	$1,585,260

Paul W. Hoelscher	Annual Cash	N/A	$261,337	$348,449	(3)	$696,897
	RSU	1/4/2019					53,948	(8)	$1,100,000
	PSU	1/4/2019					53,948	(9)	$1,240,639
	PSU	5/2/2019					16,669	(10)	$433,227

Barry J. Moze	Annual Cash	N/A	$273,690	$364,921	(4)	$729,841
	RSU	1/4/2019					73,948	(8)	$1,507,800
	PSU	1/4/2019					53,948	(9)	$1,240,639
	PSU	5/2/2019					17,459	(10)	$453,759

Vikram Karnani	Annual Cash	N/A	$236,488	$315,317	(5)	$630,634
	RSU	1/4/2019					53,948	(8)	$1,100,000
	PSU	1/4/2019					53,948	(9)	$1,240,639
	PSU	5/2/2019					14,713	(10)	$382,391

Shao-Lee Lin, M.D., Ph.D.(11)	Annual Cash	N/A	$289,688	$386,250	(6)	$772,500
	RSU	1/4/2019					53,948	(8)	$1,100,000
	PSU	1/4/2019					53,948	(9)	$1,240,639
	PSU	5/2/2019					18,391	(10)	$477,982

Robert F. Carey(12)	Annual Cash	N/A	$251,833	$335,778	(7)	$671,556
	RSU	1/4/2019					53,948	(8)	$1,100,000
	PSU	1/4/2019					53,948	(9)	$1,240,639
	PSU	5/2/2019					16,061	(10)	$417,425

(1)

Amounts shown in this column do not reflect dollar amounts actually received by our NEOs.  Instead, these amounts reflect the grant date fair value of such awards and are calculated in accordance with the provisions of ASC Topic 718.  Assumptions used in the calculation of these amounts and further information on our stock options, RSUs, PSUs and Cash LTIP are included in Note 18 – “Share-Based and Long-Term Incentive Plans” in the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.  These amounts do not necessarily correspond to the actual value realized or that may be realized by the NEOs.

(2)

Mr. Walbert’s target bonus for 2019 was $1,275,006, or 115% of his base salary as of December 31, 2019, pro-rated for salary change that took effect March 1, 2019.  In February 2020, the Compensation Committee approved Mr. Walbert’s bonus in the amount of $1,898,483, or 148.9% of his target bonus, which was paid in March 2020.

(3)

Mr. Hoelscher’s target bonus for 2019 was $348,449, or 60% of his base salary as of December 31, 2019, pro-rated for salary change that took effect March 1, 2019.  In February 2020, the Compensation Committee approved Mr. Hoelscher’s bonus in the amount of $518,840, or 148.9% of his target bonus, which was paid in March 2020.

(4)

Mr. Moze’s target bonus for 2019 was $364,921, or 60% of his base salary as of December 31, 2019, pro-rated for salary change that took effect March 1, 2019.  In February 2020, the Compensation Committee approved Mr. Moze’s bonus in the amount of $543,367, or 148.9% of his target bonus, which was paid in March 2020.

(5)

Mr. Karnani’s target bonus for 2019 was $315,317, or 60% of his base salary as of December 31, 2019, pro-rated for salary change that took effect March 1, 2019.  In February 2020, the Compensation Committee approved Mr. Karnani’s bonus in the amount of $469,507, or 148.9% of his target bonus, which was paid in March 2020.

(6)

Dr. Lin’s target bonus for 2019 was $386,250, or 60% of her base salary as of December 31, 2019.  Pursuant to the agreement we entered into with Dr. Lin in connection with the termination of her employment, Dr. Lin was eligible to receive her target 2019 bonus award.

(7)

Mr. Carey’s target bonus for 2019 was $335,778, or 60% of his base salary as of December 31, 2019, pro-rated for salary change that took effect March 1, 2019.  Pursuant to the agreement we entered into with Mr. Carey in connection with his retirement, Mr. Carey was eligible to receive his 2019 bonus award based on applicable 2019 achieved performance levels.  In February 2020, the Compensation Committee approved Mr. Carey’s bonus in the amount of $499,973, or 148.9% of his target bonus, which was paid in March 2020.

(8)	The RSUs vest in three equal annual installments following the grant date.

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(9)

The Net Sales/TSR PSU award is divided into two components. 70% of the award is determined by the 2019 net sales of our orphan business unit and the 2019 net sales of KRYSTEXXA.  These shares vest in three equal annual installments from the grant date and are released after financial results are released by the Board.  The Board certified the financial results and performance at 119.2% for the Net Sales/TSR PSU award on February 19, 2020, and the first tranche of this award was released on that date.  The second tranche will vest on January 5, 2021 and the third tranche will vest on January 5, 2022, subject to the executive’s continued service.  The remaining 30% of the award is determined by our relative TSR performance over a three-year period ending December 31, 2021, as measured against the components of the NBI.  These shares vest in full on January 5, 2022 subject to the executive’s continued service.

(10)

As part of the 2019 PSU awards, Teprotumumab PSUs were awarded to the entire employee population in January 2019, including the NEOs, contingent upon shareholder approval at the 2019 Annual Meeting of Shareholders of the proposed amendment to add shares to the Amended 2014 Equity Incentive Plan, which was subsequently approved on May 2, 2019.  Vesting of the Teprotumumab PSUs was contingent upon 1) receiving FDA approval of teprotumumab no later than September 30, 2020, and 2) continued service through the approval date.  If FDA approval was attained on or prior to that date, one-third of the Teprotumumab PSUs would vest on the FDA approval date and one-third would vest on each of the first two anniversaries of the FDA approval date, subject to continued service through the applicable vesting dates.  The FDA approval of TEPEZZA (teprotumumab-trbw) was obtained on January 21, 2020, and the first tranche of this award was released on that date.  The second tranche will vest on January 21, 2021, and the final tranche will vest on January 21, 2022, subject to the NEO’s continued service through the applicable vesting dates.  Further information on the Teprotumumab PSUs are further described in the Compensation Discussion and Analysis above.

(11)

Pursuant to the agreement we entered into with Dr. Lin in connection with the termination of her employment, her severance benefits included 12 months’ vesting acceleration of all of her time-based vesting options and RSUs.  Dr. Lin forfeited her then-remaining unvested options, RSUs and unvested PSUs on such termination date as further described in the Compensation Discussion and Analysis above.

(12)

In connection with his retirement on October 1, 2019, and in exchange for a release of claims, we agreed to provide severance benefits to Mr. Carey which included continued vesting of his previously granted RSUs and PSUs (contingent upon meeting the pre-established performance goals), including the Net Sales/TSR PSUs and Teprotumumab PSUs as further described in the Compensation Discussion and Analysis above.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements.  Each of our NEOs has entered into a written employment agreement with us that provides for payment of base salary, target annual cash incentive compensation, eligibility for employee benefit programs and potential severance benefits.  Following the retirement of Robert Carey on October 1, 2019, he ceased to be eligible for benefits under his employment agreement, except for the severance benefits described below.  For further information regarding the base salaries, bonuses and incentive compensation payable to our NEOs and their eligibility for our employee benefit programs, please see our “Compensation Discussion and Analysis” above.  For further information regarding the severance benefits provided under the employment agreements, please see “Potential Payments Upon Termination or Change-in-Control” below.

In connection with Mr. Carey’s retirement, and in exchange for a release of claims, we agreed to provide severance benefits to Mr. Carey consisting of (i) 15 months’ base salary continuation and continuation of health benefits, (ii) continued eligibility for his annual 2019 cash bonus based on performance against the pre-established goals, (iii) an amendment to his existing stock options to extend the permitted exercise period through the maximum term of the options, (iv) continued vesting of his previously granted RSUs and PSUs (contingent upon meeting the pre-established performance goals), including the Net Sales/TSR PSUs and Teprotumumab PSUs as further described in our Compensation Discussion and Analysis above and (v) continued vesting and payment of his existing cash long-term incentive plan awards as further described in our Compensation Discussion and Analysis above.

Equity Awards.  We have granted equity awards to our NEOs under our 2014 EIP.  For further information regarding such equity awards, including the vesting schedules, please see the “Grants of Plan-Based Awards” table and related footnotes above and “2019 Long-Term Incentive Grants” in our Compensation Discussion and Analysis above.

Option Repricings.  Under the terms of our 2014 EIP, option repricing is not permitted without prior shareholder approval, and we did not engage in any repricings or other modifications to any of our NEOs’ outstanding equity awards during the year ended December 31, 2019, except the continued vesting benefits provided to Mr. Carey in connection with his retirement as described above.

Salary and Annual Incentive Bonus Compared to Total Compensation.  The ratio of salary and annual incentive bonus to total compensation in 2019 (each as set forth in the “Summary Compensation Table” above) is set forth below for each NEO.  For clarity, the annual incentive bonus amounts used to determine the ratios below exclude amounts earned under our 2018 CIP.

•	Timothy Walbert, 21.7%

•	Paul W. Hoelscher, 24.7%

•	Barry J. Moze, 24.7%

•	Vikram Karnani, 24.5%

•	Shao-Lee Lin, M.D., Ph.D., 23.5%(1)

•	Robert F. Carey, 21.0%(2)

(1)	Dr. Lin’s employment was terminated effective January 23, 2020.

(2)	Mr. Carey retired effective October 1, 2019.

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Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act), and Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the annual total compensation of our principal executive officer to the total annual compensation of our median employee.  The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

The purpose of this disclosure is to provide a measure of the equitability of pay within Horizon.  We believe our compensation philosophy and process yield an equitable result for all of our employees.  During fiscal 2019, the principal executive officer of Horizon was our chairman, president and chief executive officer, Mr. Walbert.

For 2019:

•	The annual total compensation for Mr. Walbert was $13,873,172.

•	The annual total compensation for our median employee was $250,565.

•	This results in an estimated pay ratio of 55:1.

Consistent with our prior year pay ratio disclosure, to identify our median compensated employee for 2019 we estimated all employees’ compensation as of October 31, 2019 (the median employee determination date).  For each employee, we aggregated:  (A) base salary as of October 31, 2019, (B) the target bonus for 2019 and (C) the estimated accounting value of any equity awards granted during 2019, and ranked this compensation measure for our employees from lowest to highest.  Amounts paid in foreign currencies were converted to U.S. Dollars based on the average annual exchange rate as of the median employee determination date.  This calculation was performed for all employees, except as identified below and excluding Mr. Walbert, whether employed on a full-time, part-time or seasonal basis.

For purposes of this disclosure, all Canadian employees, totaling seven individuals, were excluded from the employee population pursuant to the de minimis exemption, which permits us to exclude foreign employees, up to 5% of our total employee population, on a whole-country basis.  As of October 31, 2019, we had 1,092 U.S. employees (excluding our CEO) and 98 non-U.S. employees, irrespective of the de minimis exemption.  Applying the de minimis exemption, the total number of U.S. employees totaled 1,092, and the number of non-U.S. employees totaled 91.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with the SEC rules and based on our internal records and the methodology described above.  Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for us reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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Outstanding Equity Awards at December 31, 2019

The following table sets forth certain information regarding outstanding stock options, RSUs and PSUs held by our NEOs on December 31, 2019.

		Option Awards					Stock Awards

Name	Award Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Stock that Has Not Vested ($)(1)	Number of Units of Stock that are Unearned and Have Not Vested (#)		Market Value of Unearned Stock that Has Not Vested ($)(1)
Timothy Walbert	3/23/2015	1,050,000	—	(2)	$22.14	3/22/2025
	5/6/2015	1,650,000	—	(2)	$28.53	5/5/2025
	1/5/2018						305,933	(5)	$11,074,775
	1/5/2018									389,355	(6)	$14,094,651
	1/4/2019						174,104	(5)	$6,302,565
	1/4/2019									174,104	(9)	$6,302,565
	5/2/2019									60,995	(10)	$2,208,019

		2,700,000	—				480,037		$17,377,339	624,454		$22,605,235

Paul W. Hoelscher	6/27/2014	64,940	—	(2)	$15.96	6/26/2024
	3/23/2015	271,484	—	(2)	$22.14	3/22/2025
	1/5/2018						131,392	(5)	$4,756,390
	1/5/2018									173,877	(6)	$6,294,347
	1/4/2019						53,948	(5)	$1,952,918
	1/4/2019									53,948	(9)	$1,952,918
	5/2/2019									16,669	(10)	$603,418

		336,424	—				185,340		$6,709,308	244,494		$8,850,683

Barry J. Moze	6/16/2010	2,106	—	(7)	$12.94	6/15/2020
	6/6/2014	72,300	—	(8)	$14.48	6/5/2024
	1/10/2014	10,000	—	(4)	$8.50	6/27/2024
	9/12/2014	17,700	—	(2)	$11.81	9/11/2024
	3/23/2015	173,000	—	(2)	$22.14	3/22/2025
	1/5/2018						34,520	(5)	$1,249,624
	1/5/2018									53,561	(6)	$1,938,908
	1/4/2019						73,948	(5)	$2,676,918
	1/4/2019									53,948	(9)	$1,952,918
	5/2/2019									17,459	(10)	$632,016

		275,106	—				108,468		$3,926,542	124,968		$4,523,842

Vikram Karnani	8/8/2014	25,600	—	(2)	$9.23	7/30/2024
	3/23/2015	84,000	—	(2)	$22.14	3/22/2025
	1/5/2018						34,520	(5)	$1,249,624
	1/5/2018									53,561	(6)	$1,938,908
	1/4/2019						53,948	(5)	$1,952,918
	1/4/2019									53,948	(9)	$1,952,918
	5/2/2019									14,713	(10)	$532,611

		109,600	—				88,468		$3,202,542	122,222		$4,424,436

Shao-Lee Lin, M.D., Ph.D.(11)	1/4/2018	70,286	76,399	(2)	$15.37	1/4/2028	53,676	(3)	$1,943,071
	1/5/2018						64,725	(5)	$2,343,045
	1/5/2018									100,432	(6)	$3,635,638
	1/4/2019						53,948	(5)	$1,952,918
	1/4/2019									53,948	(9)	$1,952,918
	5/2/2019									18,391	(10)	$665,754

		70,286	76,399				172,349		$6,239,034	172,771		$6,254,310

Robert F. Carey(12)	3/5/2014	140,000	—	(2)	$13.34	3/4/2024
	3/5/2014	100,000	—	(7)	$13.34	3/4/2024
	3/23/2015	276,000	—	(2)	$22.14	3/22/2025
	1/5/2018						131,392	(5)	$4,756,390
	1/5/2018									203,877	(6)	$7,380,347
	1/4/2019						53,948	(5)	$1,952,918
	1/4/2019									53,948	(9)	$1,952,918
	5/2/2019									16,061	(10)	$581,408

		516,000	—				185,340		$6,709,308	273,886		$9,914,673

(1)	The market value of stock awards that have not vested is based on the closing share price of our ordinary shares of $36.20 per share on December 31, 2019.

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(2)	1/4th of the shares vest one year after the vesting commencement date, which is the same date as the grant date, and 1/48th of the shares vest monthly thereafter over the next three years.

(3)	RSUs vest in four equal annual installments following the grant date.

(4)	1/48th of the shares vest in equal monthly installments over the four years following the vesting commencement date, which is the grant date.

(5)	RSUs vest in three equal annual installments following the grant date.

(6)

The 2018 PSU award is divided into two components:  70% of the award was determined by the net sales for each of our business units in 2018.  These shares vest in three equal annual installments from the grant date, and are released after financial results are certified by the Board.  The Compensation Committee certified the financial results on February 20, 2019, and the first tranche of this component of the award was released.  The second tranche of this award component vested on January 5, 2020 and the third tranche will vest on January 5, 2021, subject to the executive’s continued service.  The remaining 30% of the award is determined by our relative TSR performance over a three-year period ending December 31, 2020, as measured against the components of the NBI.  These shares vest in full on January 1, 2021.

(7)	The shares vested in 12 equal monthly installments from the grant date.

(8)	1/4th of the shares vested on May 19, 2015 and the remaining shares vested in 36 equal monthly installments thereafter.

(9)

The 2019 Net Sales/TSR PSU award is divided into two components:  70% of the award is determined by the net sales for KRYSTEXXA and the Orphan business unit in 2019.  These shares vest in three equal annual installments from the January 5, 2019, and are released after financial results are certified by the Board.  The Compensation Committee certified the financial results on February 19, 2020, and the first tranche of this component of the award was released.  The second tranche of this award component will vest on January 5, 2021 and the third tranche will vest on January 5, 2022, subject to the executive’s continued service.  The remaining 30% of the award is determined by our relative TSR performance over a three-year period ending December 31, 2021, as measured against the components of the NBI.  These shares vest in full on January 1, 2022.

(10)

As part of the 2019 PSU awards, Teprotumumab PSUs were granted to the entire employee population in January 2019, including the NEOs.  Vesting of the Teprotumumab PSUs was contingent upon 1) receiving FDA approval of teprotumumab no later than September 30, 2020, and 2) continued service through the approval date.  If FDA approval was attained on or prior to that date, one-third of the Teprotumumab PSUs would vest on the FDA approval date and one-third would vest on each of the first two anniversaries of the FDA approval date, subject to continued service through the applicable vesting dates.  The FDA approval of TEPEZZA (teprotumumab-trbw) was obtained on January 21, 2020, and the first tranche of this award was released on that date.  The second tranche will vest on January 21, 2021 and the final tranche will vest on January 21, 2022, subject to the NEO’s continued service through the applicable vesting dates.  Further information on the Teprotumumab PSUs are further described in the Compensation Discussion and Analysis above.

(11)

Pursuant to the agreement we entered into with Dr. Lin in connection with the termination of her employment on January 23, 2020, we agreed to provide severance benefits to Dr. Lin, which included 12 months’ continued vesting of her time-based vesting options and RSUs, and she forfeited her then remaining unvested options, RSUs and PSUs on such date as further described in the Compensation Discussion and Analysis above.

(12)

Pursuant to the agreement we entered into with Mr. Carey in connection with his retirement on October 1, 2019, we agreed to provide severance benefits to Mr. Carey, which included continued vesting of his previously granted RSUs and PSUs (contingent upon meeting the pre-established performance goals), including the Net Sales/TSR PSUs and Teprotumumab PSUs as further described in the Compensation Discussion and Analysis above.

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Option Exercises and Stock Vested

The following table sets forth certain information regarding options exercised and stock vested for our NEOs for the fiscal year ended December 31, 2019.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)

Timothy Walbert	311,869	$6,922,824	152,966	(2)	$3,118,977
			168,521	(3)	$3,629,942
			125,000	(4)	$3,355,000

Paul W. Hoelscher	29,576	$318,722	65,695	(2)	$1,339,521
			72,375	(3)	$1,558,958
			31,000	(4)	$832,040

Barry J. Moze	—	—	17,259	(2)	$351,911
			19,014	(3)	$409,562
			19,250	(4)	$516,670

Vikram Karnani			17,259	(2)	$351,911
			19,014	(3)	$409,562
			9,500	(4)	$254,980

Shao-Lee Lin, M.D., Ph.D.(6)	—	—	17,891	(5)	$364,797
			32,362	(2)	$659,861
			35,652	(3)	$767,944

Robert F. Carey(7)	—	—	65,695	(2)	$1,339,521
			72,375	(3)	$1,558,958
			31,000	(4)	$832,040

(1)

Amount realized upon vesting of stock awards was calculated by multiplying the closing price on the vesting date by the number of shares vested.  The Company has withheld from the issuance of shares in settlement of the vesting of the stock awards a number of shares with a value equal to the applicable withholding taxes.

(2)	Represents RSUs granted on January 5, 2019, vesting over three annual installments.

(3)

Represents PSUs granted on January 5, 2018, certified by the BOD and vested on February 20, 2019.  The remaining outstanding awards will vest in equal annual installments on January 5, 2020 and January 5, 2021.

(4)	Represents RSUs granted on March 23, 2015, vesting over four annual installments.

(5)	Represents RSUs granted on January 4, 2018, vesting over four annual installments.

(6)	Dr. Lin’s employment was terminated effective January 23, 2020.

(7)	Mr. Carey retired on October 1, 2019.

Pension Benefits

None of our NEOs participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by us.  The Compensation Committee may elect to adopt qualified or nonqualified defined benefit plans in the future if it determines that doing so is in our best interests.

Nonqualified Deferred Compensation

Pursuant to the Deferred Compensation Plan, each year participants may elect to defer receipt and taxation of up to 50% of their salary and up to 100% of their incentive cash compensation.  Beginning in 2017 we made matching contributions with respect to 100% of the first 3% and 50% on the next 2% of deferrals, which is the same general “safe harbor” matching contribution formula that we use for our 401(k) plan, but not restricted by the compensation limits applicable to our 401(k) Plan.  Prior to December 1, 2018, matching contributions generally vested in equal annual installments over a five-year period measured from the participant’s original hire date.  Beginning December 1, 2018, matching contributions vest immediately provided that the participant has provided one year of service from the participant’s original date of hire.  Participants may select among phantom investment alternatives for the deemed investment of their plan accounts, which generally mirror the investment options available for our 401(k) plan.  Payments under the Deferred Compensation Plan will be distributed in the form of a lump sum payment or in up to 10 annual installments upon the participant’s termination of service or up to 10 annual installments upon a selected specified distribution date or dates made by the participant at the time of deferral.  However, if a participant’s service with us terminates prior to the selected distribution date or dates, payments will commence in connection with the termination of service.  Payments triggered upon a termination of service will generally commence in January or July of the next calendar year following a 6-month delay that follows the termination of service.  In the event of a change in control of the Company, all plan balances will generally become immediately payable within 90 days thereafter.  In addition, participants may be entitled to receive earlier payments through certain unforeseeable emergency withdrawals.  Payments scheduled to be made under the Deferred Compensation Plan may be otherwise delayed or accelerated only upon the occurrence of certain specified events that comply with the requirements of Section 409A of the IRC.

Horizon  |  Proxy Statement 63

We fund the expenses for administering the Deferred Compensation Plan.  We established a “rabbi trust” that holds Deferred Compensation Plan contributions and any credited earnings.  The Deferred Compensation Plan is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974.  Accordingly, amounts held in the rabbi trust are unsecured and remain subject to claims of our general creditors in the event of our insolvency in order to avoid current income taxation to the participants.

The following table sets forth certain information regarding the participation of our NEOs in the Deferred Compensation Plan for the fiscal year ended December 31, 2019.

Executive	Executive Contributions(1)	Company Contributions(2)	Aggregate Earnings(3)	Aggregate Distributions	Aggregate Balance at December 31, 2019
Timothy Walbert	$164,599	$125,399	$191,154	$(32,162)	$1,236,809
Paul W. Hoelscher	$55,508	$45,379	$80,661	$—	$492,748
Barry J. Moze	$—	$—	$4,559	$—	$251,714
Vikram Karnani	$47,867	$39,178	$29,091	$—	$222,144
Shao-Lee Lin, M.D., Ph.D.(4)	$61,132	$49,979	$18,835	$—	$175,575
Robert F. Carey(5)	$67,657	$38,191	$152,221	$—	$748,313

(1)	All executive contributions are included in the “Salary” column of the 2019 Summary Compensation Table.

(2)	All Company matching contributions are included in the “All Other Compensation” column of the 2019 Summary Compensation Table.

(3)

The earnings reflected in this column represent deemed investment earnings from voluntary deferrals and Company contributions, as applicable.  The Deferred Compensation Plan does not guarantee a return on deferred amounts.  No amounts included in this column are reported in the 2019 Summary Compensation Table because the Deferred Compensation Plan does not provide for above-market or preferential earnings.

(4)	Dr. Lin’s employment was terminated on January 23, 2020.

(5)	Mr. Carey retired on October 1, 2019.

Potential Payments Upon Termination or Change-in-Control

Involuntary Termination Severance Benefits

As provided under their amended employment agreements, each of our NEOs other than Mr. Walbert has severance benefit protection which provide for up to 12 months’ base salary and COBRA health insurance premiums, plus 12 months of time-based equity vesting acceleration in the event of a qualifying termination.  Mr. Walbert’s severance benefit protection provides for up to 24 months’ base salary and COBRA health insurance premiums, 200% of target annual cash bonus, plus 18 months of time-based equity vesting acceleration in the event of a qualifying termination.

Additionally, in the event of a qualifying termination within three months prior to or within 18 months following a change-in-control, Mr. Walbert has severance benefit protection of 36 months’ base salary and COBRA health insurance premiums, plus 300% of target annual cash bonus; each of our other NEOs has severance benefit protection of 18 months’ base salary and COBRA health insurance premiums, plus 150% of target annual cash bonus.  In addition, time-based vesting equity awards are subject to full acceleration in a change-in-control related qualifying termination.

Severance benefits to our NEOs described above are payable only if there is a qualifying termination without cause or resignation for good reason.  Any base salary and COBRA premium severance benefits are payable in installments over the applicable severance benefit period, target bonus severance benefits are payable in a single lump sum and equity vesting acceleration benefits are immediately effective.

The following key terms are defined in the amended employment agreements as follows:

•

Cause is generally defined as gross negligence or willful failure to substantially perform duties and responsibilities to us or willful and deliberate violation of any of our policies; conviction of a felony involving commission of any act of fraud, embezzlement or dishonesty against us or involving moral turpitude; the unauthorized use or disclosure of any of our proprietary information or trade secrets and willful and deliberate breach of the executive’s obligations under the employment agreement that cause material injury to us.

Horizon  |  Proxy Statement 64

•

Resignation for good reason is generally defined as a material reduction in duties, authority or responsibilities; the relocation of the place of employment by more than 50 miles; or a material reduction of salary or annual target bonus opportunity.

•

A change-in-control is defined generally as (1) the sale of all or substantially all of our assets; (2) a merger or consolidation in which we are not the surviving entity and in which the holders of our outstanding voting stock immediately prior to such transaction own less than 50% of the voting power of the entity surviving the transaction or, where the surviving entity is a wholly-owned subsidiary of another entity, the surviving entity’s parent; (3) a reverse merger in which we are the surviving entity but the ordinary shares outstanding prior to the merger are converted into other property and in which the holders of our voting stock immediately prior to such transaction own less than 50% of the voting power of our stock, or where we are a wholly-owned subsidiary of another entity, of our parent or (4) an acquisition by any person, entity or group of beneficial ownership of at least 75% of the combined voting power entitled to vote in an election of our directors.

Death and Disability.  As provided under their amended employment agreements, in the event of a termination of employment due to death or disability, each NEO is entitled to receive a pro-rata bonus for the performance period in which the termination occurs, based on actual performance through the date of termination, and payable in a single lump sum within 30 days after termination.  Under the terms of the 2018 CIP, in the event of a termination of employment due to death or disability, each NEO will immediately vest in and will be paid any remaining unpaid 2018 CIP awards.

Eligible Bonus Severance.  The NEO employment agreements provide for eligibility to receive any earned but unpaid bonus if there is a qualifying termination without cause, resignation for good reason or termination due to death or disability.  However, because our NEO bonus program currently provides that the NEO must also be employed on the scheduled bonus payment date in order to earn the bonus for a prior completed performance period, our NEOs are not currently eligible to receive any earned but unpaid bonus severance.  Our NEOs are eligible to receive any target bonus severance to the extent provided in their amended employment agreements as described above.

Releases and Non-Competition.  All severance benefits (other than due to death or complete disability) provided to our NEOs pursuant to their employment agreements are contingent upon (1) the executive’s execution of a standard release of claims in our favor and (2) the executive’s entering into a non-competition agreement to be effective during the period during which the executive receives severance benefits.

Sections 280G and 4999.  Any payment or benefit provided under our NEOs’ employment agreements or otherwise in connection with a change-in-control may be subject to an excise tax under Section 4999 of the IRC.  These payments also may not be eligible for a Company tax deduction pursuant to Section 280G of the IRC.  If any of these payments or benefits are subject to the excise tax, they may be reduced to provide the individual with the best after-tax result.  Specifically, the individual will receive either a reduced amount so that the excise tax is not triggered or the individual will receive the full amount of the payments and benefits and then be liable for any excise tax.

Mr. Carey’s Retirement.  Robert Carey retired effective October 1, 2019.  In connection with his retirement, and in exchange for a release of claims, we agreed to provide severance benefits to Mr. Carey consisting of (i) 15 months’ base salary continuation and continuation of health benefits, (ii) continued eligibility for his annual 2019 cash bonus based on performance against the pre-established goals, (iii) an amendment to his existing stock options to extend the permitted exercise period through the maximum term of the options, (iv) continued vesting of his previously granted RSUs and PSUs (contingent upon meeting the pre-established performance goals), including the Net Sales/TSR PSUs and Teprotumumab PSUs as further described above and (v) continued vesting and payment of his existing 2018 CIP awards, as further described above.

2018 CIP Awards.  Under the terms of the 2018 CIP, all unpaid 2018 CIP awards that were previously determined and awarded based on attainment of our 2018 performance goals and which otherwise vest and are paid in three equal annual installments subject to the NEOs continued services through January 5, 2021 become immediately vested if the NEO remains in continued service through an earlier change in control.

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The following table sets forth potential payments payable to our NEOs, with the exception of Mr. Carey, upon a (i) termination of employment without cause or resignation for good reason or (ii) termination of employment without cause or resignation for good reason in connection with a change-in-control.  Except with respect to Mr. Carey, the table below reflects amounts payable to our NEOs assuming their employment was terminated on December 31, 2019, and, if applicable, a change-in-control also occurred on such date:

	Upon Termination Without Cause or Resignation for Good Reason - No Change of Control						Upon Termination Without Cause or Resignation for Good Reason - Change of Control(1)

Name	Cash Severance	Continuation of Medical Benefits	Bonus(2)	Value of Accelerated Vesting(3)	Value of Continued Vesting(4)	Total	Cash Severance	Continuation of Medical Benefits	Bonus(5)	Value of Accelerated Vesting(3)	Total

Timothy P. Walbert	$2,227,890	$41,534	$2,550,011	$43,072,606		$47,892,041	$3,341,835	$62,301	$6,825,017	$39,982,574	$50,211,727

Paul W. Hoelscher	$583,495	$20,767	$—	$6,305,931		$6,910,193	$875,243	$31,151	$1,422,673	$15,559,991	$17,889,058

Barry J. Moze	$611,078	$20,698	$—	$2,871,746		$3,503,522	$916,617	$31,047	$972,975	$8,450,383	$10,371,022

Vikram Karnani	$530,450	$20,767	$—	$2,613,531		$3,164,748	$795,675	$31,151	$972,975	$7,626,978	$9,426,779

Shao-Lee Lin, M.D., Ph.D.(6)	$643,750	$12,996	$—	$4,438,301		$5,095,047	$965,625	$19,494	$1,079,375	$14,084,735	$16,149,229

Robert F. Carey(7)	$702,846	$35,815	$1,399,973	$—	$12,050,090	$14,188,725	$1,054,269	$35,815	$1,399,973	$16,623,981	$19,114,038

(1)	Amounts in these columns assume that termination occurs within 90 days immediately preceding or during the 18 months immediately following a change-in-control.

(2)

The amount in this column for Mr. Walbert is the multiple of his target bonus pursuant to his employment agreement.  The amount in this column for Mr. Carey reflects continued vesting amounts for his 2018 CIP awards and the 2019 performance bonus which we agreed to provide to Mr. Carey pursuant to the agreement we entered into with Mr. Carey in connection with his retirement.

(3)

The value of accelerated vesting is equal to the closing share price of $36.20 per share on December 31, 2019, multiplied by the number of shares subject to accelerated vesting, less the stock option exercise price, if applicable.

(4)

The value of continued vesting reported for Mr. Carey is equal to the closing share price of $26.24 per share on his retirement effective date of October 1, 2019, multiplied by the maximum potential number of shares that are eligible to continue to vest.

(5)

Amounts in this column indicate the applicable multiple of target bonus pursuant to the employment agreements.  Amounts in this column also include the determined 2018 CIP award amounts that had not yet vested, the vesting of which would have immediately accelerated on December 31, 2019 if a change in control had occurred on that date.

(6)

Amounts reported in the table above show the amounts that Dr. Lin would have been entitled to had her employment been terminated on December 31, 2019 and therefore do not reflect the value of the severance benefits actually provided to Dr. Lin in connection with the termination of her employment on January 23, 2020.  In exchange for a release of claims and non-competition agreement, we provided Dr. Lin with separation benefits with a total value of approximately $4,821,314, consisting of 12 months’ base salary ($643,750), continuation of medical benefits for 12 months ($12,966), and 12 month’s vesting acceleration of time-based vesting options and RSUs (approximately $3,778,348 as calculated by reference to the closing share price of $37.11 on January 23, 2020, multiplied by the number of shares subject to accelerated vesting, less the stock option exercise price, to the extent applicable) and her target 2019 bonus award in the amount of $386,250, or 60% of her base salary.

(7)

Mr. Carey retired effective October 1, 2019.  Amounts reported in the table above reflect the actual value of the severance benefits provided to Mr. Carey pursuant to the agreement we entered into with Mr. Carey in connection with his retirement.

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EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2019, with respect to our ordinary shares that may be issued under our equity compensation plans:

	(a)	(b)	(c)

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights(1)	Weighted- average exercise price of outstanding options, warrants, and rights(2)	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders:
2005 Stock Plan	45,861	$22.27	—
2011 Equity Incentive Plan	1,480,602	$9.92	—
2014 Equity Incentive Plan	16,356,482	$22.87	8,663,250
2014 Non-Employee Equity Plan	892,422	$15.30	698,491
2014 Employee Share Purchase Plan	—	—	1,236,775
Equity compensation plans not approved by shareholders:
2017 Inducement Pool Under 2014 Equity Incentive Plan	888,960	$14.72	424,421

(1)

Includes 9,353,413, 136,174 and 610,538 ordinary shares issuable pursuant to outstanding RSUs and PSUs under our 2014 EIP, our 2014 Non-Employee Equity Plan, and our 2017 Inducement Pool (as defined below), respectively.

(2)	The weighted-average exercise price does not include RSUs and PSUs that have no exercise price.

2005 Stock Plan.  In October 2005, Horizon Pharma, Inc. (HPI), our predecessor, adopted the 2005 Stock Plan (2005 Plan).  Upon the signing of the underwriting agreement related to HPI’s initial public offering, on July 28, 2011, no further option grants were made under the 2005 Plan.  All stock awards granted under the 2005 Plan prior to July 28, 2011 continue to be governed by the terms of the 2005 Plan.  Upon consummation of our merger transaction in September 2014 with Vidara Therapeutics International Public Limited Company (Vidara Merger), we assumed the 2005 Plan.

2011 Equity Incentive Plan.  In July 2010, HPI’s board of directors adopted the 2011 Plan.  In June 2011, HPI’s stockholders approved the 2011 Plan and it became effective upon the signing of the underwriting agreement related to HPI’s initial public offering on July 28, 2011.  Upon consummation of the Vidara Merger, we assumed the 2011 Plan, and upon the effectiveness of the 2014 EIP, no additional stock awards were or will be made under the 2011 Plan, although all outstanding stock awards granted under the 2011 Plan continue to be governed by the terms of the 2011 Plan.

2014 Equity Incentive Plan and 2014 Non-Employee Equity Plan.  On May 17, 2014, HPI’s board of directors adopted the 2014 EIP and the 2014 Non-Employee Equity Plan.  On September 18, 2014, at a special meeting of the stockholders of HPI (Special Meeting), HPI’s stockholders approved the 2014 EIP and 2014 Non-Employee Equity Plan.  Upon consummation of the Vidara Merger, we assumed the 2014 EIP and 2014 Non-Employee Equity Plan, which serve as successors to the 2011 Plan.

2014 Employee Share Purchase Plan.  On May 17, 2014, HPI’s board of directors adopted the 2014 Employee Share Purchase Plan.  On September 18, 2014, at the Special Meeting, HPI’s stockholders approved the 2014 Employee Share Purchase Plan.  Upon consummation of the Vidara Merger, we assumed the 2014 Employee Share Purchase Plan, which serves as the successor to our 2011 Employee Share Purchase Plan.

2017 Inducement Pool.  On August 29, 2017, the Compensation Committee approved an amendment to the 2014 EIP to reserve an additional 1,200,000 ordinary shares to be used exclusively for grants of awards to individuals who were not previously employees or non-employee directors of the Company (or following a bona fide period of non-employment with the Company), as an inducement material to the individual’s entry into employment with the Company within the meaning of Rule 5635(c)(4) of the Nasdaq Listing Rules (Rule 5635(c)(4)) (2017 Inducement Pool).  The 2014 EIP was amended by the Compensation Committee without shareholder approval pursuant to Rule 5635(c)(4).  On January 5, 2018, the Compensation Committee approved an additional amendment to the 2014 EIP to increase the number of reserved shares under the 2017 Inducement Pool by an additional 800,000 ordinary shares.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Transactions with Related Persons

We maintain a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration, approval and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants and a related person has a direct or indirect material interest.  Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered by this policy.  A “related person” is any executive officer, director or nominee to become director, a holder of more than 5% of our ordinary shares, including any immediate family members of such persons, any entity owned or controlled by such persons or the trustees of any trust of which the principal beneficiaries are any of such persons.  Any related-person transaction may only be consummated if our Audit Committee has approved or ratified the transaction in accordance with the policy guidelines set forth below.

The policy imposes an affirmative duty upon each director and executive officer to identify, and we will request that significant shareholders identify, any transaction involving them, their affiliates or family members that may be considered a related-person transaction before such person engages in the transaction.  Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee (or, where the transaction relates to compensation of related parties, to the Compensation Committee, or, where review by our Audit Committee would be inappropriate, to another independent body of the Board) for review.  The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available.  In considering related-person transactions, our Audit Committee (or other applicable independent body of the Board) takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to the Company;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the terms available to or from, as the case may be, unrelated third parties and

•	the availability of other sources for comparable services or products.

In the event a director has an interest in the proposed transaction, the director is expected to recuse himself or herself from the deliberations and approval process.

Certain Related-Person Transactions

We describe below transactions and series of similar transactions, since the beginning of fiscal year 2019, with respect to which we were a party, will be a party, or otherwise benefited, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and shareholders.  We believe that the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Employment Agreements

We have entered into employment agreements with our NEOs.  Each of these agreements is described in the “Grants of Plan-Based Awards – Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and “Potential Payments Upon Termination or Change-in-Control” sections of this Proxy Statement.

Each of our NEOs has entered into a written employment agreement with us that provides for payment of base salary, target annual cash incentive compensation, eligibility for employee benefit programs and potential severance benefits.

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Following the retirement of Robert Carey on October 1, 2019, Mr. Carey is not generally eligible for employment benefits but continues to be eligible for severance benefits under the agreement we entered into with Mr. Carey in connection with his retirement.  The agreement we entered into with Mr. Carey in connection with his retirement and his severance benefits are described in the “Compensation Discussion and Analysis – Robert Carey Retirement Benefits,” “Grants of Plan-Based Awards – Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and “Potential Payments Upon Termination or Change-in-Control” sections of this Proxy Statement.

Following the termination of her employment on January 23, 2020, Dr. Lin is not generally eligible for employment benefits but continues to be eligible for severance benefits under the agreement we entered into with Dr. Lin in connection with the termination of her employment.  The agreement we entered into with Dr. Lin in connection with the termination of her employment and Dr. Lin’s severance benefits are described in the “Compensation Discussion and Analysis – Shao-Lee Lin, M.D., Ph.D. Separation Benefits” and “Potential Payments Upon Termination or Change-in-Control” sections of this Proxy Statement.

Other Arrangements

Certain of our NEOs and directors have family members also employed by us.  Mr. Walbert has a sister employed by us who received approximately $300,000 in total compensation in 2019.  Mr. Moze has a daughter employed by us who received approximately $257,000 in total compensation in 2019.  Mr. Watkins has a son employed by us who received approximately $190,000 in total compensation in 2019 and a daughter-in-law employed by us that received approximately $273,000 in total compensation in 2019.  Mr. Walbert’s wife serves as our vice president and general manager, ophthalmology (TEPEZZA) and in 2019, she received total compensation of approximately $1,336,000.

Stock Options and Stock Awards Granted to Executive Officers and Directors

We have granted stock options, RSUs and PSUs to our NEOs and directors, which are described in “Grants of Plan-Based Awards” above.

Indemnification of Officers and Directors

We have entered into indemnification agreements with our directors and executive officers.  The indemnification agreements require us, under the circumstances and to the extent provided for therein, to indemnify such persons to the fullest extent permitted by applicable law against certain expenses and other amounts incurred by any such person as a result of such person being made a party to certain actions, suits, proceedings and other actions by reason of the fact that such person is or was a director, officer, employee, consultant, agent or fiduciary of our company or any of our subsidiaries or other affiliated enterprises.  The rights of each person who is a party to an indemnification agreement are in addition to any other rights such person may have under our Memorandum and Articles of Association, the Irish Companies Act 2014, any other agreement, a vote of the shareholders of our company, a resolution of directors of our company or otherwise.  We believe that these agreements are necessary to attract and retain qualified persons as our officers and directors.  We also maintain directors’ and officers’ liability insurance.

All of our executive officers and directors have also entered into separate indemnification agreements with Horizon Therapeutics USA, Inc.

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PROPOSAL 2

APPROVE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUTHORIZE THE AUDIT COMMITTEE TO DETERMINE THE AUDITORS’ REMUNERATION

Our statutory auditor is PricewaterhouseCoopers (Ireland).

The Board recommends that, for the purposes of Irish law, the shareholders (i) approve the appointment of PricewaterhouseCoopers LLP (United States) (PricewaterhouseCoopers) as our independent registered public accounting firm for the year ending December 31, 2020 and (ii) authorize the Audit Committee to determine the remuneration of our independent registered public accounting firm and our statutory auditor.  PricewaterhouseCoopers provided services in connection with the audit of our financial statements for the year ended December 31, 2019, assistance with our Annual Report on Form 10-K for the year ended December 31, 2019 and consultation on matters relating to accounting and financial reporting.

A representative of PricewaterhouseCoopers is expected to be present at the Annual General Meeting.  Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

The (i) approval of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm and (ii) authorization of the Audit Committee to determine the remuneration of our independent registered public accounting firm and statutory auditor require that the number of votes cast in favor exceed the number of votes cast in opposition at the Annual General Meeting at which a quorum is present.  Abstentions and broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees incurred by us in 2019 and 2018, by PricewaterhouseCoopers:

	2019	2018
Audit fees(1)	$3,775,000	$3,816,000
Audit-related fees(2)	30,000	582,000
Tax fees(3)	325,000	20,000
All other fees(4)	7,000	7,000

Total	$4,137,000	$4,425,000

(1)

Audit fees consist of fees for professional services performed by PricewaterhouseCoopers for the audit of our annual financial statements, review of our quarterly financial statements, review of and consents for our registration statements and filings, comfort letters and related services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-related fees in 2019 and 2018 consisted of project-related due diligence, audit and review services.  The decrease in audit-related fees was due to lower project-related activity in 2019 compared to 2018.

(3)

Tax fees consist of fees for professional services performed by PricewaterhouseCoopers with respect to tax advice and assistance with examinations and elections.  The increase in tax fees was primarily due to services provided in relation to an intercompany financing project during 2019.

(4)	License fees for PricewaterhouseCoopers’ disclosure, accounting and auditing research library software.

The Audit Committee has considered whether provision of the above audit-related and tax services is compatible with maintaining the registered public accounting firm’s independence and has determined that such services are compatible with maintaining the registered public accounting firm’s independence.

Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee is responsible for pre-approving all audit and permitted non-audit services to be performed for the Company by its independent registered public accounting firm or any other auditing or accounting firm.  The Audit Committee pre-approved all such services in 2019 and 2018.

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Resolution

The text of the resolution in respect of Proposal 2 is as follows:

“RESOLVED, that (i) the appointment of PricewaterhouseCoopers LLP (United States) as our independent registered public accounting firm for the year ending December 31, 2020 be approved and (ii) the Audit Committee is authorized to determine the remuneration of our independent registered public accounting firm and our statutory auditor.”

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2

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PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, and Section 14A of the Exchange Act, our shareholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

Because the vote is advisory, it is not binding on the Board or us.  The non-binding advisory vote is commonly referred to as a “say-on-pay” vote.  Nevertheless, the views expressed by the shareholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and our Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Our Compensation Committee‘s philosophy continues to be based on attracting and retaining top talent with experience in building and leading a successful rare disease biopharma company, while providing competitive compensation and benefits packages that create a direct, meaningful link between business results and compensation opportunities.  In thoughtfully doing so, we believe we can align interests of management, employees and shareholders to set priorities and focus on executing our long-term business strategy.

Shareholders are urged to read the Compensation Discussion and Analysis, beginning on page 36 of this Proxy Statement, which discusses how our compensation policies and procedures implement our compensation philosophy, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure in this Proxy Statement that describe the compensation of our named executive officers in fiscal year 2019.

Say-on-Pay Vote

The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.  The Board is asking the shareholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Advisory approval of this proposal requires the affirmative vote of a majority of the votes cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy.  Abstentions and broker non-votes will have no effect and will not be counted towards the vote total.

Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of our named executive officers, the next scheduled say-on-pay vote will be at the 2021 Annual General Meeting of Shareholders.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3

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PROPOSAL 4

AUTHORIZE US AND/OR ANY OF OUR SUBSIDIARIES TO MAKE MARKET PURCHASES OR OVERSEAS MARKET PURCHASES OF OUR ORDINARY SHARES

We may currently effect purchases of our ordinary shares either pursuant to the authorization to make market purchases or overseas market purchases (each such term having the meaning set out in Section 1072 of the Irish Companies Act 2014) approved by our shareholders at our 2019 Annual General Meeting or under the redemption authority in our Articles of Association.  Whether or not this proposed resolution is passed, the Company will retain its ability to effect redemptions pursuant to its Articles of Association, although subsidiaries will not be able to make purchases of ordinary shares.  Under Irish law, neither we nor any of our subsidiaries may make market purchases or overseas market purchases of our ordinary shares without shareholder approval.  Accordingly, shareholders are being asked to authorize us, or any of our subsidiaries, to make market purchases or overseas market purchases of up to approximately 10% of our issued ordinary shares as of December 31, 2019.

If adopted, this authority will expire at the close of business on October 30, 2021, unless renewed at the Annual General Meeting of Shareholders in 2021; we expect to propose renewal of this authorization at subsequent annual general meetings of shareholders.  Such purchases would be made only at price levels that the Board considers to be in the best interest of shareholders generally, after taking into account our overall financial position.

In order for us or any of our subsidiaries to make market purchases or overseas market purchases of our ordinary shares, such shares must be purchased on a “recognized stock exchange.”  The Nasdaq Stock Market, on which our ordinary shares are listed, is specified as a recognized stock exchange for this purpose by Irish law.  The general authority, if approved by our shareholders, will become effective from the date of the passing of the authorizing resolution.

Resolution

The text of the resolution in respect of Proposal 4 is as follows:

“RESOLVED, that Horizon Therapeutics Public Limited Company (the “Company”) and any subsidiary of the Company are hereby generally authorized to make market purchases or overseas market purchases of ordinary shares in the Company of nominal value $0.0001 each (the “Shares”) on such terms and conditions and in such manner as the Board of Directors of the Company may determine from time to time but subject to the provisions of the Irish Companies Act 2014 and the following provisions:

(a)

the maximum number of Shares authorized to be acquired by the Company and/or any subsidiary of the Company pursuant to this resolution shall not exceed, in the aggregate,18,801,767 shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the date hereof) (which represents 10% of the Company’s issued ordinary shares as of December 31, 2019);

(b)

the maximum price to be paid for any Share shall be an amount equal to 110% of the closing price on the Nasdaq Stock Market for the Shares on the trading day preceding the day on which the relevant Share is purchased by the Company or the relevant subsidiary of the Company and the minimum price to be paid for any Share shall be the nominal value of such Share; and

(c)

this general authority will be effective from the date of passing of this resolution and will expire 18 months from the date of the passing of this resolution, unless previously varied, revoked or renewed by ordinary resolution in accordance with the provisions of the Irish Companies Act 2014.  The Company or any such subsidiary may, before such expiry, enter into a contract for the purchase of Shares which would or might be executed wholly or partly after such expiry and may complete any such contract as if the authority conferred hereby had not expired.”

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4

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PROPOSAL 5

APPROVE THE 2020 EQUITY INCENTIVE PLAN

The 2020 Equity Incentive Plan (2020 EIP) was adopted by the Compensation Committee on February 19, 2020, subject to shareholder approval of this Proposal 5.  The terms of the 2020 EIP reflect current accounting, regulatory and tax rules and include provisions that are designed to protect our shareholders’ interests and reflect corporate governance best practices.  The 2020 EIP is intended to be the successor to our 2014 Amended and Restated Equity Incentive Plan (2014 EIP).

Why We Are Asking Our Shareholders to Approve the 2020 EIP

Currently, we maintain the 2014 EIP to grant equity awards to our employees.  We are seeking shareholder approval of the 2020 EIP as a successor to and continuation of our 2014 EIP and increase the number of ordinary shares available for the grant of equity awards to our employees by an additional 6,900,000 shares.

If this Proposal 5 is approved by our shareholders, the 2020 EIP will become effective as of the date of the Annual General Meeting and thereafter no additional awards will be granted under the 2014 EIP.  If our shareholders do not approve this Proposal 5, the 2020 EIP will not become effective, and the 2014 EIP will continue to be effective in accordance with its current terms following the Annual General Meeting.

Equity Plan Share Reserve Information

Total Shares Available under 2014 EIP as of Record Date February 25, 2020)*	5,590,168
Additional Share Request for 2020 EIP	6,900,000
Shares Remaining Available After Annual General Meeting under 2020 EIP (Intended to cover employee equity grants for up to two years following the Annual General Meeting)	12,490,168

*	Includes 526,580 shares available under the 2014 EIP’s inducement award pool as of February 25, 2020. Excludes 698,491 shares available under the 2014 Non-Employee Equity Plan as of February 25, 2020.

Reasons to Approve the 2020 EIP

Ability to Continue to Grant Equity Awards.  In 2019, we sought and received shareholder approval for an increase in the number of shares authorized for issuance under the 2014 EIP with the intent that such share reserve increase would cover our share needs for up to two years, absent any material change in our business.  With our rapid growth over the last several years, including very strong net sales and adjusted EBITDA growth, our workforce needs are increasing, including additional critical headcount that needs to be added in preparation of the launch of TEPEZZA following its approval on January 21, 2020 by the U.S. Food and Drug Administration.  Since April 8, 2019, approximately 350 employees have joined our workforce, including management-level employees, as well as employees integral to the market-preparation initiatives and launch of TEPEZZA.  As a result of the additional equity grants that we made in order to attract, retain and incentivize these new employees, we do not believe we currently have enough shares remaining available for issuance in our 2014 EIP to continue to be able to continue to grant equity awards to employees of the Company and its subsidiaries at levels reasonably necessary to attract, retain and motivate talent and facilitate Horizon’s continued growth.  The 2020 EIP will also allow to continue to utilize a broad array of equity incentives and performance cash incentives in order to secure and retain the services of employees of Horizon and its subsidiaries and to provide long-term incentives that align the interests of employees with the interests of our shareholders.  The additional shares requested for the 2020 EIP are intended to be granted in the form of new hire, annual refresher and promotion grants.  While the share request was developed with the intent that the shares under the 2020 EIP will cover our share needs for up to two years, actual share usage may vary from projections.

In its determination to approve the 2020 EIP as provided in this Proposal 5, our Compensation Committee reviewed an analysis prepared by Radford, its compensation consultant, which included an analysis of our historic and estimated prospective share usage needs, certain burn rate metrics and the potential costs of the 2020 EIP.  Specifically, our Compensation Committee considered:

•

Market Competitiveness.  The 2020 EIP plays an important role in our effort to align the interests of participants and shareholders.  Moreover, in our industry, equity compensation awards are an important tool in recruiting, retaining and motivating highly skilled and critical talent, upon whose efforts our success is dependent.

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•

Estimated Equity Usage and Share Pool Duration.  Our Compensation Committee considered our historic burn rate levels and the impact of utilizing regular annual equity compensation grants in determining how long the amended share authorization could potentially last.  We expect the share authorization under the 2020 EIP to provide us with enough shares for awards for up to two years, with such timing dependent on a variety of factors, including the price of our shares and hiring activity during the next few years, forfeitures of outstanding awards, and noting that future circumstances may require us to change our current equity grant practices.  We cannot predict our future equity grant practices, the future price of our shares or future hiring activity with any degree of certainty at this time, and the share reserve under the 2020 EIP could last for a shorter or longer time.

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External Factors.  Radford’s analysis, which is based on generally accepted evaluation methodologies, concluded that the number of shares reserved under the 2020 EIP is well within generally accepted standards as measured by an analysis of its cost relative to industry standards.

Historic Use of Equity and Outstanding Awards

Burn Rate

The following table provides detailed information regarding the activity related to our equity incentive plans and weighted average ordinary shares outstanding for the fiscal year ended December 31, 2019.

Fiscal Year 2019
Stock Options Granted	69,752
Restricted Stock Units Granted	3,581,848
Performance Stock Unit Awards Earned	515,629
Restricted Stock Units Canceled/Forfeited	615,501
Performance Stock Unit Awards Canceled/Forfeited	170,792
Weighted-Average Ordinary Shares Outstanding	182,930,109
Annual Equity Burn Rate for 2019(1)	2.28%

(1)

Annual equity burn rate is calculated by dividing the number of shares subject to time-based equity awards granted during the fiscal year and performance stock units earned by the weighted-average number of shares outstanding during the period.

Overhang

The following table provides certain additional information regarding our equity incentive plans.  As of February 25, 2020, the Record Date, there were 190,155,863 ordinary shares of Horizon outstanding.  The closing price of Horizon’s ordinary shares as reported on Nasdaq on February 25, 2020 was $33.88 per share.

As of February 25, 2020 (Record Date)
Total Shares Subject to Outstanding Stock Options	9,391,827
Total Shares Subject to Outstanding Full Value Awards (RSUs and PSUs)*	14,446,566
Weighted-Average Exercise Price of Outstanding Stock Options	$19.91
Weighted-Average Remaining Term of Outstanding Stock Options (in years)	5.15
Total Shares Available for Grant**	6,288,659
Simple Dilution(2)	15.84%

(2)

Simple dilution is calculated by dividing the number of shares subject to outstanding awards and the total number of shares remaining available for grant by the total number of common shares outstanding.

*

Number of award shares outstanding reflects the 2014 EIP’s fungible share counting ratio where one full value share depletes the share reserve by 1.29 shares for grants made prior to May 3, 2018 and by 1.4 shares for grants made on or after May 3, 2018.  PSU awards outstanding are shown at maximum possible earned shares.

**

Includes 698,491 shares available for grant under our 2014 Non-Employee Equity Plan and 5,590,168 shares available for grant under the 2014 EIP (including 526,580 shares available under the 2014 EIP’s inducement award pool) as of February 25, 2020.

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If the adoption of 2020 EIP is approved pursuant to this Proposal 5, the issuance of the 6,900,000 additional shares reserved under the 2020 EIP would dilute existing shareholders by an additional 3.6% on a simple dilution basis, based on the number of shares of our ordinary shares outstanding as of the record date.

Note Regarding Forward-Looking Statements

We do not as a matter of course make public forecasts as to our total ordinary shares outstanding and utilization of various equity awards due to the unpredictability of the underlying assumptions and estimates.

The inclusion of the information set forth above should not be regarded as an indication or prediction of actual future outcomes, and the statements should not be relied upon as such.  Neither Horizon nor any other person makes any representation to any of our shareholders regarding actual outcomes compared to the information contained in the forward-looking statements set forth above.  Although presented with some numerical specificity, these statements are not fact and reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time this filing was prepared and other factors such as industry performance and general business, economic, regulatory, market and financial conditions, as well as factors specific to our business, all of which are difficult to predict and many of which are beyond the control of our management.  The forecasts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21A of the Exchange Act.  These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those in the forward-looking statements, including our ability to attract and retain talent, achievement of performance metrics, if any, with respect to certain equity awards, the extent of option exercise activity, and other factors described in this Proxy Statement.

The 2020 EIP Combines Compensation and Governance Best Practices

The 2020 EIP includes provisions that are designed to protect our shareholders’ interests and to reflect corporate governance best practices including:

Repricing is not allowed without shareholder approval.  The 2020 EIP prohibits the repricing of outstanding equity awards and the cancelation of any outstanding equity awards that have an exercise price or strike price greater than the current fair market value of our ordinary shares in exchange for cash or other stock awards under the 2020 EIP without prior shareholder approval.

Shareholder approval is required for additional shares.  The 2020 EIP does not contain an annual “evergreen” provision.  The 2020 EIP authorizes a fixed number of shares, so that shareholder approval is required to issue any additional shares, allowing our shareholders to have direct input on our equity compensation programs.

Fungible share reserve.  The 2020 EIP has a fungible share reserve, which increases the rate at which the share reserve is depleted for stock awards other than stock options and stock appreciation rights in order to minimize shareholder dilution.  The number of shares available for issuance under the 2020 EIP will be reduced by one share for each ordinary share subject to a stock option or stock appreciation right and by 1.4 shares for each ordinary share subject to any other type of award granted pursuant to the 2020 EIP and such ordinary shares will return to the share reserve at the same rates.

No liberal change-in-control provisions.  The definition of change-in-control in the 2020 EIP requires the consummation of an actual transaction so that no vesting acceleration benefits may occur without an actual change-in-control transaction occurring.

Holding period requirements.  Any shares issued to our executive officers for grants made under the 2020 EIP are subject to holding period requirements, which requires that the shares must be held for at least one year before they may be sold or transferred.

Incentive compensation recoupment policy.  Any awards granted to our executive officers under the 2020 EIP and any other grants to our executive officers are subject to our incentive compensation recoupment policy, which provides for potential recoupment of such awards in connection with certain material financial restatements.

Minimum vesting requirements.  The 2020 EIP contains a minimum vesting requirement for stock awards, such that no award may vest until at least 12 months following the date of grant of such award, except that up to 5% of the share reserve of the 2020 EIP may be subject to awards that do not meet such vesting requirements.

Reasonable dividend policy.  The 2020 EIP provides that (i) no dividends or dividend equivalents may be paid with respect to any shares of our ordinary shares subject to an award before the date such shares have vested, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such

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shares under the terms of the applicable award agreement (including any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to us on the date such shares are forfeited to or repurchased by us due to a failure to vest.

No “liberal” share counting.  The 2020 EIP provides that ordinary shares tendered to or withheld by the Company as consideration for of the exercise price of stock options or stock appreciation rights, to cover tax withholding obligations upon exercise of stock options or stock appreciation rights, or to cover tax withholding obligations related to any other stock awards will not be returned to the share reserve.  The 2020 EIP also provides that any shares repurchased by us on the open market with the proceeds of the exercise or purchase price of a stock award granted under the 2020 EIP or any of our predecessor equity plans are not eligible to be issued under the 2020 EIP.

Description of the 2020 EIP

The material features of the 2020 EIP are outlined below.  This summary is qualified in its entirety by reference to the complete text of the 2020 EIP.  Shareholders are urged to read the actual text of the 2020 EIP, which is appended to this Proxy Statement as Annex A and may be accessed from the SEC’s website at www.sec.gov.

Types of Awards

The 2020 EIP provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, RSUs, performance-based awards, and other awards valued in whole or in part by reference to, or otherwise based on, our ordinary shares, including the appreciation in value thereof.

Incentive stock options granted under the 2020 EIP are intended to qualify as “incentive stock options” within the meaning of Section 422 of the IRC.  Nonstatutory stock options granted under the 2020 EIP are not intended to qualify as incentive stock options under the IRC.  See “U.S. Federal Income Tax Information” for a discussion of the tax treatment of stock awards.

Purpose

The Compensation Committee adopted the 2020 EIP to provide a means to secure and retain the services of the employees employed by us to provide incentives for such persons to exert maximum efforts for the success of the Company and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in the value of our ordinary shares through the granting of stock awards pursuant to the 2020 EIP.  The 2020 EIP is the successor plan to the 2014 EIP, which in turn was the successor plan to the HPI 2011 Equity Incentive Plan, which is referred to in this Proxy Statement as the “2011 Plan.”  The 2011 Plan was the successor plan to the HPI 2005 Stock Plan, which is referred to in this Proxy Statement as the “2005 Plan.”  For purposes of this Proposal 5, the 2014 EIP, the 2011 Plan and the 2005 Plan are together “Prior Plans.”

Shares Available for Awards under the 2020 EIP

The total number of Horizon ordinary shares reserved for issuance under the 2020 EIP will not exceed 35,340,187 shares, which is the sum of (i) 6,900,000 new shares, (ii) the 2014 EIP’s Available Reserve, and (iii) the number of Returning Shares, if any.  The “2014 EIP’s Available Reserve” is the number of shares that remain available for issuance pursuant to the grant of new awards under the 2014 EIP (including 526,580 shares available for grant under the 2014 EIP’s inducement award pool) as of the Record Date.  The “Returning Shares” are shares subject to awards granted under the Prior Plans that at any time following the Record Date expire or terminate for any reason prior to exercise or settlement, are settled in cash, or are forfeited, redeemed or repurchased because of the failure to meet a contingency or condition required to vest such shares.

The number of ordinary shares available for issuance under the 2020 EIP will be reduced by (1) one share for each ordinary share issued pursuant to an option grant or stock appreciation right with a strike price of at least 100% of the fair market value of the underlying ordinary shares on the date of grant, and (2) 1.4 shares for each ordinary share issued pursuant to restricted stock awards, RSUs, performance stock awards or other stock awards granted under the 2020 EIP.

To the extent there is an ordinary share issued pursuant to a stock award (whether granted under the 2020 EIP or any of the Prior Plans) that is not a stock option or stock appreciation right with a strike price of at least 100% of the fair market value of the underlying ordinary shares on the date of grant, and such ordinary share is forfeited, redeemed or repurchased because of the failure to meet a contingency or condition required to vest such shares so that it becomes available for issuance under the 2020 EIP, then the number of ordinary shares available for issuance under the 2020 EIP will increase by 1.4 shares.

Any shares subject to a stock award that are not delivered to a participant because the stock award is exercised through a reduction of shares subject to the stock award (i.e., “net exercised”) and any shares tendered as payment for the exercise or

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purchase price of a stock award will not again become available for issuance under the 2020 EIP.  Additionally, any shares withheld by us pursuant to our withholding obligations in connection with a stock option, stock appreciation right or other stock award will not again become available for issuance under the 2020 EIP.  Any shares repurchased by us on the open market with the proceeds of the exercise or purchase price of a stock award granted under the 2020 EIP or any of the Prior Plans will not become available for issuance under the 2020 EIP.

However, if a stock award expires or otherwise terminates without all of the shares covered by such stock award having been issued in full or is settled in cash, such expiration, termination or settlement will generally not reduce (or otherwise offset) the number of ordinary shares that may be available for issuance under the 2020 EIP.  If any ordinary shares issued pursuant to a stock award are forfeited back to, redeemed or repurchased by us because of the failure to meet a contingency or condition required to vest such shares, then the shares that are forfeited, redeemed or repurchased will revert to and again become available for issuance under the 2020 EIP.

Administration

Our Compensation Committee has authority to administer the 2020 EIP as well as our Board, which retains concurrent authority with the Compensation Committee to administer the 2020 EIP.  Subject to the provisions of the 2020 EIP, our Compensation Committee has the authority to construe and interpret the 2020 EIP, to determine the persons to whom and the dates on which awards will be granted, the number of ordinary shares to be subject to each stock award, the time or times during the term of each stock award within which all or a portion of the award may be exercised, the fair market value applicable to a stock award, the exercise price of stock options and stock appreciation rights, the type of consideration permitted to exercise or purchase each stock award, and other terms and conditions.

Our Compensation Committee has the authority to delegate some or all of the administration of the 2020 EIP to a Board committee.  Our Compensation Committee also has the authority to delegate to one or more officers the authority to designate employees who are not officers to be recipients of stock awards, subject to the limitations approved by the Compensation Committee.  The Compensation Committee has delegated to an officer committee consisting of the Company’s Chief Executive Officer and Chief Financial Officer the authority to grant stock awards to newly hired employees who are not Section 16 officers.

As used herein in this Proposal 5 with respect to the 2020 EIP, the “2020 EIP Administrator” refers to the Compensation Committee and any other committee our Compensation Committee appoints or, if applicable, any subcommittee, as well as to our Board, which retains concurrent authority with the Compensation Committee to administer the 2020 EIP.

Repricing; Cancellation and Re-Grant of Stock Awards

Under the 2020 EIP, the 2020 EIP Administrator does not have the authority to reprice any outstanding stock option or stock appreciation right by reducing the exercise, purchase, or strike price of the stock option or stock appreciation right or to cancel any outstanding stock option or stock appreciation right that has an exercise price greater than the current fair market value of Horizon ordinary shares in exchange for cash or other stock awards without obtaining the approval of our shareholders within 12 months prior to the repricing or cancellation and re-grant event.

Eligibility

All of the employees (including executive officers) of the Company will be eligible to participate in the 2020 EIP and may receive all types of stock awards and performance awards (including performance cash awards) under the 2020 EIP.  As of February 26, 2020, the date on which the Company filed its Form 10-K for the year ended December 31, 2019, there were approximately 1,200 employees (including executive officers) of Horizon who would be eligible to receive grants under the 2020 EIP.  Non-employee directors and consultants of the Company are not eligible to participate in the 2020 EIP.

Terms of Stock Options

Stock options may be granted under the 2020 EIP pursuant to stock option agreements adopted by the 2020 EIP Administrator.  The 2020 EIP permits the grant of stock options that qualify as incentive stock options and nonstatutory stock options.  The following is a description of the permissible terms of stock options under the 2020 EIP.  Individual stock option agreements may be more restrictive as to any or all of the permissible terms described below.

Exercise Price.  The exercise price of nonstatutory stock options may not be less than 100% of the fair market value of the ordinary shares subject to the stock option on the date of grant unless certain conditions apply; provided that in all cases the exercise price is not less than the nominal value of an ordinary share of the Company.  The exercise price of incentive stock options may not be less than 100% of the fair market value of the ordinary shares subject to the stock option on the date of grant and, in some cases (see “Limitations on Incentive Stock Options” below), may not be less than 110% of such fair market value.

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Consideration.  Acceptable forms of consideration for the purchase of Horizon ordinary shares pursuant to the exercise of a stock option under the 2020 EIP will be determined by the 2020 EIP Administrator and may include any combination of the following, provided, however, that where ordinary shares are issued pursuant to the exercise of an option, the nominal value of each newly issued ordinary share is fully paid up:  (1) cash, check, bank draft or money order made payable to Horizon, (2) payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, (3) for nonstatutory stock options only a “net exercise” arrangement, provided, however, that irrespective of whether a “net exercise” arrangement is used, the nominal value of each newly issued ordinary share will be fully paid up in cash, (4) deduction from salary due and payable to an employee by Horizon or (5) other consideration approved by the 2020 EIP Administrator and permissible under applicable law.

Vesting.  Stock options granted under the 2020 EIP may become exercisable in cumulative increments, or “vest,” as determined by the 2020 EIP Administrator at the rate specified in the stock option agreement.  Shares covered by different stock options granted under the 2020 EIP may be subject to different vesting schedules as the 2020 EIP Administrator may determine, in all cases subject to the 2020 EIP’s minimum vesting requirements.  The 2020 EIP Administrator also has flexibility to provide for accelerated vesting of stock options in certain events.

Term.  The term of stock options granted under the 2020 EIP may not exceed ten years and, in some cases (see “Limitations on Incentive Stock Options” below), may not exceed five years.

Termination of Service.  Except as explicitly provided otherwise in an optionholder’s stock option agreement or other written agreement with us, stock options granted under the 2020 EIP generally terminate three months after termination of the optionholder’s service unless (1) termination is due to the optionholder’s disability, in which case the stock option may be exercised (to the extent the stock option was exercisable at the time of the termination of service) at any time within 12 months following termination; (2) the optionholder dies before the optionholder’s service has terminated, or within the period (if any) specified in the stock option agreement after termination of service for a reason other than death, in which case the stock option may be exercised (to the extent the stock option was exercisable at the time of the optionholder’s death) within 18 months following the optionholder’s death by the person or persons to whom the rights to such stock option have passed; or (3) the optionholder is terminated for cause in which case the stock option will cease to be exercisable immediately upon the optionholder’s termination.  A stock option term may be extended in the event that exercise of the stock option following termination of service is prohibited by applicable securities laws or if the sale of stock received upon exercise of a stock option would violate our insider trading policy.  In no event may a stock option be exercised after its original expiration date.

For purposes of the 2020 EIP, “cause” generally means (i) a participant’s repeated failure to perform one or more essential duties and responsibilities to the Company; (ii) a participant’s failure to follow the lawful directives of manager(s); (iii) a participant’s material violation of any Horizon policy; (iv) a participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct or gross misconduct; (v) a participant’s unauthorized use or disclosure of any proprietary information, confidential information or trade secrets of the Company or any other party to whom he or she owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (vi) a participant’s willful breach of any of obligations under any written agreement or covenant with us or violation of any statutory duty owed to us.  The determination that a termination of the participant’s continuous service is either for “cause” or without “cause” will be made by Horizon, in our sole discretion.

Restrictions on Transfer.  Generally, a participant may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations’, official marital settlement agreement or other divorce or separation instrument permitted under applicable law.  During the lifetime of the participant, only the participant may exercise an incentive stock option.  However, the 2020 EIP Administrator may grant nonstatutory stock options that are transferable in certain limited instances.  Options may not be transferred to a third-party financial institution for value.  The 2020 EIP Administrator may also allow a participant to designate a beneficiary who may exercise an option following the participant’s death.

Limitations on Incentive Stock Options

The aggregate fair market value, determined at the time of grant, of shares of Horizon ordinary shares with respect to incentive stock options that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000.  The stock options or portions of stock options that exceed this limit are treated as nonstatutory stock options.  No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate unless the following conditions are satisfied:

•	the exercise price of the incentive stock option must be at least 110% of the fair market value of the stock subject to the incentive stock option on the date of grant; and

•	the term of the incentive stock option must not exceed five years from the date of grant.

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The aggregate maximum number of ordinary shares that may be issued pursuant to the exercise of incentive stock options granted under the 2020 EIP is the number of shares subject to the 2020 EIP share reserve.

Terms of Stock Appreciation Rights

Stock appreciation rights may be granted under the 2020 EIP pursuant to stock appreciation right agreements approved by the 2020 EIP Administrator.  Each stock appreciation right is denominated in ordinary share equivalents.  Upon exercise of a stock appreciation right, we will pay the participant an amount equal to the excess of (a) the aggregate fair market value on the date of exercise of a number of ordinary share equivalents with respect to which the participant is exercising the stock appreciation right, over (b) the strike price determined by the 2020 EIP Administrator on the date of grant.  The appreciation distribution upon exercise of a stock appreciation right may be paid in cash, Horizon ordinary shares, a combination of cash and ordinary shares, or any other form of consideration determined by the 2020 EIP Administrator, provided, however, that where ordinary shares are issued pursuant to a stock appreciation right, the nominal value of each newly issued ordinary share is fully paid up.  The strike price of each stock appreciation right will be determined by the 2020 EIP Administrator but will in no event be less than 100% of the fair market value of Horizon ordinary shares on the date of grant.  Stock appreciation rights vest and become exercisable at the rate specified in the stock appreciation right agreement as determined by the 2020 EIP Administrator in all cases subject to the 2020 EIP’s minimum vesting requirements.  The term of stock appreciation rights granted under the 2020 EIP may not exceed ten years.  Stock appreciation rights will be subject to the same conditions upon termination of a participant’s service and restrictions on transfer as stock options under the 2020 EIP.

Terms of Restricted Stock Awards

Restricted stock awards may be granted under the 2020 EIP pursuant to restricted stock award agreements adopted by the 2020 EIP Administrator.  Payment of any purchase price may be made in any legal form acceptable to the 2020 EIP Administrator, provided, however, that where ordinary shares are issued pursuant to a restricted stock award, the nominal value of each newly issued ordinary share is fully paid up.  Horizon ordinary shares acquired under a restricted stock award may be subject to forfeiture to Horizon in accordance with a vesting schedule to be determined by the 2020 EIP Administrator in all cases subject to the 2020 EIP’s minimum vesting requirements.  Generally, restricted stock awards that have not vested will be forfeited upon the participant’s termination of continuous service for any reason and may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement.

Terms of Restricted Stock Unit Awards

RSUs may be granted under the 2020 EIP pursuant to RSU agreements adopted by the 2020 EIP Administrator.  Payment of any purchase price may be made in any legal form acceptable to the 2020 EIP Administrator, provided, however, that where ordinary shares are issued pursuant to an RSU, the nominal value of each newly issued ordinary share is fully paid up.  We will settle a payment due to a recipient of an RSU by delivery of our ordinary shares, by cash, by a combination of cash and stock, or in any other form of consideration determined by the 2020 EIP Administrator and set forth in the RSU agreement.  Horizon ordinary shares acquired under an RSU may be subject to forfeiture to us in accordance with a vesting schedule to be determined by the 2020 EIP Administrator in all cases subject to the 2020 EIP’s minimum vesting requirements.  Generally, RSUs that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.  Generally, RSUs may be transferred only upon such terms and conditions as are set forth in the RSU agreement.

Terms of Performance Awards

The 2020 EIP allows us to grant performance awards that may be settled in ordinary shares, cash, or a combination thereof, to the extent permitted by applicable law.  Performance awards may be granted, vest or be exercised based upon the attainment during a specified period of time of specified performance goals.  The length of any performance period, the performance goals to be achieved during the performance period and the measure of whether and to what degree such performance goals have been attained will be determined by the 2020 EIP Administrator.  Performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices.

Terms of Other Stock Awards

The 2020 EIP Administrator may grant other stock awards based in whole or in part by reference to the value of Horizon ordinary shares.  Subject to the provisions of the 2020 EIP, the 2020 EIP Administrator will determine the terms and conditions of such awards which may be granted either alone or in addition to other stock awards granted under the 2020 EIP.  Other stock awards may be subject to vesting in accordance with a vesting schedule to be determined by the 2020 EIP Administrator in all cases subject to the 2020 EIP’s minimum vesting requirements.  In all cases where ordinary shares are issued pursuant to other stock awards, the nominal value of each newly issued ordinary share will be fully paid up.

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Changes to Capital Structure

In the event of certain changes to the outstanding Horizon ordinary shares without our receipt of consideration (whether through a stock split or other specified change in our capital structure), the 2020 EIP Administrator will appropriately adjust:  (1) the class(es) and maximum number of securities subject to the 2020 EIP; (2) the class(es) and maximum number of securities that may be issued pursuant to the exercise of incentive stock options; and (3) the class(es) and number of securities and the price per share of ordinary shares subject to outstanding stock awards.

Corporate Transactions

In the event of a corporate transaction (as defined in the 2020 EIP and described below), transactions, outstanding stock awards shall be assumed, continued or substituted for similar stock awards by the surviving or acquiring corporation.  If any surviving or acquiring corporation fails to assume, continue or substitute such stock awards, the vesting of stock awards held by participants whose continuous service has not terminated will be accelerated in full to a date prior to the corporate transaction as determined by our Board.  All stock awards not assumed, continued or substituted for similar stock awards by the surviving or acquiring corporation will terminate upon the corporate transaction.  In addition, our Board may also provide, in its sole discretion, that the holder of a stock award that will terminate upon the occurrence of a corporate transaction will receive a payment, if any, equal to the excess of (1) the value of the property the participant would have received upon exercise of the stock award over (2) the exercise price otherwise payable in connection with the stock award.

For purposes of the 2020 EIP, a “corporate transaction” will be deemed to occur in the event of the consummation of (1) a sale or other disposition of all or substantially all of our consolidated assets, (2) a sale or other disposition of at least 50% of our outstanding securities, (3) a merger, consolidation or similar transaction following which Horizon is not the surviving corporation, or (4) a merger, consolidation or similar transaction following which Horizon is the surviving corporation but the ordinary shares of Horizon outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change in Control

Under the 2020 EIP, a stock award may be subject to additional acceleration of vesting and exercisability upon or after a change-in-control (as defined in the 2020 EIP and described below) as may be provided in the stock award agreement or other written agreement with the participant, but in the absence of such provision, no such acceleration will occur.

For purposes of the 2020 EIP, a “change-in-control” generally means (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which the Company shareholders cease to own more than 50% of the combined voting power of the surviving entity; (iii) a consummated sale, lease or exclusive license or other disposition of all or substantially all of our consolidated assets; (iv) the complete dissolution or liquidation of Horizon; or (v) when a majority of our Board becomes comprised of individuals whose nomination, appointment, or election was not approved by a majority of our Board members or their approved successors.  For the avoidance of doubt, any one or more of the above events may be effected pursuant to a compromise or arrangement sanctioned by the Irish courts or a scheme, contract or offer which has become binding on all shareholders under applicable Irish laws, or by means of a takeover bid pursuant to the laws of the European Union, as implemented into Irish law.  In addition, the term “change-in-control” will not include a sale of assets, merger, or other transaction effected exclusively for the purpose of changing the domicile of the Company.  The definition of “change-in-control” in an agreement between the participant and us may control with respect to awards subject to the agreement.

Plan Duration, Termination and Amendment

Our Board will have the authority to amend or terminate the 2020 EIP at any time, subject to any required shareholder approval.  However, except as otherwise provided in the 2020 EIP, no amendment or termination of the 2020 EIP may materially impair any rights under awards already granted to a participant unless agreed to by the affected participant.  We will obtain shareholder approval of any amendment to the 2020 EIP as required by applicable law and listing requirements.  No incentive stock options may be granted under the 2020 EIP after the tenth anniversary of the date the 2020 EIP was adopted by the Compensation Committee.

U.S. Federal Income Tax Information

The following is a summary of the effect of U.S. federal income taxation on the participants in the 2020 EIP and Horizon.  However, it does not purport to be complete and does not describe the state, local or foreign tax considerations or the consequences for any particular individual.

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Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the limitations of Section 162(m) of the IRC and the satisfaction of our tax reporting obligations.  Section 162(m) may limit the deductibility of compensation paid to our chief executive officer and to each of our other “covered employees” under Section 162(m).  Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible by us only to the extent that it does not exceed $1,000,000 or an exemption from such deduction limitation is applicable and available.  The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered employees in excess of $1,000,000 will not be deductible unless it qualifies for transition relief applicable to certain performance-based compensation arrangements already in place as of November 2, 2017.  Accordingly, any awards granted under the 2020 EIP are not eligible to qualify for any exemption from such deduction limitation.  The 2020 EIP Administrator reserves the right to grant awards under the 2020 EIP that result in compensation to our covered employees in excess of the $1,000,000 Section 162(m) deduction limitation.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of a nonstatutory stock option if the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date.  On exercise, an optionholder will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price.  If the optionholder is employed by us, that income will be subject to withholding taxes.  The optionholder’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the optionholder’s capital gain holding period for those shares will begin on that date.  Subject to the requirement of reasonableness, the limitations of Section 162(m) of the IRC and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionholder.

Incentive Stock Options

The 2020 EIP provides for the grant of stock options that qualify as “incentive stock options,” as defined in Section 422 of the IRC.  Under the IRC, an optionholder generally is not subject to ordinary income tax upon the grant or exercise of an incentive stock option.  If the optionholder holds a share received on exercise of an incentive stock option for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.  If, however, an optionholder disposes of a share acquired on exercise of an incentive stock option before the end of the required holding period, which is referred to as a disqualifying disposition, the optionholder generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the incentive stock option was exercised over the exercise price.  However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the optionholder will not exceed the gain, if any, realized on the sale.  If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.  We are not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the required holding period.  If there is a disqualifying disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionholder, subject to the requirement of reasonableness, the limitations of Section 162(m) of the IRC and the satisfaction of a tax reporting obligation.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock.  If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock.  A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock.  The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.  Subject to the requirement of reasonableness, the limitations of Section 162(m) of the IRC and the satisfaction of a tax reporting obligation, Horizon will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

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Restricted Stock Unit Awards

Generally, the recipient of a stock unit structured to conform to the requirements of Section 409A of the IRC or an exception to Section 409A of the IRC will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of Horizon ordinary shares received over any amount paid by the recipient in exchange for Horizon ordinary shares.  To conform to the requirements of Section 409A of the IRC, Horizon ordinary shares subject to an RSU may generally only be delivered upon one of the following events:  a fixed calendar date (or dates), separation from service, death, disability or a change-in-control.  If delivery occurs on another date, unless the RSUs otherwise comply with or qualify for an exception to the requirements of Section 409A of the IRC, in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from RSUs will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.  Subject to the requirement of reasonableness, the limitations of Section 162(m) of the IRC and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Stock Appreciation Rights

We may grant under the 2020 EIP stock appreciation rights separate from any other award or in tandem with other awards under the 2020 EIP.  Where the stock appreciation rights are granted as stand-alone awards with a strike price equal to the fair market value of the underlying stock on the grant date, the recipient will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise.  Subject to the requirement of reasonableness, the limitations of Section 162(m) of the IRC, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

New Plan Benefits

Awards under the 2020 EIP are discretionary and are not subject to set benefits or amounts.  Accordingly, we cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to executive officers or other employees of the Company under the 2020 EIP.

Required Vote and Board Recommendation

Approval of Proposal 5 requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual General Meeting.

Our Board believes that approval of Proposal 5 is in our best interests and the best interests of our shareholders for the reasons stated above.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 5

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PROPOSAL 6

APPROVE THE 2020 EMPLOYEE SHARE PURCHASE PLAN

The 2020 Employee Share Purchase Plan (2020 ESPP) was adopted by the Compensation Committee on February 19, 2020, subject to shareholder approval of this Proposal 6.  The 2020 ESPP, the terms of which reflect current accounting, regulatory and tax rules, is intended to be the successor to our 2014 Employee Share Purchase Plan (2014 ESPP).

Why We Are Asking Our Shareholders to Approve the 2020 ESPP

Currently, we maintain the 2014 ESPP to grant share purchase rights to our employees.  We are seeking shareholder approval of the 2020 ESPP as a successor to and continuation of our 2014 ESPP and increase the number of ordinary shares available for issuance to our employees pursuant to the exercise of purchase rights by an additional 2,500,000 shares.

If this Proposal 6 is approved by our shareholders, the 2020 ESPP will become effective as of the date of the Annual General Meeting, and no additional offerings will commence and no additional purchase rights will be granted under the 2014 ESPP, although all purchase rights outstanding under any 2014 ESPP offering that commenced prior to the Annual General Meeting shall remain outstanding pursuant to their existing terms.  If our shareholders do not approve this Proposal 6, the 2020 ESPP will not become effective, and the 2014 ESPP will continue to be effective in accordance with its current terms following the Annual General Meeting.  Together, our 2020 ESPP with our 2014 ESPP are referred to as our ESPPs.

2014 ESPP Share Reserve Information

Total Shares Available under 2014 ESPP as of Record Date (February 25, 2020)	1,236,775
Additional Share Request for 2020 ESPP	2,500,000
Shares Remaining Available under our ESPPs after Annual General Meeting (Intended to cover employee purchases for up to five years following the Annual General Meeting)	3,736,775

As of February 25, 2020, the Record Date, there were 190,155,863 ordinary shares of Horizon outstanding.  The closing price of Horizon’s ordinary shares as reported on Nasdaq on February 25, 2020 was $33.88 per share.

Reasons to Approve the 2020 ESPP

The Compensation Committee believes that the approval of the 2020 ESPP is necessary to enable us to continue to grant purchase rights to our employees at appropriate levels and to assist us in attracting, retaining and motivating qualified employees and in aligning their long-term interests with those of our shareholders.

We manage our long-term shareholder dilution by limiting the number of equity incentive awards granted annually.  We carefully monitor our annual burn rate, dilution, and equity expense to ensure that we maximize shareholders’ value by granting only the appropriate number of equity incentive awards necessary to attract, reward, and retain employees.  Prior to approving the 2020 ESPP, the Compensation Committee reviewed certain management forecasts of purchases under the 2020 ESPP.  After forecasting our anticipated workforce growth rate for the next few years, we believe that this number of shares under the 2020 ESPP will be sufficient for up to 5 years.

If the adoption of the 2020 ESPP is approved pursuant to this Proposal 6, the issuance of the additional 2,500,000 shares to be reserved under the 2020 ESPP would dilute existing shareholders by an additional 1.3% on a simple dilution basis, based on the number of shares of our ordinary shares outstanding as of the Record Date.

Note Regarding Forward-Looking Statements

We do not as a matter of course make public forecasts as to our total ordinary shares outstanding and utilization of various equity awards due to the unpredictability of the underlying assumptions and estimates.

The inclusion of the information set forth above should not be regarded as an indication or prediction of actual future outcomes, and the statements should not be relied upon as such.  Neither Horizon nor any other person makes any representation to any of our shareholders regarding actual outcomes compared to the information contained in the forward-looking statements set forth above.  Although presented with some numerical specificity, these statements are not fact and reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time this filing was prepared and other factors such as industry performance and general business, economic, regulatory, market and

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financial conditions, as well as factors specific to our business, all of which are difficult to predict and many of which are beyond the control of our management.  The forecasts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21A of the Exchange Act.  These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those in the forward-looking statements, including our ability to attract and retain talent, achievement of performance metrics, if any, with respect to certain equity awards, the extent of option exercise activity, and other factors described in this Proxy Statement.

Description of the 2020 ESPP

The material features of the 2020 ESPP are outlined below.  The following summary describes the material features of the 2020 ESPP as it would be in effect upon approval of this Proposal 6.  This summary is qualified in its entirety by reference to the complete text of the 2020 ESPP.  Shareholders are urged to read the actual text of the 2020 ESPP, which is appended to this Proxy Statement as Annex B and may be accessed from the SEC’s website at www.sec.gov.

Purpose

The purpose of the 2020 ESPP is to provide a means by which Horizon employees (and any subsidiary of Horizon designated by the Compensation Committee to participate in the 2020 ESPP) may be given an opportunity to purchase ordinary shares through payroll deductions, to assist Horizon in retaining the services of Horizon employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of Horizon and its subsidiaries.

The 2020 ESPP includes two components.  One component is designed to allow eligible U.S. employees to purchase our ordinary shares in a manner that may qualify for favorable tax treatment under Section 423 of the Code.  In addition, purchase rights may be granted under a component that does not qualify for such favorable tax treatment when necessary or appropriate to permit participation by eligible employees who are foreign nationals or employed outside of the U.S. while complying with applicable foreign laws.

Share Reserve

The number of shares reserved for issuance under the 2020 ESPP will not exceed 3,736,775 shares consisting of (i) 2,500,000 shares, plus (ii) the number of shares that remain available for issuance under the 2014 ESPP as of February 25, 2020.

Administration

The Compensation Committee will administer the 2020 ESPP and has the final power to construe and interpret both the 2020 ESPP and the rights granted under it.  The Compensation Committee has the power, subject to the provisions of the 2020 ESPP, to determine when and how rights to purchase ordinary shares will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any subsidiary of Horizon will be eligible to participate in the 2020 ESPP.

The Compensation Committee has the power to delegate administration of the 2020 ESPP to a committee composed of not fewer than one member of the board of directors.

Offerings

The 2020 ESPP is implemented by offerings of rights to all eligible employees from time to time.  The maximum length for an offering under the 2020 ESPP is 27 months.  The provisions of separate offerings need not be identical.  When an eligible employee elects to join an offering period, he or she is granted a purchase right to acquire ordinary shares on each purchase date within the offering period.  On the purchase date, all payroll deductions collected from the participant are automatically applied to the purchase of ordinary shares, subject to certain limitations.

Eligibility

Generally, each regular employee (including officers) employed by Horizon (or a subsidiary company if the Compensation Committee designates such company as eligible to participate) may participate in offerings under the 2020 ESPP, provided that the employee has been continuously employed by Horizon (or a parent or subsidiary company, if applicable) for such period as the Compensation Committee may require, but in no event may the required period of continuous employment be greater than two years.  In addition, the Compensation Committee may provide that employees who are customarily employed for less than 20 hours per week or less than five months per calendar year are not eligible to participate in the 2020 ESPP.  The Compensation Committee also may provide in any offering that certain employees who are “highly compensated” as defined in the Code are not eligible to participate in the 2020 ESPP.

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In any event, no employee may participate in the 2020 ESPP if, immediately after Horizon grants the employee a purchase right, the employee would own, directly or indirectly, ordinary shares possessing 5% or more of the total combined voting power or value of all classes of Horizon share capital or of any parent or subsidiary companies of Horizon (including any shares which the employee may purchase under all outstanding purchase rights and options).

As of February 26, 2020, the date on which the Company filed its Form 10-K for the year ended December 31, 2019, there were approximately 1,200 employees (including executive officers) of Horizon and its subsidiaries who would be eligible to participate in the 2020 ESPP.

Participation in the 2020 ESPP

Eligible employees enroll in the 2020 ESPP by delivering to Horizon, prior to the date selected by the Compensation Committee as the offering date for the offering, an agreement authorizing payroll deductions.

Purchase Price

The purchase price per share at which ordinary shares are sold in an offering under the 2020 ESPP may not be less than the lower of (i) 85% of the fair market value of an ordinary share on the first day of the offering period or (ii) 85% of the fair market value of an ordinary share on the purchase date (i.e., the last day of the applicable six (6) month purchase period), provided, however, that in all cases the purchase price of any ordinary share must not be less than the nominal value of such ordinary share on the applicable purchase date.  If the scheduled purchase date is not a trading day, the purchase will occur on the immediately preceding trading day.

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is accumulated by payroll deductions over the offering.  To the extent permitted in the offering document, a participant may increase, reduce or terminate his or her payroll deductions.  All payroll deductions made on behalf of a participant are credited to his or her account under the 2020 ESPP and deposited with Horizon’s general funds.  To the extent permitted in the offering document, a participant may make additional payments into such account.

Purchase of Stock

In connection with offerings made under the 2020 ESPP, the Compensation Committee may specify a maximum number of ordinary shares an employee may be granted the right to purchase and the maximum aggregate number of ordinary shares that may be purchased pursuant to such offering by all participants.  If the aggregate number of shares to be purchased upon exercise of all outstanding purchase rights would exceed the number of ordinary shares remaining available under the 2020 ESPP, or the maximum number of shares that may be purchased on a single purchase date across all offerings, the Compensation Committee would make a pro rata allocation (based on each participant’s accumulated payroll deductions) of available shares.  Unless the employee’s participation is discontinued, his or her right to purchase shares is exercised automatically at the end of the purchase period at the applicable price.  See “Withdrawal” below.

Withdrawal

While each participant in the 2020 ESPP is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to Horizon a notice of withdrawal from the 2020 ESPP.  Such withdrawal may be elected at any time prior to the end of the applicable offering, except as otherwise provided in the offering.

Upon any withdrawal from an offering by the employee, Horizon will generally distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of ordinary shares on the employee’s behalf during such offering, and such employee’s rights in the offering will be automatically terminated.  The employee is not entitled to again participate in that offering.  However, an employee’s withdrawal from an offering will not prevent such employee from participating in subsequent offerings under the 2020 ESPP.

Reset Feature

The Compensation Committee has the authority to provide that if the fair market value of an ordinary share on the first day of any purchase period within a particular offering period is less than or equal to the fair market value on the start date of that offering period, then the participants in that offering period will automatically be transferred and enrolled in a new offering period which will begin on the first day of that purchase period and the participants’ purchase rights in the original offering period will terminate.

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Termination of Employment

Unless otherwise specified by the Compensation Committee, a participant’s rights under any offering under the 2020 ESPP will terminate immediately upon cessation of his or her employment for any reason (subject to any post-employment participation period required by law), and Horizon will distribute to such individual all of his or her accumulated payroll deductions, without interest.

Restrictions on Transfer

Rights granted under the 2020 ESPP are not transferable except by will, the laws of descent and distribution, or by a beneficiary designation.  During the lifetime of the participant, such rights may only be exercised by the participant.

Adjustment Provisions

Upon certain transactions by Horizon, such as a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar transaction, the 2020 ESPP share reserve, the outstanding purchase rights thereunder, and any purchase limits will be appropriately adjusted as to the type, class and maximum number of shares subject thereto.

Effect of Certain Corporate Transactions

In the event of a corporate transaction, (a) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding purchase rights under the 2020 ESPP or may substitute similar rights (including a right to acquire the same consideration paid to the shareholders in the corporate transaction) for those outstanding purchase rights, or (b) if any surviving or acquiring corporation (or its parent company) does not assume or continue outstanding purchase rights or does not substitute similar rights for outstanding purchase rights under the 2020 ESPP, then the participants’ accumulated contributions will be used to purchase Horizon’s ordinary shares within ten business days prior to the corporate transaction under the outstanding purchase rights, and the participants’ outstanding purchase rights will terminate immediately after such purchase.

For purposes of the 2020 ESPP, a “corporate transaction” generally means the occurrence, in a single transaction or in a series of related transactions, of the consummation of:  (a) a sale of all or substantially all of the assets of Horizon and its subsidiaries; (b) a sale of at least 90% of Horizon’s outstanding securities; (c) a merger, consolidation, or similar transaction in which Horizon is not the surviving corporation; or (d) a merger, consolidation, or similar transaction in which Horizon is the surviving corporation but the ordinary shares of Horizon are converted into other securities, cash, or other property by virtue of the transaction.  Any one or more of the above events may be effected pursuant to a compromise or arrangement sanctioned by the Irish courts or a scheme, contract or offer which has become binding on all shareholders under applicable Irish laws, or by means of a takeover bid pursuant to the laws of the European Union, as implemented into Irish law.

Duration, Amendment and Termination

Because each eligible employee will make his or her own decision whether and to what extent to participate in the 2020 ESPP, it is not possible to determine with specificity the period for which the 2020 ESPP share reserve will be sufficient to cover future purchases of shares.

The Compensation Committee may amend, suspend or terminate the 2020 ESPP at any time.  However, except in regard to capitalization adjustments, any amendment to the 2020 ESPP must be approved by the shareholders to the extent shareholder approval is required by applicable law or listing requirements.

Rights granted before amendment, suspension or termination of the 2020 ESPP will not be impaired by any amendment, suspension or termination of the 2020 ESPP without consent of the employee to whom such rights were granted, except with the consent of the participant, as necessary to comply with applicable laws, or as necessary to obtain or maintain favorable tax, listing or regulatory treatment.

U.S. Federal Income Tax Information

The information set forth below is a summary only and does not purport to be complete.  The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change.  Rights granted under the 2020 ESPP to our U.S. employees are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee share purchase plan that qualifies under provisions of Section 423 of the Code.

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A participant will be taxed on amounts withheld for the purchase of ordinary shares as if such amounts were actually received.  Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right, until disposition of the acquired shares.  The taxation upon disposition will depend upon the holding period of the acquired shares.

If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income:  (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period).  Any further gain or any loss will be taxed as a long-term capital gain or loss.

Any further gain or any loss will be taxed as a long-term capital gain or loss.  At present, such capital gains generally are subject to lower tax rates than ordinary income.

If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the purchase date over the purchase price will be treated as ordinary income at the time of such disposition.  The balance of any gain will be treated as capital gain.  Even if the stock is later disposed of for less than its fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such purchase date.  Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

There are no federal income tax consequences to Horizon by reason of the grant or exercise of rights under the 2020 ESPP.  Horizon is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

New Plan Benefits

Participation in the 2020 ESPP is voluntary and each eligible employee will make his or her own decision whether and to what extent to participate in the plan.  It is therefore not possible to determine the benefits or amounts that will be received in the future by individual employees or groups of employees under the 2020 ESPP.

Required Vote and Board Recommendation

Approval of Proposal 6 requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual General Meeting.

Our Board believes that approval of Proposal 6 is in our best interests and the best interests of our shareholders for the reasons stated above.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 6

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OTHER INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of our ordinary shares as of February 25, 2020 by:  (i) each director and nominee for director; (ii) each of the NEOs in the Summary Compensation Table; (iii) all of our current executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our ordinary shares.  The table is based upon information supplied by our officers, directors and principal shareholders and/or a review of Schedules 13D and 13G documents filed with the SEC, if any, and other sources.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the securities.  Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them.  The number of ordinary shares used to calculate the percentage ownership of each listed person includes the ordinary shares underlying options, warrants or other rights held by such persons that are exercisable as of April 25, 2020, which is 60 days after February 25, 2020.

Percentage of beneficial ownership is based on 190,155,863 ordinary shares outstanding as of February 25, 2020.  Unless otherwise indicated, the address for the following shareholders is c/o Horizon Therapeutics plc, Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland.

	Number and Percentage of Shares Beneficially Owned

Name and Address of Beneficial Owner or Identity of Group	Ordinary Shares	Percentage
5% or greater shareholders:
The Vanguard Group, Inc.(1)	17,089,414	9.0%
100, Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.(2)	10,355,459	5.4%
55 East 52nd Street
New York, NY 10055
Renaissance Technologies LLC(3)	10,100,675	5.3%
800 Third Avenue
New York, NY 10022
Directors (other than Timothy Walbert):
William F. Daniel(4)	183,363	*
Michael Grey(5)	197,649	*
Jeff Himawan, Ph.D.(6)	118,048	*
Susan Mahony, Ph.D.(7)	—	*
Gino Santini(8)	180,908	*
James Shannon, M.D.(9)	72,861	*
H. Thomas Watkins(10)	215,407	*
Pascale Witz(11)	98,868	*
Named Executive Officers:
Timothy Walbert(12)	3,556,893	1.8%
Paul W. Hoelscher(13)	573,919	*
Barry J. Moze(14)	441,397	*
Vikram Karnani(15)	198,835
Shao-Lee Lin, M.D., Ph.D.(16)	272,782	*
Robert F. Carey(17)	882,800	*
All current executive officers and directors as a group (19 persons)(18)	8,343,073	4.3%

*	Represents beneficial ownership of less than one percent.

(1)	Includes 17,089,414 ordinary shares beneficially owned by The Vanguard Group. This information is based on a Schedule 13G/A filed on February 10, 2020 with the SEC.

(2)	Includes 10,355,459 ordinary shares beneficially owned by BlackRock, Inc. This information is based on an Amended Schedule 13G/A filed February 4, 2020 with the SEC.

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(3)	Includes 10,100,675 ordinary shares beneficially owned by Renaissance Technologies LLC. This information is based on a Schedule 13G/A filed on February 12, 2020 with the SEC.

(4)

Includes (a) 55,123 ordinary shares held by GoodBody Trustees Limited, of which Mr. Daniel has beneficial ownership, and (b) 128,240 ordinary shares that Mr. Daniel has the right to acquire from us within 60 days of February 25, 2020 pursuant to the exercise of stock options.

(5)

Includes (a) 36,900 ordinary shares held by GoodBody Trustees Limited, of which Mr. Grey has beneficial ownership, (b) 10,000 ordinary shares held by the Grey Family Trust, of which Mr. Grey has beneficial ownership, and (c) 150,749 ordinary shares that Mr. Grey has the right to acquire from us within 60 days of February 25, 2020 pursuant to the exercise of stock options.

(6)

Includes (a) 31,642 ordinary shares held by GoodBody Trustees Limited, of which Dr. Himawan has beneficial ownership, and (b) 86,406 ordinary shares that Dr. Himawan has the right to acquire from us within 60 days of February 25, 2020 pursuant to the exercise of stock options.

(7)	Dr. Mahony was appointed to the board August 1, 2019.

(8)

Includes (a) 30,159 ordinary shares held by GoodBody Trustees Limited, of which Mr. Santini has beneficial ownership, and (b) 150,749 ordinary shares that Mr. Santini has the right to acquire from us within 60 days of February 25, 2020 pursuant to the exercise of stock options.

(9)

Includes 19,272 ordinary shares held by GoodBody Trustees Limited, of which Dr. Shannon has beneficial ownership, and (b) 53,589 ordinary shares that Dr. Shannon has the right to acquire from us within 60 days of February 25, 2020 pursuant to the exercise of stock options.

(10)

Includes (a) 6,000 ordinary shares, (b) 10,000 ordinary shares held by T-H Family Limited Partnership, of which Mr. Watkins is a general/managing partner, (c) 44,453 ordinary shares held by GoodBody Trustees Limited, of which Mr. Watkins has beneficial ownership, and (d) 154,954 ordinary shares that Mr. Watkins has the right to acquire from us within 60 days of February 25, 2020 pursuant to the exercise of stock options.

(11)

Includes (a) 20,279 ordinary shares held by GoodBody Trustees Limited, of which Ms. Witz has beneficial ownership, and (b) 78,589 ordinary shares that Ms. Witz has the right to acquire from us within 60 days of February 25, 2020 pursuant to the exercise of stock options.

(12)

Includes (a) 251,872 ordinary shares, (b) 595,871 ordinary shares held by the Timothy P. Walbert Living Trust, of which Mr. Walbert is a beneficial owner, (c) 9,150 ordinary shares owned by Mr. Walbert’s spouse, and (d) 2,700,000 ordinary shares that Mr. Walbert has the right to acquire from us within 60 days of February 25, 2020 pursuant to the exercise of stock options.

(13)

Includes (a) 11,452 ordinary shares, (b) 226,043 ordinary shares held by the Paul William Hoelscher Trust, of which Mr. Hoelscher is a beneficial owner, and (c) 336,424 ordinary shares that Mr. Hoelscher has the right to acquire from us within 60 days of February 25, 2020 pursuant to the exercise of stock options.

(14)	Includes (a) 166,291 ordinary shares, and (b) 275,106 ordinary shares that Mr. Moze has the right to acquire from us within 60 days of February 25, 2020 pursuant to the exercise of stock options.

(15)	Includes (a) 89,235 ordinary shares, and (b) ordinary shares that Mr. Karnani has the right to acquire from us within 60 days of February 25, 2020 pursuant to the exercise of stock options.

(16)

Includes (a) 56,514 ordinary shares, (b) 106,255 ordinary shares held by the Shao-Lee Lin Trust, of which Dr. Lin is a beneficial owner, and (c) 110,013 ordinary shares that Dr. Lin has the right to acquire from us within 60 days of February 25, 2020 pursuant to the exercise of stock options. Dr. Lin’s employment was terminated on January 23, 2020.

(17)

Includes (a) 100,442 ordinary shares, (b) 266,358 ordinary shares held by Robert F. Carey III Trust, of which Mr. Carey is a beneficial owner, and (c) 516,000 ordinary shares that Mr. Carey has the right to acquire from us within 60 days of February 25, 2020 pursuant to the exercise of stock options.  Mr. Carey retired effective October 1, 2019.

(18)

Includes the ordinary shares described in footnotes (4) through (14) and the following ordinary shares beneficially owned by our other current executive officers (which includes Brian K. Beeler, Geoffrey M. Curtis, Michael A. DesJardin, Irina Konstantinovsky Jeffrey Kent, M.D., FACP, FACG, Andy Pasternak and Jeffrey W. Sherman, M.D., FACP) in the aggregate:  (a) 712,795 ordinary shares, and (b) 636,548 ordinary shares that can be acquired within 60 days of February 25, 2020 pursuant to the exercise of stock options.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual General Meeting materials with respect to two or more shareholders sharing the same address by delivering a Notice of Internet Availability of Proxy Materials or other Annual General Meeting materials addressed to those shareholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” our proxy materials.  A single Notice of Internet Availability of Proxy Materials or other Annual General Meeting materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.  Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials or other Annual General Meeting materials, please notify your broker or us.  Direct your written request to Jennifer T. Lee, Company Secretary, at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland, or contact Jennifer T. Lee at + 353.1.772.2100 (Ireland).  Shareholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or other Annual General Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.  In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of our proxy materials to a shareholder at a shared address to which a single copy of the materials was delivered.

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Shareholder Proposals

Our shareholders may submit proposals on matters appropriate for shareholder action at shareholder meetings in accordance with Rule 14a-8 promulgated under the Exchange Act.  For such proposals to be included in our proxy materials relating to our 2021 Annual General Meeting of Shareholders, all applicable requirements of Rule 14a-8 must be satisfied and, pursuant to Rule 14a-8, such proposals must be received by us no later than November 18, 2020.  However, if our 2021 Annual General Meeting of Shareholders is not held between March 31, 2021 and May 30, 2021, then the deadline will be a reasonable time prior to the time that we begin to print and mail our proxy materials.  Such proposals should be delivered to Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland.

Our Memorandum and Articles of Association provide that shareholder nominations of persons to be elected to the Board at an annual general meeting and the proposal of other business to be considered by the shareholders at an annual general meeting must be made following written notice to our Company Secretary which is executed by a shareholder and accompanied by certain background and other information specified in our Memorandum and Articles of Association.  Such written notice and information must be received by our Company Secretary at our registered office (i) no earlier than the close of business on October 19, 2020, which is 150 days prior to the first anniversary of the date this Proxy Statement was first released to shareholders for the Annual General Meeting and (ii) no later than the close of business on December 18, 2020, which is 90 days prior to the first anniversary of the date this Proxy Statement was first released to shareholders for the Annual General Meeting.  Each submission relating to the nomination of persons to be elected to the Board must:

•	set forth the name, age, business address and residence address of each individual whom the shareholder proposes to nominate for election or re-election as a director;

•	set forth the principal occupation or employment of such nominee;

•	set forth the class and number of our ordinary shares which are owned of record and beneficially by such nominee;

•	set forth the date or dates on which such ordinary shares were acquired and the investment intent of such acquisition;

•	include a completed and signed questionnaire, representation and agreement required by article 98.4 of our Articles of Association;

•

include such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required pursuant to Regulation 14A under the Exchange Act and the rules and regulations promulgated thereunder (including such proposed nominee’s written consent to being named as a nominee and to serving as a director if elected); and

•	include the information required by article 98.3 of our Articles of Association.

Our Articles of Association provide that other resolutions may only be proposed at an annual general meeting if either (i) it is proposed by or at the direction of our Board; (ii) it is proposed at the direction of the Irish High Court; (iii) it is requisitioned in writing by shareholders of record holding such aggregate number of ordinary shares as is prescribed by, and is made in accordance with, Section 178 of the Irish Companies Act 2014 or (iv) the chairman of the meeting decides, in his or her absolute discretion, that the proposal may properly be regarded as within the scope of the relevant meeting.  In addition, the proxy solicited by our Board for the 2021 Annual General Meeting of Shareholders will confer discretionary voting authority with respect to (i) any proposal presented by a shareholder at that meeting for which we have not been provided with notice by February 1, 2021 and (ii) if we have received notice of such proposal by February 1, 2021, if the 2021 Proxy Statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the shareholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act.  On any other business which may properly come before the annual general meeting, or any adjournment thereof, and whether procedural or substantive in nature (including without limitation any motion to amend a resolution or adjourn the meeting) not specified in this Proxy Statement, the proxy will act at his/her discretion.

Presentation of Irish Statutory Financial Statements

Our Irish statutory financial statements for the fiscal year ended December 31, 2019, including the reports of the directors and statutory auditors thereon, will be presented at the Annual General Meeting in accordance with the requirements of the Irish Companies Act 2014.  Our Irish statutory financial statements will be approved by the Board.  There is no requirement under Irish law that such statements be approved by shareholders, and no such approval will be sought at the Annual General Meeting.  Our Irish statutory financial statements will be available on our website at www.horizontherapeutics.com on or before April 8, 2020.

Horizon  |  Proxy Statement 91

Special Note Regarding Forward-Looking Statements

This Proxy Statement contains “forward-looking statements” – that is, statements related to future, not past, events – as defined in Section 21E of the Exchange Act, that reflect our current expectations regarding our future growth, results of operations, business strategy and plans, financial condition, cash flows, performance, business prospects and opportunities, as well as assumptions made by, and information currently available to, our management.  Forward-looking statements include any statement that does not directly relate to a current or historical fact.  Forward-looking statements generally can be identified by words such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would,” or similar expressions.  These statements are based on current expectations and assumptions that are subject to risks and uncertainties inherent in our business, which could cause our actual results to differ materially from those indicated in the forward-looking statements including, without limitation, the risks set forth under Part I – Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019.  Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

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OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual General Meeting.  If any other matters are properly brought before the meeting, it is the intention of the proxy holders to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Jennifer T. Lee

Company Secretary

March 18, 2020

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 is available without charge upon written request to:  Company Secretary, Horizon Therapeutics plc, Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland.

Horizon  |  Proxy Statement 93

ANNEX A

HORIZON THERAPEUTICS PUBLIC LIMITED COMPANY

2020 EQUITY INCENTIVE PLAN

1.	GENERAL.

(a)        Relationship to Prior Plans.  The Plan is the successor to the 2014 Plan.  As of the Effective Date, (i) no additional awards may be granted under the 2014 Plan; (ii) the Prior Plans’ Available Reserve plus any Returning Shares will become available for issuance pursuant to Awards granted under this Plan; and (iii) all outstanding awards granted under the Prior Plans will remain subject to the terms of the applicable Prior Plan (except to the extent such outstanding awards result in Returning Shares that become available for issuance pursuant to Awards granted under this Plan).  All Awards granted under this Plan will be subject to the terms of this Plan.

(b)        Plan Purpose.  The Company, by means of the Plan, seeks to secure and retain the services of Employees, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Ordinary Shares through the granting of Awards.

(c)        Available Awards.  The Plan provides for the grant of the following Awards:  (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.

(d)        Adoption Date.  The Plan will come into existence on the Adoption Date.  No Award may be granted under the Plan prior to the Adoption Date.  Any Award granted prior to the Effective Date is contingent upon timely receipt of shareholder approval to the extent required under applicable tax, securities and regulatory rules, and satisfaction of any other compliance requirements.

2.	SHARES SUBJECT TO THE PLAN.

(a)        Share Reserve.  Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of Ordinary Shares that may be issued pursuant to Awards will not exceed 35,340,187 shares, which number is the sum of:  (i) 6,900,000 new shares, plus (ii) the Prior Plan’s Available Reserve; plus, (iii) the number of Returning Shares, if any, as such shares become available from time to time.

(b)        Aggregate Incentive Stock Option Limit.  Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of Ordinary Shares that may be issued pursuant to the exercise of Incentive Stock Options shall be the number of Ordinary Shares subject to the Plan’s Share Reserve.

(c)        Share Reserve Operation.

(i)        Share Counting.  Subject to subsection 3(c)(iv), the number of Ordinary Shares available for issuance under the Plan shall be reduced by:  (1) one Ordinary Share for each Ordinary Share issued pursuant to (A) an Appreciation Award granted under the Plan and (2) 1.40 Ordinary Shares for each Ordinary Share issued pursuant to a Full Value Award granted under the Plan.  The number of Ordinary Shares available for issuance under the Plan will be increased by:  (A) one share for each Returning Share subject to an Appreciation Award and (B) 1.40 Ordinary Shares for each Returning Share subject to a Full Value Award.

(ii)       Limit Applies to Ordinary Shares Issued Pursuant to Awards.  For clarity, the Share Reserve is a limit on the number of Ordinary Shares that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of Ordinary Shares reasonably required to satisfy its obligations to issue shares pursuant to such Awards.  Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(iii)      Actions that Do Not Constitute Issuance of Ordinary Shares and Do Not Reduce Share Reserve.  The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan:  (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued, or (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Ordinary Shares).

(iv)        Reversion of Previously Issued Ordinary Shares to Share Reserve.

(1)        Shares Available for Subsequent Issuance.  If any Award is forfeited back to the Company or Ordinary Shares are redeemed or repurchased by the Company or any Affiliate (in accordance with applicable Irish law) because of the failure to meet a contingency or condition required to vest such Ordinary Shares, then the Ordinary Shares that are forfeited, redeemed or repurchased shall revert to and again become available for issuance under the Plan.  The number of Ordinary Shares that shall revert to and again available for issuance under the Plan pursuant to the foregoing provision shall be:  (A) one share for each forfeited, redeemed or repurchased share subject to an Appreciation Award granted under the Plan and (B) 1.40 Ordinary Shares for each forfeited, redeemed or repurchased share subject to a Full Value Award granted under the Plan.

(2)        Shares Not Available for Subsequent Issuance.  The following Ordinary Shares will not become available again for issuance under the Plan:  (A) any Ordinary Shares that are reacquired or withheld (or not issued) by the Company to satisfy the exercise, strike or purchase price of an Award or an award granted under a Prior Plan (including any shares subject to such Award or award granted under a Prior Plan that are not delivered because such award is exercised through a reduction of shares subject to such Award or award granted under a Prior Plan (i.e., “net exercised”)); (B) any shares that are reacquired or withheld (or not issued) by the Company to satisfy a Withholding Obligation of an Award or tax withholding obligation of an award granted under a Prior Plan; (C) any shares repurchased by the Company on the open market with the proceeds of the exercise, strike or purchase price of any Award or award granted under a Prior Plan; and (D) in the event that stock appreciation right granted under the Plan or a Prior Plan is settled in Ordinary Shares, the gross number of Ordinary Shares subject to such award.

3.	ELIGIBILITY AND LIMITATIONS.

(a)        Eligible Award Recipients.  Subject to the terms of the Plan, Employees are eligible to receive Awards.

(b)        Specific Award Limitations.

(i)        Limitations on Incentive Stock Option Recipients.  Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).

(ii)       Incentive Stock Option $100,000 Limitation.  To the extent that the aggregate Fair Market Value (determined at the time of grant) of Ordinary Shares with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(iii)      Limitations on Incentive Stock Options Granted to Ten Percent Shareholders.  A Ten Percent Shareholder may not be granted an Incentive Stock Option unless (i) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (ii) the Option is not exercisable after the expiration of five years from the date of grant of such Option.

(iv)      Limitations on Nonstatutory Stock Options and SARs.  Nonstatutory Stock Options and SARs may not be granted to Employees who are providing Continuous Service only to any “parent” of the Company (as such term is defined in Rule 405) unless the shares underlying such Awards is treated as “service recipient stock” under Section 409A because the Awards are granted pursuant to a corporate transaction (such as a spin off transaction) or unless such Awards otherwise comply with the distribution requirements of Section 409A.

(c)        Aggregate Incentive Stock Option Limit.  The aggregate maximum number of Ordinary Shares that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).

(d)        Minimum Vesting Requirements.  No Award may vest (or, if applicable, be exercisable) until at least twelve (12) months following the date of grant of the Award; provided, however, that up to five percent (5%) of the Share Reserve may be subject to Awards that do not meet such vesting (and, if applicable, exercisability) requirements.

(e)        Dividends and Dividend Equivalents.  Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any Ordinary Shares subject to a Restricted Stock Award, or Restricted Stock Unit Award, as determined by the Board and contained in the applicable Award Agreement; provided, however, that (i) no dividends or dividend equivalents may be paid with respect to any such shares before the date such shares have vested under the terms of such Award Agreement, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of such Award Agreement (including, but not limited to, any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to the Company on the date, if any, such shares are forfeited to or repurchased by the Company due to a failure to meet any vesting conditions under the terms of such Award Agreement.  Dividend or dividend equivalents may not be paid or credited with respect to any Awards, other than as specified above.

4.	OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option and SAR will have such terms and conditions as determined by the Board.  Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for.  Each SAR will be denominated in Ordinary Share equivalents.  The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(a)        Term.  Subject to Section 3(b)(iii) regarding Ten Percent Shareholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.

(b)        Exercise or Strike Price.  Subject to Section 3(b)(iii) regarding Ten Percent Shareholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award.  Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code, provided that in all cases the exercise price is not less than the nominal value of an Ordinary Share.

(c)        Exercise Procedure and Payment of Exercise Price for Options.  In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company.  The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment.  The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement; provided, however, that where Ordinary Shares are issued pursuant to the exercise of an Option, the nominal value of each newly issued Ordinary Share is fully paid up:

(i)        by cash or check, bank draft or money order payable to the Company;

(ii)       pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Ordinary Shares subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;

(iii)      by delivery to the Company (either by actual delivery or attestation) of Ordinary Shares that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Ordinary Shares is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Ordinary Shares, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;

(iv)      if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of Ordinary Shares issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter, (2) irrespective of whether a “net exercise” arrangement is used, the nominal value of each newly issued Ordinary Shares will be fully paid up in cash and (3) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment;

(v)       deduction from salary due and payable to an Employee by the Company or any Affiliate; or

(vi)      in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.

(d)        Exercise Procedure and Payment of Appreciation Distribution for SARs.  In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement.  The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of Ordinary Shares equal to the number of Ordinary Share equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR.  Such appreciation distribution may be paid to the Participant in the form of Ordinary Shares or cash (or any combination of Ordinary Shares and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement; provided, however, that where Ordinary Shares are issued pursuant to a Stock Appreciation Right, the nominal value of each newly issued Ordinary Share is fully paid up.

(e)        Transferability.  Options and SARs may not be transferred to third party financial institutions for value.  The Board may impose such additional limitations on the transferability of an Option or SAR as it determines.  In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:

(i)        Restrictions on Transfer.  An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.

(ii)       Domestic Relations Orders.  Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.

(f)        Vesting.  The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board.  Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.

(g)        Termination of Continuous Service for Cause.  Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the Ordinary Shares subject to the forfeited Award, or any consideration in respect of the forfeited Award.

(h)        Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause.  Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):

(i)        three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);

(ii)       12 months following the date of such termination if such termination is due to the Participant’s Disability;

(iii)       18 months following the date of such termination if such termination is due to the Participant’s death; or

(iv)      18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).

Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the Ordinary Shares subject to the terminated Award, or any consideration in respect of the terminated Award.

(i)        Restrictions on Exercise; Extension of Exercisability.  A Participant may not exercise an Option or SAR at any time that the issuance of Ordinary Shares upon such exercise would violate Applicable Law.  Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period:  (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of Ordinary Shares upon such exercise would violate Applicable Law, or (ii) the immediate sale of any Ordinary Shares issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).

(j)        Non-Exempt Employees.  No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any Ordinary Shares until at least six months following the date of grant of such Award.  Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines).  This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

(k)        Whole Shares.  Options and SARs may be exercised only with respect to whole Ordinary Shares or their equivalents.

5.	AWARDS OTHER THAN OPTIONS AND STOCK APPRECIATION RIGHTS.

(a)        Restricted Stock Awards and RSU Awards.  Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(i)        Form of Award.

(1)        RSAs:  To the extent consistent with the Company’s Bylaws, at the Board’s election, Ordinary Shares subject to a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board.  Unless otherwise determined by the Board, a Participant will have voting and other rights as a shareholder of the Company with respect to any shares subject to a Restricted Stock Award.

(2)        RSUs:  An RSU Award represents a Participant’s right to be issued on a future date the number of Ordinary Shares that is equal to the number of restricted stock units subject to the RSU Award.  As a holder of an RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue Ordinary Shares in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person.  A Participant will not have voting or any other rights as a shareholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).

(ii)        Consideration.

(1)        RSA:  A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of consideration as the Board may determine and permissible under Applicable Law; provided, however, that where Ordinary Shares are issued pursuant to a Restricted Stock Award the nominal value of each newly issued Ordinary Share is fully paid up.

(2)        RSU:  Unless otherwise determined by the Board at the time of grant, an RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any Ordinary Shares pursuant to the RSU Award.  If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any Ordinary Shares in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law; provided, however, that where Ordinary Shares are issued pursuant to an RSU Award the nominal value of each newly issued Ordinary Share is fully paid up.

(iii)      Vesting.  The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board.  Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.

(iv)      Termination of Continuous Service.  Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (i) the Company may receive through a forfeiture condition or a repurchase right any or all of the Ordinary Shares held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and (ii) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the Ordinary Shares issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.

(v)        Settlement of RSU Awards.  An RSU Award may be settled by the issuance of Ordinary Shares or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement.  At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.

(b)        Performance Awards.  With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board; provided, however, that where Ordinary Shares are issued pursuant to any Performance Award, the nominal value of each newly issued Ordinary Share is fully paid up.

(c)        Other Awards.  Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Ordinary Shares, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5.  Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of Ordinary Shares (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards; provided, however, that where Ordinary Shares are issued pursuant to any Other Stock Award, the nominal value of each newly issued Ordinary Share is fully paid up.

6.	ADJUSTMENTS UPON CHANGES IN ORDINARY SHARES; OTHER CORPORATE EVENTS.

(a)        Capitalization Adjustments.  In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust:  (i) the class(es) and maximum number of Ordinary Shares subject to the Plan pursuant to Section 2(a), (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(a), and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Ordinary Shares subject to outstanding Awards.  The Board shall make such adjustments, and its determination shall be final, binding and conclusive.  Notwithstanding the foregoing, no fractional shares or rights for fractional Ordinary Shares shall be created in order to implement any Capitalization Adjustment.  The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.

(b)        Dissolution or Liquidation.  Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding Ordinary Shares not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the Ordinary Shares subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous

Service, provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)        Corporate Transaction.  The following provisions will apply to Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.

(i)        Awards May Be Assumed.  In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the shareholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Ordinary Shares issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction.  A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants.  The terms of any assumption, continuation or substitution will be set by the Board.

(ii)       Awards Held by Current Participants.  In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) shall be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction).  With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction.  With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction.

(iii)      Awards Held by Persons other than Current Participants.  In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv)      Payment for Awards in Lieu of Exercise.  Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.

(d)        Appointment of Shareholder Representative.  As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a shareholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

(e)        No Restriction on Right to Undertake Transactions.  The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of shares or of options, rights or options to purchase shares or of bonds, debentures, preferred or prior preference shares whose rights are superior to or affect the Ordinary Shares or the rights thereof or which are convertible into or exchangeable for Ordinary Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7.	ADMINISTRATION.

(a)        Administration by Board.  The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.

(b)        Powers of Board.  The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)        To determine from time to time (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Ordinary Shares or other payment pursuant to an Award; (5) the number of Ordinary Shares or cash equivalent with respect to which an Award will be granted to each such person; and (6) the Fair Market Value applicable to an Award.

(ii)       To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration.  The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.

(iii)      To settle all controversies regarding the Plan and Awards granted under it.

(iv)      To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.

(v)       To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending share dividend, share split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the Ordinary Shares or the share price of the Ordinary Shares including any Corporate Transaction, for reasons of administrative convenience.

(vi)      To suspend or terminate the Plan at any time.  Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vii)     To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that shareholder approval will be required for any amendment to the extent required by Applicable Law.  Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(viii)    To submit any amendment to the Plan for shareholder approval.

(ix)      To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(x)       Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(xi)      To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).

(c)        Delegation to Committee.

(i)        General.  The Board may delegate some or all of the administration of the Plan to a Committee or Committees.  If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board.  Each Committee may retain the authority to concurrently administer the Plan with Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated.  The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)       Rule 16b-3 Compliance.  To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.

(d)        Effect of Board’s Decision.  All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(e)        Cancellation and Re-Grant of Awards.  Neither the Board nor any Committee will have the authority to:  (i) reduce the exercise price or strike price of any outstanding Options or SARs under the Plan, or (ii) cancel any outstanding Options or SARs that have an exercise price or strike price greater than the current Fair Market Value in exchange for cash or other Awards under the Plan, unless the shareholders of the Company have approved such an action within twelve months prior to such an event.

(f)        Delegation to Officer.  The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of Ordinary Shares to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of Ordinary Shares that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself.  Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority.  Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

8.	TAX WITHHOLDING

(a)        Withholding Authorization.  As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for (including), any sums required to satisfy any Withholding Obligations, if any, which arise in connection with the grant, exercise, vesting or settlement of such Award, as applicable.  Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue Ordinary Shares subject to an Award, unless and until such Withholding Obligations are satisfied.

(b)        Satisfaction of Withholding Obligation.  To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any Withholding Obligation relating to an Award by any of the following means or by a combination of such means:  (i) causing the Participant to tender a cash payment; (ii) withholding Ordinary Shares from the Ordinary Shares issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, or (vi) by such other method as may be set forth in the Award Agreement.

(c)        No Obligation to Notify or Minimize Taxes; No Liability to Claims.  Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award.  Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised.  The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award.  As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so.  Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Ordinary Shares on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award.  Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Ordinary Shares on the date of grant as subsequently determined by the Internal Revenue Service.

(d)        Withholding Indemnification.  As a condition to accepting an Award under the Plan, in the event that the amount of the Withholding Obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

9.	MISCELLANEOUS.

(a)        Source of Shares.  The stock issuable under the Plan will be authorized but unissued or reacquired Ordinary Shares, including shares redeemed or repurchased by the Company or any Affiliate on the open market or otherwise, in accordance with Irish law.

(b)        Use of Proceeds from Sales of Ordinary Shares.  Proceeds from the sale of Ordinary Shares pursuant to Awards will constitute general funds of the Company.

(c)        Corporate Action Constituting Grant of Awards.  Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant.  In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(d)        Shareholder Rights.  No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Ordinary Shares subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Ordinary Shares subject to such Award is reflected in the records of the Company.

(e)        No Employment or Other Service Rights.  Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award the employment of an Employee with or without notice and with or without cause.  Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

(f)        Change in Time Commitment.  In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award.  In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(g)        Execution of Additional Documents.  As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.

(h)        Electronic Delivery and Participation.  Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).  By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator.  The form of delivery of any Ordinary Shares (e.g., a share certificate or electronic entry evidencing such shares) shall be determined by the Company.

(i)        Clawback/Recovery.  All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law.  In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Ordinary Shares or other cash or property upon the occurrence of Cause.  No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntary terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

(j)        Securities Law Compliance.  A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act.  Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.

(k)        Transfer or Assignment of Awards; Issued Shares.  Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant.  After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.

(l)        Effect on Other Employee Benefit Plans.  The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides.  The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

(m)       Deferrals.  To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Ordinary Shares or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants.  Deferrals by will be made in accordance with the requirements of Section 409A.

(n)        Section 409A.  Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A.  If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the

Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement.  Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the Ordinary Shares are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

(o)        CHOICE OF LAW.  This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Illinois, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Illinois.

10.	COVENANTS OF THE COMPANY.

(a)        Compliance with Law.  The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell Ordinary Shares upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Ordinary Shares issued or issuable pursuant to any such Award.  If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Ordinary Shares under the Plan, the Company will be relieved from any liability for failure to issue and sell Ordinary Shares upon exercise or vesting of such Awards unless and until such authority is obtained.  A Participant is not eligible for the grant of an Award or the subsequent issuance of Ordinary Shares pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.

11.	ADDITIONAL RULES FOR AWARDS SUBJECT TO SECTION 409A.

(a)        Application.  Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.

(b)        Non-Exempt Awards Subject to Non-Exempt Severance Arrangements.  To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection (b) apply.

(i)        If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of:  (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.

(ii)       If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service.  However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iii)      If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award.  Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).

(c)        Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees.  The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction.

(i)        Vested Non-Exempt Awards.  The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:

(1)        If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award.  Upon the Section 409A Change in Control the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award.  Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.

(2)        If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award.  The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred.  In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.

(ii)       Unvested Non-Exempt Awards.  The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.

(1)        In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award.  Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction.  The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred.  In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.

(2)        If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award.  Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (d) below.  In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.

(3)        The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.

(d)        If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(d) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:

(i)        Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.

(ii)       The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).

(iii)      To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control.  To the extent the terms of a Non-Exempt Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service.  However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iv)      The provisions in this subsection (d) for delivery of the shares in respect of the settlement of an RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.

12.	SEVERABILITY.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid.  Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

13.	TERMINATION OF THE PLAN.

The Board may suspend or terminate the Plan at any time.  No Incentive Stock Options may be granted after the tenth anniversary of the earlier of:  (i) the Adoption Date, or (ii) the Effective Date.  No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

14.	DEFINITIONS.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:

(a)        “2014 Plan” means the Horizon Therapeutics Public Limited Company Amended and Restated 2014 Equity Incentive Plan.

(b)        “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.

(c)        “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.

(d)        “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act.  The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(e)        “Applicable Law” means shall mean any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).

(f)        “Appreciation Award” means (i) a stock option or stock appreciation right granted under the Prior Plan or (ii) an Option or SAR granted under the Plan, in each case with respect to which the exercise or strike price is at least 100% of the Fair Market Value of the Ordinary Shares subject to the stock option or stock appreciation right, or Option or SAR, as applicable, on the date of grant.

(g)        “Award” means any right to receive Ordinary Shares, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, an RSU Award, a SAR, a Performance Award or any Other Award).

(h)        “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.  The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided to a Participant along with the Grant Notice.

(i)        “Board” means the Board of Directors of the Company (or its designee).  Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants.

(j)        “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Ordinary Shares subject to the Plan or subject to any Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, share dividend, dividend in property other than cash, large nonrecurring cash dividend, share split, reverse share split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto).  Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(k)        “Cause” has the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events:  (i) such Participant’s repeated failure to perform one or more essential duties and responsibilities to the Company; (ii) such Participant’s failure to follow the lawful directives of manager(s); (iii) such Participant’s material violation of any Company policy; (iv) such Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct or gross misconduct; (v) such Participant’s unauthorized use or disclosure of any proprietary information, confidential information or trade secrets of the Company or any other party to whom he or she owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (vi) such Participant’s willful breach of any of obligations under any written agreement or covenant with the Company or violation of any statutory duty owed to the Company.  Any determination by that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or Affiliate or such Participant for any other purpose.  The determination that a termination of the participant’s continuous service is for Cause will be made by the Board or Compensation Committee with respect to participants who are executive officers of the Company and by the Chief Executive Officer with respect to participants who are not executive officers of the Company.

(l)        “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events; provided, however, to the extent necessary to avoid adverse personal income tax consequences to the Participant in connection with an Award, also constitutes a Section 409A Change in Control:

(i)        any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction.  Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company or any Affiliate reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company or any Affiliate, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)        there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the

Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)      the shareholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv)      there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by shareholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v)        individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

For the avoidance of doubt, any one or more of the above events may be effected pursuant to (i) a compromise or arrangement sanctioned by the Irish courts under section 201 of the Companies Act 1963 (as may be amended, updated or replaced from time to time) (the “1963 Act”) or (ii) a scheme, contract or offer which has become binding on all shareholders pursuant to Section 204 of the 1963 Act, or (iii) a bid pursuant to Regulation 23 or 24 of the European Communities (Takeover Bids (Directive 2004/25/EC)) Regulations 2006.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(m)        “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(n)        “Committee” means the Compensation Committee and any other committee of Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.

(o)        “Company” means Horizon Therapeutics Public Limited Company, a company incorporated under the laws of Ireland.

(p)        “Compensation Committee” means the Compensation Committee of the Board.

(q)        “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services.  However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan.  Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(r)        “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated.  A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate.  For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service.  To the extent permitted by law, the Board or the chief executive officer of the Company (or an Affiliate, if applicable), in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer of the Company (or an Affiliate, if applicable), including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors.  Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s (or an Affiliate’s, if applicable) leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.  In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(s)        “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)        a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;

(ii)       a sale or other disposition of at least 50% of the outstanding securities of the Company;

(iii)      a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)      a merger, consolidation or similar transaction following which the Company is the surviving corporation but the Ordinary Shares outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(t)        “Director” means a member of the Board.

(u)        “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.

(v)        “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(w)        “Effective Date” means the date of the annual meeting of shareholders of the Company held in 2020; provided, that this Plan is approved by the Company’s shareholders at such meeting.

(x)        “Employee” means any person employed by the Company or an Affiliate.  However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(y)        “Employer” means the Company or the Affiliate of the Company that employs the Participant.

(z)        “Entity” means a corporation, partnership, limited liability company or other entity.

(aa)        “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(bb)        “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their Ownership of shares of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(cc)         “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Ordinary Shares (as determined on a per share or aggregate basis, as applicable) determined as follows:

(i)        If the Ordinary Shares are listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such shares as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Ordinary Shares) on the date of determination, as reported in a source the Board deems reliable.

(ii)       If there is no closing sales price for the Ordinary Shares on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii)      In the absence of such markets for the Ordinary Shares, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(dd)        “Full Value Award” means an Award granted under the Plan or an award granted under a Prior Plan in each case that is not an Appreciation Award.

(ee)        “Governmental Body” means any:  (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).

(ff)         “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of Ordinary Shares subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.

(gg)        “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(hh)         “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award.  A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights.  For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award:  (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option that may be exercised, (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Laws.

(ii)        “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(jj)        “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company, (ii) the terms of any Non-Exempt Severance Agreement.

(kk)        “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.

(ll)        “Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.

(mm)        “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.

(nn)        “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(oo)        “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase Ordinary Shares granted pursuant to the Plan.

(pp)        “Option Agreement” means a written agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant.  The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided to a Participant along with the Grant Notice.  Each Option Agreement will be subject to the terms and conditions of the Plan.

(qq)        “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(rr)        “Ordinary Shares” means the ordinary shares in the capital of the Company with a nominal value of US$0.0001 per share.

(ss)        “Other Award” means an award based in whole or in part by reference to the Ordinary Shares which is granted pursuant to the terms and conditions of Section 5(c).

(tt)        “Other Award Agreement” means a written agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant.  Each Other Award Agreement will be subject to the terms and conditions of the Plan.

(uu)        “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(vv)        “Participant” means an Employee to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(ww)        “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board.  In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards.  Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Ordinary Shares.

(xx)        “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period.  The Performance Criteria that will be used to establish such Performance Goals may be based on any measure of performance selected by the Board.

(yy)        “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria.  Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices.  Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows:  (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding Ordinary Shares by reason of any share dividend or split, share repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to holders of Ordinary Shares other than regular cash dividends; (9) to exclude the effects of share-based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles.  In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period.  Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Cash Award.

(zz)        “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award.  Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(aaa)        “Plan” means this Horizon Therapeutics Public Limited Company 2020 Equity Incentive Plan.

(bbb)        “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.

(ccc)        “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).

(ddd)        “Prior Plan’s Available Reserve” means the number of shares available for the grant of new awards under the 2014 Plan as of February 25, 2020, including the number of shares available for the grant of “inducement awards” under the 2014 Plan pursuant to Nasdaq Listing Rule 5635(c)(4).

(eee)        “Prior Plans” means the 2014 Plan, the Horizon Pharma, Inc. 2011 Equity Incentive Plan and the Horizon Pharma, Inc. 2005 Stock Plan and each is a “Prior Plan”.

(fff)        “Prospectus” means the document containing the Plan information specified in Section 10(a) of the Securities Act.

(ggg)        “Restricted Stock Award” or “RSA” means an Award of Ordinary Shares which is granted pursuant to the terms and conditions of Section 5(a).

(hhh)        “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant.  The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided to a Participant along with the Grant Notice.  Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(iii)        “Returning Shares” means shares subject to outstanding share awards granted under the Prior Plans, including any outstanding share awards granted under the Prior Plans as “inducement awards” pursuant to Nasdaq Listing Rule 5635(c)(4), and that following February 25, 2020:  (A) are not issued because such share award or any portion thereof expires or otherwise terminates without all of the shares covered by such share award having been issued; (B) are not issued because such award or any portion thereof is settled in cash; or (C) are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares.

(jjj)        “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of Ordinary Shares which is granted pursuant to the terms and conditions of Section 5(a).

(kkk)        “RSU Award Agreement” means a written agreement between the Company and a holder of an RSU Award evidencing the terms and conditions of an RSU Award grant.  The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided to a Participant along with the Grant Notice.  Each RSU Award Agreement will be subject to the terms and conditions of the Plan.

(lll)        “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(mmm)        “Rule 405” means Rule 405 promulgated under the Securities Act.

(nnn)        “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.

(ooo)        “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(ppp)        “Securities Act” means the Securities Act of 1933, as amended.

(qqq)        “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).

(rrr)        “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Ordinary Shares that is granted pursuant to the terms and conditions of Section 4.

(sss)        “SAR Agreement” means a written agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant.  The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided to a Participant along with the Grant Notice.  Each SAR Agreement will be subject to the terms and conditions of the Plan.

(ttt)        “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(uuu)        “Ten Percent Shareholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) shares possessing more than 10% of the total combined voting power of all classes of shares of the Company or any Affiliate.

(vvv)        “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.

(www)        “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.

(xxx)        “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

(yyy)        “Withholding Obligation” means any U.S. federal, state, local and/or foreign tax, levies or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the grant, exercise, vesting or settlement of an Award, as applicable.

ANNEX B

HORIZON THERAPEUTICS PUBLIC LIMITED COMPANY

2020 EMPLOYEE SHARE PURCHASE PLAN

1.	GENERAL; PURPOSE.

(a)    The Plan provides a means by which Eligible Employees of the Company and certain designated Related Corporations may be given an opportunity to purchase Ordinary Shares.  The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Share Purchase Plan.  In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Share Purchase Plan.  The Plan is intended to be the successor plan to the 2014 ESPP.  From and after the Effective Date, no new offerings will commence and no additional purchase rights will be granted under the 2014 ESPP, but all 2014 ESPP offerings that have commenced prior to the Effective Date shall continue in effect in accordance with their existing terms so that Outstanding Purchase Rights may be exercised on their applicable scheduled purchase dates in accordance with the terms of the 2014 ESPP.

(b)    The Plan includes two components:  a 423 Component and a Non-423 Component.  The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Share Purchase Plan.  The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code.  Except as otherwise provided in the Plan or determined by the Committee, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

(c)    The Company, by means of the Plan, seeks to retain the services of such Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

2.	ADMINISTRATION.

(a)    The Committee will administer the Plan pursuant to the delegation of authority to the Committee as set forth in the Committee’s charter, unless otherwise determined by the Board.  The Board retains concurrent authority to administer the Plan.  To the extent the Board administers the Plan, references herein to the Committee shall be deemed to refer to the Board except where context dictates otherwise.

(b)    The Committee will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)    To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).

(ii)    To designate from time to time (A) which Related Corporations of the Company will be eligible to participate in the Plan, (B) whether such Related Corporations will participate in the 423 Component or the Non-423 Component, and (C) to the extent that the Company makes separate Offerings under the 423 Component, in which Offering the Related Corporations in the 423 Component will participate.

(iii)    To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration.  The Committee, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(iv)    To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(v)    To suspend or terminate the Plan at any time as provided in Section 12.

(vi)    To amend the Plan at any time as provided in Section 12.

(vii)    Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Share Purchase Plan with respect to the 423 Component.

(viii)    To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside the United States.  Without limiting the generality of, and consistent with, the foregoing, the Committee specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Related Corporation designated for participation in the Non-423 Component, do not have to comply with the requirements of Section 423 of the Code.

(c)    The Committee will have the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references to the Committee in this Plan and in any applicable Offering Document will thereafter be to such subcommittee, as applicable, except where context dictates otherwise), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time.  The Committee retains the authority to concurrently administer the Plan with any subcommittee.  The Committee will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d)    All determinations, interpretations and constructions made by the Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.	ORDINARY SHARES SUBJECT TO THE PLAN.

(a)    Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of Ordinary Shares that may be issued under the Plan will not exceed 3,736,775 Ordinary Shares, which number of shares consists of:  (i) 2,500,000 Ordinary Shares, plus (ii) the number of Ordinary Shares subject to the 2014 ESPP Remaining Reserve.  For the avoidance of doubt, up to the maximum number of Ordinary Shares reserved under this Section 3(a) may be used to satisfy purchases of Ordinary Shares under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Ordinary Shares under the Non-423 Component.

(b)    If any Purchase Right granted under the Plan terminates without having been exercised in full, the Ordinary Shares not purchased under such Purchase Right will again become available for issuance under the Plan.

(c)    The shares purchasable under the Plan will be authorized but unissued or reacquired Ordinary Shares, including Ordinary Shares repurchased by the Company on the open market or otherwise, in accordance with applicable Irish law.

4.	GRANT OF PURCHASE RIGHTS; OFFERING.

(a)    The Committee may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Committee.  Each Offering will be in such form and will contain such terms and conditions as the Committee will deem appropriate, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges.  The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan.  The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

(b)    If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company:  (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

(c)    The Committee will have the discretion to structure an Offering so that if the Fair Market Value of an Ordinary Share on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of an Ordinary Share on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

5.	ELIGIBILITY.

(a)    Purchase Rights may be granted only to Employees of the Company or, as the Committee may designate in accordance with Section 2(b), to Employees of a Related Corporation.  Except as provided in Section 5(b) or as required by Applicable Law, an

Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company or the Related Corporation, as the case may be, for such continuous period preceding such Offering Date as the Committee may require, but in no event will the required period of continuous employment be equal to or greater than two years.  In addition, the Committee may provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company or the Related Corporation is more than 20 hours per week and more than five months per calendar year or such other criteria as the Committee may determine consistent with Section 423 of the Code with respect to the 423 Component.

(b)    The Committee may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering.  Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i)    the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii)    the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(iii)    the Committee may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

(c)    No Employee will be eligible for the grant of any Purchase Rights if, immediately after any such Purchase Rights are granted, such Employee owns shares possessing five percent or more of the total combined voting power or value of all classes of all shares of the Company or of any Related Corporation.  For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the share ownership of any Employee, and shares which such Employee may purchase under all outstanding Purchase Rights and options will be treated as shares owned by such Employee.

(d)    As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights only if such Purchase Rights, together with any other rights granted under all Employee Share Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase shares of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds U.S. $25,000 of Fair Market Value of such shares (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e)    Officers of the Company and any designated Related Corporation, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan.  Notwithstanding the foregoing, the Committee may provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.

(f)    Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Committee has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.

6.	PURCHASE RIGHTS; PURCHASE PRICE.

(a)    On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of Ordinary Shares purchasable either with a percentage or with a maximum dollar amount, as designated by the Committee, but in either case not exceeding 15% of such Employee’s earnings (as defined by the Committee in each Offering) during the period that begins on the Offering Date (or such later date as the Committee determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

(b)    The Committee will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and Ordinary Shares will be purchased in accordance with such Offering.

(c)    In connection with each Offering made under the Plan, the Committee may specify (i) a maximum number of Ordinary Shares that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of Ordinary Shares that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of

Ordinary Shares that may be purchased by all Participants on any Purchase Date under the Offering.  If the aggregate purchase of Ordinary Shares issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Committee action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the Ordinary Shares available will be made in as nearly a uniform manner as will be practicable and equitable.

(d)    The purchase price of Ordinary Shares acquired pursuant to Purchase Rights will be not less than the lesser of:

(i)    an amount equal to 85% of the Fair Market Value of the Ordinary Shares on the Offering Date; or

(ii)    an amount equal to 85% of the Fair Market Value of the Ordinary Shares on the applicable Purchase Date,

provided, however, that in all cases the purchase price is not less than the nominal value of each Ordinary Share on the applicable Purchase Date.

7.	PARTICIPATION; WITHDRAWAL; TERMINATION.

(a)    An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company, within the time specified in the Offering, an enrollment form provided by the Company.  The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Committee.  Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be deposited with a third party.  If permitted in the Offering, a Participant may begin such Contributions with the first practicable payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering).  If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions.  If specifically provided in the Offering, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through the payment by cash or check prior to a Purchase Date.

(b)    During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company a withdrawal form provided by the Company.  The Company may impose a deadline before a Purchase Date for withdrawing.  Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate.  A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(c)    Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate.  The Company will distribute to such individual as soon as practicable all of his or her accumulated but unused Contributions.

(d)    Unless otherwise determined by the Committee, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Related Corporation that has been designated for participation in the Plan will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code.  If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component.  The Committee may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.

(e)    During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant.  Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.

(f)    Unless otherwise specified in the Offering or required by Applicable Law, the Company will have no obligation to pay interest on Contributions.

8.	EXERCISE OF PURCHASE RIGHTS.

(a)    On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of Ordinary Shares, up to the maximum number of Ordinary Shares permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering.  No fractional shares will be issued unless specifically provided for in the Offering.

(b)    Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of Ordinary Shares and such remaining amount is less than the amount required to purchase one Ordinary Share on the final Purchase Date of an Offering, then such remaining amount will be held in such Participant’s account for the purchase of Ordinary Shares under the next Offering under the Plan, unless such Participant withdraws from or is not eligible to participate in such next Offering, in which case such amount will be distributed to such Participant after the final Purchase Date without interest (unless the payment of interest is otherwise required by Applicable Law).  If the amount of Contributions remaining in a Participant’s account after the purchase of Ordinary Shares is at least equal to the amount required to purchase one (1) whole Ordinary Share on the final Purchase Date of an Offering, then such remaining amount will be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless the payment of interest is otherwise required by Applicable Law).

(c)    No Purchase Rights may be exercised to any extent unless the Ordinary Shares to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan.  If on a Purchase Date the Ordinary Shares are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and the Purchase Date will be delayed until the Ordinary Shares are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 6 months from the Offering Date.  If, on the Purchase Date, as delayed to the maximum extent permissible, the Ordinary Shares are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed as soon as practicable to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).

9.	AUTHORIZATIONS.

(a)    With respect to U.S. Participants the Company will seek to obtain from each Governing Entity such authority as may be required to grant Purchase Rights and issue and sell Ordinary Shares thereunder to such Participants unless the Company determines, in its sole discretion, that doing so would cause the Company to incur costs that are unreasonable.  If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Ordinary Shares under the Plan to U.S. Participants, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Ordinary Shares upon exercise of such Purchase Rights to such Participants.

(b)    With respect to Non-U.S. Participants the Company may, but is not obligated to, seek to obtain from each Governing Entity such authority as may be required to grant Purchase Rights and issue and sell Ordinary Shares thereunder to such Participants.  If the Company does not obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Ordinary Shares under the Plan to Non-U.S. Participants, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Ordinary Shares upon exercise of such Purchase Rights to such Participants.

10.	DESIGNATION OF BENEFICIARY.

(a)    The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any Ordinary Shares and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant.  The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary.  Any such designation and/or change must be on a form approved by the Company.

(b)     If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any Ordinary Shares and/or Contributions to the executor or administrator of the estate of the Participant.  If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such Ordinary Shares and/or Contributions without interest (unless the payment of interest is otherwise required by Applicable Law), to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11.	ADJUSTMENTS UPON CHANGES IN ORDINARY SHARES; CORPORATE TRANSACTIONS.

(a)    In the event of a Capitalization Adjustment, the Committee will appropriately and proportionately adjust:  (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iii) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering.  The Committee will make these adjustments, and its determination will be final, binding and conclusive.

(b)    In the event of a Corporate Transaction, then:  (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the shareholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase Ordinary Shares within ten business days prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.

12.	AMENDMENT, TERMINATION OR SUSPENSION OF THE PLAN.

(a)    The Committee may amend the Plan at any time in any respect the Committee deems necessary or advisable.  However, except as provided in Section 11(a) relating to Capitalization Adjustments, shareholder approval will be required for any amendment of the Plan for which shareholder approval is required by Applicable Law.

(b)    The Committee may suspend or terminate the Plan at any time.  No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(c)    Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Share Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Committee, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment.  To be clear, the Committee may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws.

Notwithstanding anything in the Plan or any Offering Document to the contrary, the Committee will be entitled to:  (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Ordinary Shares for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Committee determines in its sole discretion advisable that are consistent with the Plan.  The actions of the Committee pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

13.	TAX QUALIFICATION; TAX WITHHOLDING.

(a)    Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan.  The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.

(b)    Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items.  Without limitation to the foregoing, the amount necessary to satisfy such withholding obligation may be withheld (i) from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation or (ii) from the proceeds of the sale of Ordinary Shares acquired under the Plan.

14.	EFFECTIVE DATE OF PLAN.

The Plan will become effective upon the Effective Date.  No Purchase Rights will be exercised unless and until the Plan has been approved by the shareholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Committee.

15.	MISCELLANEOUS PROVISIONS.

(a)    Proceeds from the sale of Ordinary Shares pursuant to Purchase Rights will constitute general funds of the Company.

(b)    A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, Ordinary Shares subject to Purchase Rights unless and until the Participant’s Ordinary Shares acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c)    The Plan and Offering do not constitute an employment contract.  Nothing in the Plan or in the Offering will in any way alter the nature of a Participant’s employment or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation, or on the part of the Company or a Related Corporation to continue the employment of a Participant.

(d)    The provisions of the Plan will be governed by the laws of the State of Illinois without resort to that state’s conflict of laws rules.

16.	DEFINITIONS.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a)    “2014 ESPP” means the Company’s 2014 Employee Share Purchase Plan.

(b)    “2014 ESPP Remaining Reserve” means the number of Ordinary Shares that remain available for issuance under the 2014 ESPP as of February 25, 2020.

(c)    “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Share Purchase Plan may be granted to Eligible Employees.

(d)    “Applicable Law” means shall mean any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market or the Financial Industry Regulatory Authority).

(e)     “Board” means the Board of Directors of the Company.

(f)    “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Ordinary Shares subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Committee without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, share dividend, dividend in property other than cash, large nonrecurring cash dividend, share split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto).  Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(g)    “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(h)    “Committee” means the Compensation Committee of the Board.

(i)    “Company” means Horizon Therapeutics Public Limited Company, a company incorporated under the laws of Ireland.

(j)    “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right.  A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions.

(k)    “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)    a sale or other disposition of all or substantially all, as determined by the Committee in its sole discretion, of the consolidated assets of the Company and its subsidiaries;

(ii)    a sale or other disposition of more than 50% of the outstanding securities of the Company;

(iii)    a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)    a merger, consolidation or similar transaction following which the Company is the surviving corporation but the Ordinary Shares outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

For the avoidance of doubt, any one or more of the above events may be effected pursuant to (i) a compromise or arrangement sanctioned by the Irish courts under section 201 of the Companies Act 1963 (as may be amended, updated or replaced from time to time) (the “1963 Act”), or (ii) a scheme, contract or offer which has become binding on all shareholders pursuant to section 204 of the 1963 Act, or (iii) a bid pursuant to Regulation 23 or 24 of the European Communities (Takeover Bids (Directive 2004/25/EC)) Regulations 2006.

(l)    “Director” means a member of the Board.

(m)    “Effective Date” means the date of the annual meeting of shareholders of the Company held in 2020, provided that this Plan is approved by the Company’s shareholders at such meeting.

(n)    “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(o)    “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation.  However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(p)    “Employee Share Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “Employee Share Purchase Plan,” as that term is defined in Section 423(b) of the Code.

(q)    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

(r)    “Fair Market Value” means, as of any date, the value of the Ordinary Shares determined as follows:

(i)    If the Ordinary Shares are listed on any established exchange or traded on any established market, the Fair Market Value of an Ordinary Share will be, unless otherwise determined by the Committee, the closing sales price for such Ordinary Share as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Ordinary Shares) on the date of determination, as reported in such source as the Committee deems reliable.  Unless otherwise provided by the Committee, if there is no closing sales price for the Ordinary Shares on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(ii)    In the absence of such markets for the Ordinary Shares, the Fair Market Value will be determined by the Committee in good faith in compliance with Applicable Laws and in a manner that complies with Sections 409A of the Code.

(s)    “Governmental Body” means any:  (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the NASDAQ Stock Market and the Financial Industry Regulatory Authority).

(t)    “Governing Entity” means each U.S. federal or state, foreign or other regulatory commission or agency having jurisdiction over the Plan.

(u)    “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Share Purchase Plan may be granted to Eligible Employees.

(v)    “Non-U.S. Participants” means Participants employed by any Related Corporation that is not incorporated or organized in the United States.

(w)    “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods.  The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Committee for that Offering.

(x)    “Offering Date” means a date selected by the Committee for an Offering to commence.

(y)    “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.

(z)    “Ordinary Shares” or “Shares”) means the ordinary shares in the capital of the Company with a nominal value of US$0.0001 per share.

(aa)    “Outstanding Purchase Rights” means all outstanding purchase rights in effect under the ongoing offering that is outstanding under the 2014 ESPP as of the Effective Date.

(bb)    “Participant” means an Eligible Employee who holds an outstanding Purchase Right.

(cc)    “Plan” means this Horizon Therapeutics Public Limited Company 2020 Employee Share Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.

(dd)    “Purchase Date” means one or more dates during an Offering selected by the Committee on which Purchase Rights will be exercised and on which purchases of Ordinary Shares will be carried out in accordance with such Offering.

(ee)    “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date.  An Offering may consist of one or more Purchase Periods.

(ff)    “Purchase Right” means an option to purchase Ordinary Shares granted pursuant to the Plan.

(gg)    “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(hh)    “Securities Act” means the U.S. Securities Act of 1933, as amended.

(ii)    “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding share capital having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, shares of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).  For purposes of the foregoing clause (i), the Company will be deemed to “Own” or have “Owned” such securities if the Company, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(jj)    “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of Ordinary Shares or the sale or other disposition of Ordinary Shares acquired under the Plan.

(kk)    “Trading Day” means any day on which the exchange(s) or market(s) on which Ordinary Shares are listed, including but not limited to the NYSE, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

(ll)    “U.S. Participants” means Participants employed by the Company or any Related Corporation that is incorporated or organized in the United States.

HORIZON THERAPEUTICS PLC CONNAUGHT HOUSE 1 BURLINGTON ROAD DUBLIN 4 D04 C5Y6, IRELAND

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 29, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 29, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received no later than 11:59 p.m. Eastern Time on April 29, 2020.

Proxies submitted by the Internet, mail or telephone must be received by 11:59 p.m., Eastern Time, on April 29, 2020.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E88392-P31959 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —— — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

HORIZON THERAPEUTICS PLC

The Board of Directors recommends you vote “FOR” each of the nominees for director listed below and “FOR” Proposals 2, 3, 4, 5 and 6.

1.	Election of Class III Director Nominees:	For	Against	Abstain
	1a. Gino Santini 1b. James Shannon, M.D.	☐ ☐	☐ ☐	☐ ☐
	1c. Timothy Walbert	☐	☐	☐		For	Against	Abstain
2.	Approval of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020 and authorization of the Audit Committee to determine the auditors’ remuneration.					☐	☐	☐

3.	Approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in the Proxy Statement.					☐	☐	☐

4.	Authorization for us and/or any of our subsidiaries to make market purchases or overseas market purchases of our ordinary shares.					☐	☐	☐

5.	Approval of the 2020 Equity Incentive Plan.					☐	☐	☐

6.	Approval of the 2020 Employee Share Purchase Plan.					☐	☐	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

2020 Annual General Meeting Admission Ticket

2020 Annual General Meeting of

Horizon Therapeutics plc Shareholders

April 30, 2020, 3:00 p.m. Local Time (Ireland)

Connaught House

1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the

Annual General Meeting of Shareholders:

The Proxy Statement and the 2019 Annual Report to Shareholders are available at:  www.proxyvote.com

The 2019 Irish Statutory Financial Statements will be available on our website at

www.horizontherapeutics.com on or before April 8, 2020.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

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E88393-P31959

Proxy — HORIZON THERAPEUTICS PLC

Notice of 2020 Annual General Meeting of Shareholders

Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland

Proxy Solicited by the Board of Directors for the Annual General Meeting of Shareholders — April 30, 2020

The undersigned hereby appoints Timothy Walbert and Paul W. Hoelscher, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to attend, speak and vote, as provided on the other side, all the ordinary shares of Horizon Therapeutics plc that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual General Meeting of Shareholders of Horizon Therapeutics plc to be held at 3:00 p.m. (local time) on April 30, 2020 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual General Meeting of Shareholders.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3, 4, 5 AND 6.

(Proposals to be voted appear on reverse side.)